As filed with the Securities and Exchange Commission on January 27, 2023.

Registration No. 333-268800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	100	85-0558704
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

283 County Road 519

Belvidere, NJ 07823

(908) 750-3953

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Kras

Chief Executive Officer

283 County Road 519

Belvidere, NJ 07823

(908) 750-3953

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq. Margaret K. Rhoda, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Tel: (585) 232-6500 Fax: (585) 232-2152	Mitchell Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 27, 2023

EDIBLE GARDEN AG INCORPORATED

904,255 Units

Each Unit Consisting of

One Share of

Common Stock and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment public offering of 904,255 Units, each consisting of one share of common stock, par value $0.0001 per share (“common stock”) and one warrant (“warrant”) to purchase one share of common stock. We are offering each Unit at an assumed public offering price of $9.40 per Unit, equal to the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on January 26, 2023. Each warrant will be immediately exercisable for one share of common stock at an assumed exercise price of $9.40 per share (100% of the public offering price per Unit) and will expire five years from the date of issuance.

The actual public offering price per Unit will be determined between us and Maxim Group LLC (“Maxim” or the “Representative”) and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EDBL.” The closing price of our common stock on Nasdaq on January 26, 2023 was $9.40 per share.

We are also offering to investors in Units that would otherwise result in the investor’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering the opportunity to invest in Units consisting of one pre-funded warrant to purchase one share of common stock (“Pre-Funded Warrant”) (in lieu of one share of common stock) and one warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant purchased (without regard to any limitation on exercise set forth therein), the number of Units including a share of common stock we are offering will be decreased on a one-for-one basis. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock (or Pre-Funded Warrants) and the warrants comprising the Units are immediately separable and will be issued separately in this offering.

There is no established trading market for the Units or warrants and we do not expect an active trading market to develop. We do not intend to list the Units or warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

On January 26, 2023 at 12:01 A.M. Eastern Time, we effected a reverse stock split of our common stock at a ratio of 1-for-30. Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the reverse stock split.

 We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 10 of this prospectus before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to us, before expenses	$	$

____________

(1)

We have also agreed to issue warrants to purchase shares of common stock to the representative of the underwriters and reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for additional information regarding total underwriting compensation, including information on underwriting discounts and offering expenses.

We have granted the representative of underwriters an option exercisable within 45 days of the date of this prospectus to purchase from us up to 135,638 additional shares of common stock at an assumed purchase price of $9.39 per share and/or up to 135,638 additional warrants at a purchase price of $0.01 per warrant, less, in each case, the underwriting discounts and commissions to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $  , and the total proceeds to us, before expenses, will be $              .    .

Lead Book-Running Manager	Joint Book-Running Manager
Maxim Group LLC	Joseph Gunnar & Co. LLC

The date of this prospectus is _________, 2023

i

You should rely only on the information contained in this prospectus and in any free writing prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Edible Garden,” the “Company,” “we,” “us,” “our,” or similar references mean Edible Garden AG Incorporated and its subsidiaries on a consolidated basis.

Our Company

Edible Garden is a controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared to conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•	integrates in real-time with our cloud business software suite for monitoring daily sales data;
•	generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);
•	provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;
•	utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;
•	aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;

1

•	manages our online ordering system with user controlled product availability based upon greenhouse inventory;
•	provides a route management system for coordinating the logistics of our direct store delivery program; and
•	tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

 We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared to a legacy farm business.

We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

We believe that Edible Garden’s facilities comply with food safety and handling standards. We have food safety certifications from Primus GFS (“Primus”), a Global Food Safety Initiative (“GFSI”) certification program, the United States Department of Agriculture (“USDA”) for organic products (“USDA Organic”), and some of our products are verified as non-genetically modified (“non-GMO”) by the non-GMO Project. We are licensed under the Perishable Agricultural Commodities Act (“PACA”) to operate our business. We voluntarily comply with the Hazard Analysis Critical Control Point (“HACCP”) principles established by the United States Food and Drug Administration (“FDA”). See “Business - Overview” for more information about our certifications, license and the standards we follow.

2

We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis - Liquidity and Capital Resources,” our auditors have issued an opinion that there is a substantial doubt about our ability to continue as a going concern if we are unable to complete this offering.

We believe that the power of our brand together with the quality, innovative packaging and traceability of our products allow all of our customers to associate Edible Garden with locally grown and sustainably sourced packaged herbs and vegetables. Our tag line “Simply Local, Simply Fresh” is intended to describe our business plan: growing herbs and lettuce in local farms in the regional communities where our customers sell our products so that the products stay fresher for longer. We believe this strategy allows us to drive local grass roots brand awareness while we grow our business to support our plan to become a national brand.

We currently offer 33 stock keeping units “SKUs” and expect to further cross sell products across our supermarket partners to meet their demand. These products include:

•	10 types of individually potted, live herbs;
•	10 types of cut single-herb clamshells;
•	2 specialty herb items;
•	6 different types of lettuce;
•	2 garden salad kits;
•	hydro basil;
•	bulk basil; and
•	vegan protein powder.

Recent Developments

Acquisition of Pulp

On November 11, 2022, we purchased the assets of Knickerbacher Industries LLC d/b/a Pulp (“Pulp”), a consumer products company focused on preservative-free hot sauces and other products, for $50,000 in cash. In addition, Pulp has the right to an earnout payment of 10% of the net proceeds we receive from the sale of Pulp’s products for a period of five years. The founder of Pulp, Nicholas Gregory, has agreed to serve as a consultant for us as we integrate the Pulp operations and product line into our business. Under his consulting agreement, we issued Mr. Gregory a restricted stock unit (“RSU”) award, vesting over a period of three months, under which he has the right to receive an aggregate of 4,681 shares of our common stock.

We believe this acquisition is a significant opportunity to take a unique brand in a trending category and bring it to a mass market of consumers within our growing network of major retail supermarkets and distributors. Pulp’s products include Hungarian wax hot sauce, poblano serrano jalapeno hot sauce, Fresno chili hot sauce, habanero carrot hot sauce, salsa macha, chili crisp, and chili oil. The hot sauces are located in the refrigerated section of supermarkets, typically adjacent to the produce section, which will allow us to expand our distribution in the supermarket with this new category of products that have longer shelf lives than our fresh herbs and lettuce.

Exchange of Debt for Preferred Equity

On October 26, 2022, we entered into an exchange agreement (the “Exchange Agreement”) with Evergreen Capital Management LLC (“Evergreen”), pursuant to which a portion of the principal and accrued interest of the Amended and Restated Consolidated Senior Secured Promissory Note dated as of June 30, 2022 (the “A&R Note”) was converted into shares of a newly created series of our preferred stock, the Series A Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock” or “Series A Preferred Stock”). We and Evergreen exchanged approximately $962,000, consisting of $820,000 in principal and approximately $142,000 of accrued interest and prepayment premium thereon, of the amount payable under the A&R Note for 1,526,183 shares of Preferred Stock issued to Evergreen. The remaining principal balance of the A&R Note is approximately $1.02 million. Other than reducing the principal balance of the A&R Note, the terms of the A&R Note remain unchanged. Also on October 26, 2022, our board of directors approved a certificate of designation fixing the voting powers, designations, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock. Of the Company’s 10,000,000 previously undesignated shares of preferred stock, par value $0.0001 per share, 1,526,183 shares were designated as Series A Convertible Preferred Stock as of October 26, 2022. As of December 1, 2022, all shares of Preferred Stock were converted into shares of common stock, and no shares of Preferred Stock remain outstanding. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for more information.

3

Purchase of Michigan Facility

On August 30, 2022, we purchased the assets of the Greenleaf Growers, Inc. (“Greenleaf”) business and real property at 2900 Madison Ave. SE, Grand Rapids, Michigan (“Edible Garden Heartland” or “Heartland Facility”). Under an asset purchase agreement between us, our wholly owned subsidiary 2900 Madison Ave Holdings, LLC (the “Michigan Subsidiary”), Greenleaf, NJD Investments, LLC (“NJDI”), Soleri, LLC, and Nicholas DeHaan, we acquired a 5-acre greenhouse facility that was used by Greenleaf as a controlled indoor agriculture flower farm in addition to all vehicles, fixtures, fixed assets and equipment used in the operation of Greenleaf’s business; Greenleaf’s intellectual property; any inventory; and rights in and to certain outstanding contracts of Greenleaf pursuant to which the Company will sell Greenleaf’s existing inventory and work-in-process.

We paid an aggregate purchase price of $2,886,000, consisting of (i) a cash payment of $1,750,000 and (ii) a promissory note from the Michigan Subsidiary to NJDI for $1,136,000 ( the “Michigan Note”). The Michigan Note accrues interest at a rate of 5% per annum and will mature on September 1, 2026. We may prepay the outstanding amount due under the Michigan Note at any time without penalty. We will make monthly payments of principal and interest of approximately $28,000 beginning January 1, 2023 and until the maturity date of the Michigan Note. The Michigan Note is secured by a mortgage on Edible Garden Heartland and a security interest in the assets owned by the Michigan Subsidiary in favor of NJDI. We guaranteed the Michigan Subsidiary’s obligation to repay the amounts due under the Michigan Note.

After Edible Garden Heartland is fully transitioned to growing our herbs and lettuce products, which is expected during the first half of 2023, we expect to begin realizing higher gross margin as more of our growing capacity will be in our direct control. We expect lower cost of sales by growing, picking and shipping our products instead of working with a contract grower to grow those products.

Nasdaq Deficiency Notices

On August 22, 2022, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we do not comply with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) because: (i) our stockholders’ equity was less than the required minimum of $2,500,000; and (ii) as of August 19, 2022, we did not meet the alternative compliance standards of market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. As of September 30, 2022, our stockholder’s deficit is $381 thousand and we have not regained compliance with the Stockholders’ Equity Rule.

This notice of noncompliance has no immediate impact on the continued listing or trading of our securities on Nasdaq, which will continue to be listed and traded on Nasdaq, subject to our compliance with the other Nasdaq continued listing requirements. Nasdaq exercised its discretion to grant an extension until February 20, 2023 for us to regain compliance with the Stockholders’ Equity Rule by completing this offering. In the event that we fail to regain compliance with the Stockholders’ Equity Rule, we would have the right to a hearing before a Nasdaq hearings panel. The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing.

On October 11, 2022, we received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based on the closing bid price of our common stock for 30 consecutive business days, we no longer meet Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share (the “Bid Price Rule”). The Nasdaq Listing Rules provide a compliance period of 180 calendar days, or until April 10, 2023, in which to regain compliance with the Bid Price Rule. If we evidence a closing bid price of at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, we will automatically regain compliance. In the event we do not regain compliance with the Bid Price Rule by April 10, 2023, we may be eligible for consideration of a second 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq’s Capital Market, other than the minimum bid price requirement, as long as we notify Nasdaq of our intent to cure the minimum bid price deficiency.

4

If we fail to regain compliance with the Bid Price Rule, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel. This notification has no immediate effect on the listing of our common stock on Nasdaq.

We intend to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq. On January 24, 2023, we held a special meeting of our stockholders at which our stockholders approved an amendment to the our Certificate of Incorporation to effect a reverse stock split of the our common stock in a range of 1-for-25 to 1-for-75, at the discretion of the board of directors. On January 26, 2023 at 12:01 A.M. Eastern Time, we effected a reverse stock split of our common stock at a ratio of 1-for-30. There can be no assurance that we will ultimately regain compliance with all applicable requirements for continued listing. If we do not regain compliance with the Nasdaq Listing Rules within the time periods permitted by Nasdaq, then our securities will be delisted from Nasdaq.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These include:

•	our history of losses and the substantial doubt about our ability to continue as a going concern, which could cause our stockholders to lose some or all of their investment in us;
•

our ability to continue to access and operate our Belvidere, New Jersey facility, since we are operating the property through an informal arrangement with our predecessor and the lessor instead of a lease;

•	our ability to regain compliance with the Nasdaq continued listing requirements;
•

our ability to raise additional capital in this offering or through additional offerings, which may not be available on favorable terms, if at all, and without which we may not be able to continue as a going concern;

•	our relatively short operating history;
•	the concentration of our revenue among a few customers and the risks of losing one of those customers;
•	the relatively low margins in the grocery industry and potential for pricing pressure due to competition and consolidation in the industry;
•	our use of purchase orders with customers and suppliers rather than long-term purchase commitments;
•	our reliance on contract growers as suppliers for fulfilling our customers’ purchase orders;
•	the existence of a material weakness and significant deficiencies in our internal control over financial reporting;
•	the impact of any general and regional economic volatility or economic downturn;
•	the concentration of our business in a limited set of products;
•	our reliance on our management team and our ability to attract, train and retain qualified personnel;
•	the impact of any labor shortage or external price increases;
•	our ability to successfully integrate business acquisitions;
•	implementing any new lines of business or offering new products;
•	the impact of reputational damage;
•	the impact of product contamination or product liability claims;
•	our ability to protect our intellectual property rights;
•	the impact of cyber-attacks or security breaches;
•	our ability to maintain the necessary permits and compliance with regulations and requirements as a producer and distributor of food products;
•	our ability to properly use hydroponic farming methods;
•	fluctuation in the market price and demand for agricultural products;
•	seasonality;
•	increases in the cost of commodities or raw product inputs;
•	our ability to comply with government policies and regulations specifically affecting the agricultural sector;

5

•	our ability to compete in our industry;
•	the immediate and substantial dilution investors in this offering will experience;
•	the broad discretion of our management team to apply the net proceeds of this offering;
•	the potential impact of a reverse stock split to attempt to regain compliance with the Nasdaq listing standards;
•	the concentration of ownership among related parties, including existing executive officers and directors;
•	our status as an emerging growth company and a smaller reporting company;
•	our expectation that we will not declare dividends to our common stockholders in the foreseeable future;
•	the potentially dilutive impact of seeking additional funds;
•	the speculative nature of warrants and, if applicable, pre-funded warrants being offered as part of the Unit in this offering;
•	holders of warrants and, if applicable, pre-funded warrants having no rights as stockholders until they acquire our common stock;
•	a possible “short squeeze” due to a sudden increase in demand of our shares of common stock leading to price volatility; and
•

our certificate of incorporation, bylaws, and terms of the warrants could discourage a change in control or acquisition of us by a third party or limit our stockholders’ ability to obtain a favorable judicial forum to bring claims against us.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	comply with new or revised accounting standards applicable to public companies as quickly as other public companies;
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting $1.235 billion or more in annual gross revenues;
•	our issuance, in a three-year period, of more than $1 billion in non-convertible debt;
•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and
•	December 31, 2027.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

6

THE OFFERING

Issuer:	Edible Garden AG Incorporated
Securities offered by us:

904,255 Units, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. Each warrant will have an assumed exercise price of $9.40 per share (100% of the assumed public offering price of one Unit), is exercisable immediately and will expire five years from the date of issuance.

We are also offering to investors in Units that would otherwise result in the investor’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering the opportunity to invest in Units consisting of one Pre-Funded Warrant to purchase one share of common stock in lieu of one share of common stock and one warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full.

The Units will not be certificated or issued in stand-alone form. The shares of our common stock (or Pre-Funded Warrants) and the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Number of shares of common stock being offered by us:	904,255 shares (or 1,039,893 shares of common stock if the underwriters exercise their over-allotment option for shares in full).
Number of warrants being offered by us:	Warrants to purchase 904,255 shares of common stock (or warrants to purchase 1,039,893 shares of common stock if the underwriters exercise their over-allotment option for warrants in full).
Assumed public offering price:	$9.40 per Unit, which is the assumed public offering price and the closing price of our common stock on Nasdaq on January 26, 2023.
Common stock to be outstanding immediately prior to this offering:	370,413 shares
Common stock to be outstanding immediately after this offering:	1,274,668 shares(1) (or 1,410,306 shares of common stock if the underwriters exercise their over-allotment option for shares in full)
Over-allotment option:

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 135,638 shares of common stock and/or warrants to purchase up to an additional 135,638 shares of common stock at the public offering price less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Use of proceeds:

We intend to use the net proceeds from this offering for working capital, approximately $1.39 million in mandatory debt repayment, organizational build out, including the hiring of a chief operating officer and support and operational staff, completion of a packhouse at our New Jersey facility, potential acquisitions of existing greenhouses, and general corporate purposes. See “Use of Proceeds.”

7

Description of warrants:

Each warrant will have an exercise price per share of 100% of the public offering price per Unit, will be exercisable immediately and will expire on the fifth anniversary of the original issuance date. Each warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein.

Each holder of warrants will be prohibited from exercising its warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%. The terms of the warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and American Stock Transfer & Trust Company, LLC, as the warrant agent (the “Warrant Agent”).

This offering also relates to the offering of the shares of common stock issuable upon the exercise of the warrants. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities — Warrants” in this prospectus.

Representative’s Warrants:

Upon the closing of this offering, we will issue to Maxim Group LLC or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of shares of common stock equal to 5.0% of the shares of common stock sold in this offering at an exercise price equal to 110% of the public offering price in this offering (the “Representative’s Warrants”). The Representative’s Warrants shall be exercisable commencing six months after the closing of this offering and will expire five years after the effective date of the registration statement of which this prospectus forms a part. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Representative’s Warrants.

Underwriter compensation:

The underwriters will receive an underwriting discount equal to 7.0% of the gross proceeds from the sale of securities in the offering, except that the discount will be reduced to 3.5% for any investors we introduce to the underwriters. We will also reimburse the underwriters for certain out-of-pocket actual expenses related to the offering. See “Underwriting.”

Nasdaq trading symbol:	Our common stock currently trades on the Nasdaq Capital Market under the symbol “EDBL.” We do not intend to list the Units, Pre-Funded Warrants or warrants offered hereunder on any stock exchange.
Transfer agent, warrant agent and registrar:	The transfer agent and registrar for our common stock and the warrant agent for the warrants is American Stock Transfer & Trust Company, LLC.
Risk factors:

The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

8

(1)	The number of shares of our common stock to be outstanding following this offering is based on 370,413 outstanding shares of common stock as of January 26, 2023, and excludes:

	•	112,317 shares of our common stock issuable upon the exercise of the warrants issued in our initial public offering at an exercise price of $150.00 per share (the “IPO Warrants”);
	•	7,091 shares of common stock issuable upon the conversion of the A&R Note, as of January 26, 2023;
	•	9,079 shares of common stock issuable upon the exercise of warrants held by Evergreen at an exercise price of $150.00 per share (the “Evergreen Warrants”);
	•	3,907 shares of common stock issuable upon the exercise of warrants issued to affiliates of Maxim at an exercise price of $187.50 per share (the “Maxim Warrants”);
	•	16,651 shares of common stock available for issuance under our 2022 Equity Incentive Plan (the “2022 Plan”);
	•	14,964 shares of common stock issuable upon vesting of RSUs granted pursuant to the 2022 Plan;
	•	904,255 shares of our common stock issuable upon the exercise of the warrants to be issued in this offering; and
	•	45,213 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

Unless otherwise indicated, this prospectus reflects and assumes that the following are not converted into, exchanged or exercised for shares of our common stock:

	•	112,317 shares of our common stock issuable upon the exercise of the IPO Warrants;
	•	9,079 shares of common stock issuable upon the exercise of the Evergreen Warrants;
	•	3,907 shares of common stock issuable upon the exercise of the Maxim Warrants;
	•	7,091 shares of common stock issuable upon the conversion of the A&R Note, as of January 26, 2023;
	•	14,964 shares of common stock issuable upon vesting of RSUs granted pursuant to the 2022 Plan;
	•	904,255 shares of our common stock issuable upon the exercise of the warrants to be issued in this offering;
	•	45,213 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering; and
•

no exercise by the underwriters of their option to purchase up to an additional 135,638 shares of our common stock and/or warrants to purchase up to an additional 135,638 shares of common stock from us to cover over-allotments, if any.

Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the reverse stock split of the common stock at a ratio of 1-for-30, which became effective January 26, 2023.

9

RISK FACTORS

Investing in our common stock and warrants is highly speculative and involves a significant degree of risk. You should carefully consider the risks described below and elsewhere in this prospectus, which could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future, and as a result, our management has identified and our auditors agreed that there is a substantial doubt about our ability to continue as a going concern.

We have incurred significant losses since our inception. We have experienced net losses of approximately $2.081 million for the period March 28, 2020 (inception) through December 31, 2020, $5.538 million in the year ended December 31, 2021, and $9.451 million in the nine months ended September 30, 2022. We expect our capital expenses and operational expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the relationship. You should not rely upon our past results as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. Although we plan to attempt to raise additional capital through one or more private placements or public offerings, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

We currently operate our flagship facility pursuant to an informal arrangement with our predecessor and the lessor of the land instead of a lease.

We currently do not have a formal lease to the land on which our flagship facility, in Belvidere, New Jersey, is built. We are currently party to an ongoing, informal arrangement with our predecessor company, Edible Garden Corp., whereby we make lease payments of approximately $15,500 per month to the lessor of the land on which our flagship facility is built, Whitetown Realty, LLC (the “Landlord”), and for which our predecessor company is the lessee. We effectively rent the property on a month-to-month basis with no set term. We do not have a lease in place directly with the lessor of the property that gives us the right to operate the property, and there is no written agreement between us and our predecessor company or us and the Landlord describing this arrangement. We have not entered into a sub-lease or assignment of the agreement between our predecessor company and the Landlord, and we are not a party to or a beneficiary of the original lease between our predecessor company and the Landlord. Accordingly, we are subject to the risk that we will lose access to the property if the lessor were to evict us from the facility and property. If we were unable to access the property and continue operations in Belvidere, New Jersey, we may:

•	lose the ability to continue growing as great a quantity of herbs and lettuce;
•	incur costs in locating and leasing or purchasing a substitute for the New Jersey facility;
•	incur costs in purchasing new equipment or improving equipment at a new leased facility;
•	incur increased costs in filling purchase orders from our customers from contract growers;
•	lose access to the management team and skilled employees that operate the New Jersey facility, if we were to relocate those operations;
•	risk our earned reputation with customers if there is a disruption in our business; and
•	harm our reputation in our community.

10

If those risks occur, we may be unable to continue our business and you could lose the entire value of your investment in us.

We are currently not in compliance with the Nasdaq continued listing requirements. If we are unable to regain compliance with Nasdaq’s listing requirements, our securities could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

On August 22, 2022, we received a letter from the Listing Qualifications Department of Nasdaq indicating that we do not comply with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) because: (i) our stockholders’ equity was less than the required minimum of $2,500,000; and (ii) as of August 19, 2022, we did not meet the alternative compliance standards of market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. As of September 30, 2022, our stockholders’ deficit is $381,000 and we have not regained compliance with the Stockholders’ Equity Rule.

In addition, on October 11, 2022, we received a letter from the Listing Qualifications Department of Nasdaq indicating that, based on the closing bid price of our common stock for 30 consecutive business days, we no longer meet Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share (the “Bid Price Rule”).

We cannot assure you that we will be able to regain compliance with Nasdaq listing standards. Our failure to meet these requirements would result in our common stock being delisted from Nasdaq, and if our common stock is delisted, our warrants will also be delisted. We and holders of our securities could be materially adversely impacted if our securities are delisted from Nasdaq. In particular:

•	we may be unable to raise equity capital on acceptable terms or at all;
•	we may lose the confidence of our customers, which would jeopardize our ability to continue our business as currently conducted;
•	the price of our common stock will likely decrease as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws;
•	holders may be unable to sell or purchase our securities when they wish to do so;
•	we may become subject to stockholder litigation;
•	we may lose the interest of institutional investors in our common stock;
•	we may lose media and analyst coverage;
•	our common stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our common stock; and
•	we would likely lose any active trading market for our common stock, as it may only be traded on one of the over-the-counter markets, if at all.

We may need to raise capital in addition to this offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our common stock, restrict our operations or adversely affect our ability to operate and continue our business.

If we need to raise additional funds, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to holders of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment.

11

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. While the predecessor business has existed since 2013, our company has been in existence only since March 2020. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

•	market acceptance of our current and future products and services;
•	our ability to compete with other companies offering similar products and services;
•	our ability to effectively market our products and services and attract new customers;
•	the amount and timing of expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;
•	our ability to control costs, including our expenses;
•	our ability to manage organic growth;
•	changing regulatory environments and costs associated with compliance; and
•	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.

We have historically earned most of our revenue from a limited number of customers, and if we lose any of these customers or if we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations would be materially and adversely affected.

During the nine months ended September 30, 2022, two customers accounted for approximately 68% of our total revenue; during year ended December 31, 2021, three customers accounted for approximately 76% of our total revenue; and during the period from March 28, 2020 (inception) through December 31, 2020, one of our customers accounted for approximately 34% of our total revenue. This concentration of customers leaves us exposed to the risks associated with the loss of one or more of these significant customers, which would materially and adversely affect our revenue and results of operations. If these customers were to significantly reduce their relationship with us, or in the event that we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations could be negatively impacted, and such impact would likely be significant.

The loss of one or more of the Company’s customers, or a reduction in the level of purchases made by these customers, could negatively impact the sales and profits of the Company.

The Company sells its products to national and local supermarket chains. If sales to one or more of the Company’s largest customers are reduced, this reduction may have a material adverse effect on the Company’s business and financial condition. These customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance, desired inventory levels and other factors that may be important to them at the time the purchase decisions are made. Changes in these customers’ strategies or purchasing patterns may adversely affect the sales of the Company. For example, the customers may face financial or other difficulties, which may impact their operations and cause them to reduce their level of purchases, which could then adversely affect the Company’s results of operations. Any bankruptcy or other business disruption involving one of the Company’s significant customers also could adversely affect the results of operations as well.

Our business is characterized by low margins, which are sensitive to inflationary and deflationary pressures, and intense competition and consolidation in the grocery industry, and our inability to increase our gross margins could adversely affect our results of operations.

Our industry is characterized by a relatively high volume of sales with relatively low profit margins, and as competition in certain areas intensifies and the industry continues to consolidate, our results of operations may be negatively impacted through a loss of sales and reduction in gross margin dollars. The grocery business is intensely competitive, and the competitive landscape is dynamic and continues to evolve, including from competitors that have greater financial and other resources than we do. We cannot provide assurance that we will be able to compete effectively against current and future competitors.

12

The continuing consolidation of retailers, the growth of chains and closures of grocery locations may reduce our gross margins in the future should we experience pricing pressure from our customers. Prolonged periods of product cost inflation and periods of rapidly increasing inflation also have a negative impact on our gross margins and results of operations to the extent that we are unable to pass on all or a portion of such product cost increases to our customers, or to the extent our operating expenses increase. If we are unable to increase our gross margins, our results of operations will be adversely affected.

Our relationships with customers and suppliers are based on purchase orders rather than long-term purchase commitments.

We are subject to uncertainty because our relationships with customers and suppliers are based on purchase orders rather than long-term purchase commitments. Our produce is grown at facilities we own or control in Michigan and New Jersey facility and at third-party locations by contract growers. Based on forecasts derived from our GreenThumb software, to ensure availability of products, we or our contract growers start sowing products in advance of receiving purchase orders for those products. Inaccuracies in our forecasts of customer demand and product mix could negatively affect our ability to supply product to our customers and operating results. Our customers can cancel purchase orders or defer the shipments of our products under certain circumstances with little or no advance notice to us. If we grow more products than we are able to sell to our customers, we will incur losses and our results of operations and financial condition will be harmed. If we or the contract grower have not grown enough of a specific product to fulfill a purchase order, our customers typically find another source of the product and we do not incur any additional costs. However, if we are unable to fill orders over time, we may harm our reputation with the customer and may be unable to maintain our relationship with the customer. Similarly, we may terminate the purchase orders we submit to contract growers at any time and for any reason, but if we do so, we risk jeopardizing the relationship with the contract grower and they may be less likely to accept purchase orders we submit, which would limit the potential growing capacity we can access and may limit our ability to supply products to our customers.

We depend on contract growers as suppliers for fulfilling our customers’ purchase orders, and the loss of significant potential growing capacity would negatively impact our results of operations and financial condition.

We depend, in part, on contract growers to grow the herbs and lettuce we sell to our customers. By using contract growers, we are able to increase the potential growing capacity for our products because we are limited in the amount of products we can grow in the Michigan and New Jersey facilities. If the contract growers were to significantly increase their prices, we may earn less per unit than we anticipate and may suffer losses if we are not able to pass those costs on to our customers. If we lost a relationship with a contract grower whose location was near to an important customer, we may not be able to deliver product to that customer as quickly as we would prefer and may have to transport the product over a longer distance, which would negatively impact our goals of delivering product as quickly as possible and using less “food miles.” If we were to lose a relationship with a significant number of our contract growers and were not able to find suitable alternatives for growing the affected products, we would be unable to fulfill purchase orders from our customers. If that were to occur, our reputation with our customers could suffer, and we may ultimately lose those customers and be unable to continue our business.

Our secured indebtedness could have important consequences to you.

Our secured indebtedness could have important consequences to you. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;
•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and
•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

13

Our secured indebtedness, held by Sament Capital Investments, Inc. (“Sament”) and Evergreen, is secured by a security interest in all of our assets. If we were to default on our obligations under these loans, Sament first, and then Evergreen, would have the right to our assets. We could be required to dispose of material assets or operations to meet our debt service and other obligations, and the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. If we were to otherwise attempt to sell material assets or operations, the foregoing encumbrances may limit our ability to dispose of material assets or operations. In the event that Sament and Evergreen enforced their rights to our assets, we may have to discontinue our business, and our investors could lose all or a part of their investment in us.

We have a material weakness and significant deficiencies in our internal control over financial reporting, which if left unremediated could materially and adversely affect the market price of our common stock.

As of September 30, 2022, December 31, 2021 and December 31, 2020, we did not maintain effective controls over the control environment, including our internal control over financial reporting. Because we are a small company with few employees in our finance department, we lacked the ability to have adequate segregation of duties in the financial statement preparation process. Since these entity level controls have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness. In addition, we have significant deficiencies in our internal control over financial reporting because we lack maintenance of appropriate documentation to support our internal controls and we have insufficiently reviewed reports identifying user entity controls.  If we are unable to remediate the material weakness and significant deficiencies, our financial reporting may not be reliable and the market price of our common stock may be adversely affected.

The Company’s performance may be impacted by general and regional economic volatility, inflation, or an economic downturn.

An overall decline in economic activity could adversely impact the Company’s business and financial results. Economic uncertainty may reduce consumer spending as consumers make decisions on what to include in their food budgets, particularly if food costs increase more quickly than wages in an inflationary environment. Economic uncertainty could also result in changing consumer preference and could reduce the demand for our products. Shifts in consumer spending could result in increased pressure from competitors or customers that may require the Company to increase promotional spending or reduce the prices of some products, which could then lower revenue and profitability.

Additionally, the Company is subject to regional economic volatilities since the Company’s potential growing capacity is located in a few areas, including Belvidere, New Jersey; Francesville, Indiana; Grand Rapids, Michigan; and Hixton, Wisconsin. The Company’s use of hydroponic farming requires that it rely on local disease-free water sources and growing materials. Accordingly, any change in the availability of these local raw materials could adversely affect the Company’s operating results.

Because our business is concentrated on a limited set of products, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

Our business is not diversified and consists primarily of growing, shipping and selling fresh herbs and lettuce, along with plant-based protein. Consumers’ preferences change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to anticipate shifts in consumers’ tastes and preferences. Any future shifts in consumer preferences away from the consumption of these products would also have a material adverse effect on our results of operations. Consumer purchases of specialty retail products, including our products, are discretionary in nature and are historically affected by economic conditions such as changes in employment, salary and wage levels, and confidence in prevailing and future economic conditions as may be affected by geopolitical issues, such as the Russian invasion of Ukraine, trade restrictions, unseasonable weather, pandemics, including the COVID-19 pandemic, as well as other factors that are outside of our control. Discretionary purchases may decline during recessionary periods or at other times when disposable income is lower, such as during highly inflationary periods. If periods of decreased consumer spending persist, our sales could decrease, and our financial condition and results of operations could be adversely affected.

14

Our business would be adversely affected by the departure of members of our management team.

Our success depends, in large part, on the continued contributions of James E. Kras and Michael James. Although we have employment agreements in place for each of these executives, we cannot assure you that each will remain with us for a specified period. Although we have additional personnel that contribute to our business, the loss of either of these executives could harm our ability to implement our business strategy, operate our day-to-day business and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, we may not be able to effectively execute our business strategy.

Our future success depends on our ability to attract, retain and motivate qualified personnel, including our management, sales and marketing, operational, transportation, finance and administration personnel. For example, we currently have a limited number of drivers to transport our products to our customers. We do not know whether we will be able to hire sufficient workers for these positions to meet our production and delivery goals or, if hired, retain all of these personnel as we continue to pursue our business strategy. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

The costs of our operations may exceed our estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.

We depend on our employees and contracted grow operations teams to grow and distribute our products to our customers. We rely on access to competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Any labor shortage and any disruption in our ability to hire workers would negatively affect our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs of growing our products. We have experienced price increases for packaging materials, natural gas supply, and shipping, and we have increased wages for our existing employees to adjust for inflation. If these increases continue or worsen, including due to inflationary pressures, and we are unable to pass those increased costs on to our customers, our gross margin will decline and our financial results would be negatively impacted.

We may not successfully integrate business acquisitions.

We completed two asset acquisitions during 2022: Edible Garden Heartland and Pulp. If we fail to accurately assess and successfully integrate any recent or future acquisitions, we may not achieve the anticipated benefits, which could result in lower revenue, unanticipated operating expenses, and increased losses. Successful integration involves many challenges, including:

•	the difficulty of integrating acquired operations and personnel with our existing operations;
•	the difficulty of developing, manufacturing, and marketing new products and services;
•	the diversion of our management’s attention as a result of evaluating, negotiating and integrating acquisitions;
•	in some cases, our exposure to unforeseen liabilities of acquired companies; and
•	the loss of key employees of an acquired business operation.

In addition, an acquisition could adversely impact cash flows, operating results, and stockholder interests, for many reasons, including:

•	contingent consideration payments;
•	the issuance of securities in connection with an acquisition or new business venture that dilutes or lessens the rights of our current stockholders;
•	charges to our income to reflect the impairment of acquired intangible assets, including goodwill; and
•	interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture.

15

If the integration of any or all of our acquisitions or future acquisitions is not successful, it could have a material adverse impact on our operating results and stock price.

Our future business acquisition efforts may not be successful, which may limit our growth or adversely affect our results of operations, and financing of any future acquisitions could result in stockholder dilution and increase our outstanding indebtedness. If we identify an appropriate acquisition candidate, we may not be able to successfully negotiate terms or finance the acquisition. If economic downturns or other matters of national or global concern continue for an extensive period of time or recur, our ability to pursue and consummate potential acquisitions could be materially adversely affected. In addition, to successfully complete targeted acquisitions, we may issue additional equity securities that could dilute our stockholders’ ownership, or we may incur additional debt, which could increase our existing indebtedness. If we fail to successfully acquire businesses, our growth and results of operations could be adversely affected.

We may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract customers, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

The Company is subject to risk of product contamination and product liability claims.

The sales of our products involve the risk of injury to consumers. Such injuries may result from tampering by unauthorized personnel, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, or residues introduced during the growing, packing, storage, handling or transportation phases. The Company cannot be sure that consumption of its products will not cause a health-related illness in the future or that it will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that the Company’s products caused illness or injury could adversely affect the Company’s reputation with existing and potential customers and its brand image.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings. In connection with the enforcement of our own intellectual property rights, the acquisition of third-party intellectual property rights or disputes related to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we may be subject to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. If we fail to prevail in any future litigation and disputes, it could adversely affect our results of operations and financial condition. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could seriously harm our business.

16

If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.

Our success depends, in part, on our ability to obtain patent protection for or maintain as trade secrets our proprietary products, technologies and inventions and to maintain the confidentiality of our trade secrets and know‑how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our business proprietary rights. Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will be enforceable, will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection or any competitive advantage. In addition, our three pending patent applications may not be granted. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. We may need to enter into intellectual property license agreements in the future, and if we are unable to obtain these licenses, our business could be harmed. Any of the foregoing events would lead to increased competition and lower revenue or gross margins, which could adversely affect our operating results.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information, and our inability to maintain the confidentiality of that information, due to unauthorized disclosure or use, or other event, could have a material adverse effect on our business.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. We seek to protect our proprietary processes, in part, by entering into confidentiality agreements with our employees, consultants, advisors, contractors and collaborators. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, advisors, contractors, and collaborators might intentionally or inadvertently disclose our trade secret information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, or misappropriation of our intellectual property by third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

We face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

17

Security breaches of confidential customer information or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, and other personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations or may require significant additional investments or time in order to do so. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings.

Risks Related to Our Industry

Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

As a producer and distributor of food products, we are subject to the laws and regulations in the jurisdictions where our facilities are located and where our products are distributed. In particular we are subject to the Federal Food, Drug and Cosmetic Act, as amended by the Food Safety Modernization Act in 2011 (the “FSM Act”), which is enforced by the FDA. The FDA has the authority to regulate the growing, harvesting manufacture, including composition and ingredients, processing, labeling, packaging import, distribution and marketing and safety of food in the United States. The FSM Act significantly enhances the FDA’s authority over various aspects of food regulation. For example, the FSM Act granted the FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. While the FDA has been active in implementing the requirements of the FSM Act through issuance of regulations designed to result in a reduction of the risk of contamination in food manufacturing, the full impact of the FSM Act is not yet known, and we cannot assure you that it will not materially impact our business. Regulatory agencies in other jurisdictions have similar authority to address the risk of contamination or adulteration, and to require that contaminated products be removed from the market. The failure to comply with these laws and regulations in any jurisdiction, or to obtain required approvals, could result in a ban or temporary suspension on the production of our products or limit or bar their distribution, and affect our development of new products, and thus could materially adversely affect our business and operating results. In addition, the United States Department of Agriculture (the “USDA”), regulates the import and export of certain fruits and vegetables into and from the United States, and the USDA also imposes growing, manufacturing and certification requirements for certain products labeled with organic claims. Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

18

The Company’s improper use of hydroponic farming methods may significantly impact the Company’s ability to maintain its operations and may adversely affect its financial results.

The Company’s improper use of indoor hydroponic farming techniques may adversely impact its operating results. For example, hydroponic farming commingles the use of water and electricity in close proximity which, if combined, may cause an electric shock or a power outage. As the nutrients supply in a hydroponic garden is powered by electricity, an outage could be detrimental to the garden. If an outage occurs, and lasts for a considerable period of time, the plants may die out if a supplementary system of nutrition is not implemented.

Hydroponic farming also necessitates proactive disease management practices to protect against pests and other natural conditions, outside of the control of the Company, from spreading through water sources. If the Company fails to properly manage its hydroponic farms, its operations and financial results may be adversely affected.

The Company is subject to fluctuations in market price and demand for agricultural products.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. The selling price received for the Company’s products may depend on a variety of factors, including timing of the sale, the availability and quality of the produce item in the market, and the availability and quality of competing produce.

In addition, general public perceptions regarding the quality, safety, or health risks associated with particular food products could reduce demand for some of the Company’s products. Food safety warnings, advisories, notices, and recalls, such as those administered by the FDA, the Center for Disease Control and Prevention, other federal/state government agencies, could also reduce demand. To the extent that consumers evolve away from products that the Company produces for health, food safety or other reasons, and the Company is unable to modify the product or to develop products that satisfy new consumer preferences, there will be a decreased demand for the Company’s products.

The Company’s results may vary from quarter to quarter depending on seasonal fluctuations related to the sale of the Company’s products.

Earnings may be affected by seasonal factors, including the availability, quality, and price of raw materials, the timing and effects of ripening and perishability, the ability to process perishable raw materials in a timely manner, the leveraging of certain fixed overhead costs during off-season months, and the slight impacts on consumer demand based on seasonal and holiday timing. Because our products are grown, the expenses incurred to meet consumer demand are often incurred in advance of the revenue earned by selling the herbs and lettuce. For example, in our New Jersey facility, we begin sowing our longest-growing crop 13 to 14 weeks in advance of delivery. The impact of seasonal demand and the sales cycle for our products may cause our results to vary from quarter to quarter, which may make an investment in us less attractive to some investors.

Increases in commodity or raw product input costs, such as fuel and packaging materials, could increase costs significantly.

The Company’s costs are determined in part by the prices of fuel and packaging materials. The Company may be adversely affected if sufficient quantities of these materials are not available. In addition, any significant increase in the cost of these items could also materially and adversely affect the Company’s operating results. Specifically, the Company requires significant quantities of fuel for its delivery vehicles and thus is exposed to the risks associated with fluctuations in the price for fuel. The price and supply of fuel can fluctuate significantly based on international, political, and economic circumstances, as well as other factors outside of the Company’s control.

Government policies and regulations specifically affecting the agricultural sector and related industries could adversely affect the Company’s operating results.

As a manufacturer of consumable products, the Company’s operations are subject to extensive regulation by various federal government agencies, including the FDA, the USDA and the Federal Trade Commission (“FTC”), as well as state and local agencies, such as the New Jersey Department of Agriculture, with respect to production processes, product attributes, packaging, labeling, storage, and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for safety, purity, and labeling. In addition, the advertising for the Company’s products is subject to regulation by the FTC, and the Company’s operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act. Failure to comply with existing or modified regulations promulgated by these agencies may adversely affect the Company’s operating results.

19

We face intense competition that could prohibit us from developing or increasing our customer base.

The indoor agriculture industry is highly competitive. We may compete with companies that have greater capital resources and facilities. More established companies with much greater financial resources which do not currently compete with us may be able to more easily adapt their existing operations to our line of business. Our competitors may also introduce new and improved products, and manufacturers may sell equipment direct to consumers. We may not be able to successfully compete with larger enterprises devoting significant resources to compete in our target market. Due to this competition, there is no assurance that we will not encounter difficulties in increasing revenue and maintaining and/or increasing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell.

Risks Related to this Offering and Ownership of our Securities

Investors in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $3.95 per share based on the assumed public offering price of $9.40 per Unit. Investors in this offering will pay a price per Unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for working capital, debt repayment, organizational build out, including the hiring of a chief operating officer and support and operational staff, completion of a packhouse at our New Jersey facility, potential acquisitions of existing greenhouses, and general corporate purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Even though we have conducted a reverse stock split to attempt to regain compliance with the Nasdaq listing standards, there can be no assurance that we will regain compliance with the Nasdaq listing standards.

On January 24, 2023, we held a special meeting of our stockholders at which our stockholders approved an amendment to the our Certificate of Incorporation to effect a reverse stock split of the our common stock in a range of 1-for-25 to 1-for-75, at the discretion of the board of directors. On January 26, 2023 at 12:01 A.M. Eastern Time, we effected a reverse stock split of our common stock at a ratio of 1-for-30. Although we have conducted a reverse stock split to attempt to increase the market price of our common stock, the lasting effects of the reverse stock split on the market price of the common stock cannot be predicted with any certainty because some investors may view a reverse stock split negatively and the history of reverse stock splits for other companies of our size is mixed. It is possible that the per share price of the common stock will not increase in the same proportion as the reduction in the number of outstanding shares of common stock following the reverse stock split or increase for a period long enough to regain compliance with the Nasdaq listing standards. Any reverse stock split may not result in a per share price that attracts investors who do not trade in lower priced stocks and we cannot assure you that the common stock will be more attractive to investors. Even though we implemented the reverse stock split, the market price of the common stock may decrease due to factors unrelated to the reverse stock split, including our future performance. If the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would have occurred in the absence of the reverse stock split.

20

Because we conducted a reverse stock split to attempt to regain compliance with the Nasdaq listing standards, the liquidity of our common stock may decrease and it may become more expensive to trade our common stock.

Because we conducted a reverse stock split, the liquidity of the common stock could decrease because there are fewer shares outstanding. In addition, because we conducted a reverse stock split, more of our stockholders may own “odd lots” of fewer than 100 shares of common stock, which may be more difficult to sell. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares or of multiples of 100 shares of common stock.

Although the reverse stock split was approved and effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would have occurred in the absence of the reverse stock split.

Now that the reverse stock split has been approved and effected, if the market price of our common stock declines, the percentage decline may be greater than would have occurred in the absence of the reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Concentration of ownership among related parties, including our existing executive officers and directors, may prevent new investors from influencing significant corporate decisions.

Currently, our executive officers and directors collectively own 36.2% of our outstanding shares of common stock. Sament, an affiliate of our predecessor and one of our creditors, owns 9.0% of our outstanding common stock.

Upon completion of this offering based on the assumed offering price, our executive officers and directors will beneficially own, in the aggregate, approximately 10.5% of our outstanding shares of common stock, with Mr. Kras owning approximately 4.7%, Mr. James owning approximately 5.4%, and Sament owning approximately 2.6%. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being sold in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering. The concentration of voting power among these stockholders may have an adverse effect on the price of our common stock. In addition, this concentration of ownership might adversely affect the market price of our common stock by:

•	delaying, deferring or preventing a change of control of us;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

This concentration of ownership among related parties, including our existing executive officers and directors, will make the approval of certain transactions difficult without the support of these stockholders.

We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” within the meaning of the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and (4) an extended transition period for complying with new or revised accounting standards applicable to public companies. Additionally, we may take advantage of certain reduced disclosure obligations as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

21

We have not and do not expect to declare any dividends on our common stock in the foreseeable future.

We have not and do not anticipate declaring any cash dividends on our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock or warrants.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common stock.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our common stock and you may lose all or part of your investment.

Warrants and Pre-Funded Warrants are speculative in nature and there is not expected to be an active trading market for the warrants.

The warrants and Pre-Funded Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an assumed exercise price of $9.40 per share (100% of the assumed public offering price of a Unit), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. In the case of Pre-Funded Warrants, holders may exercise their right to acquire the common stock and pay an exercise price of $0.01 per share. The Pre-Funded Warrants do not expire. In addition, there is no established trading market for the warrants or Pre-Funded Warrants and we do not expect an active trading market to develop. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

Holders of the warrants or Pre-Funded Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the warrants or Pre-Funded Warrants acquire shares of our common stock upon exercise of the warrants or Pre-Funded Warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the warrants or Pre-Funded Warrants. Upon exercise of the warrants or Pre-Funded Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the warrants could discourage an acquisition of us by a third party.

Certain provisions of the warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

A possible “short squeeze” due to a sudden increase in demand of our shares of common stock that largely exceeds supply may lead to price volatility in our shares of common stock.

Following this offering, investors may purchase our shares of common stock to hedge existing exposure in our shares of common stock or to speculate on the price of our shares of common stock. Speculation on the price of our shares of common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our shares of common stock for delivery to lenders of our shares of common stock. Those repurchases may in turn, dramatically increase the price of our shares of common stock until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our shares of common stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline.

22

Provisions in our certificate of incorporation and bylaws could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby adversely affecting existing stockholders.

Our certificate of incorporation and bylaws contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. For example, our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Our Board of Directors used this power to create the Series A Preferred Stock, which had dividend and liquidation preferences over the common stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or increase the stockholder’s costs in bringing such a claim.

Our certificate of incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employee to us or to our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above.

This provision may have the effect of discouraging lawsuits against our directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or our directors, officers, employees or agents or increase the stockholder’s costs in bringing such a claim. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

23

General Risk Factors

Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, have disrupted and may continue to disrupt, our business and could materially affect our business, financial condition and results of operations.

The COVID-19 pandemic and resulting worldwide economic conditions have affected, and may continue to affect, our business, financial condition and results of operations. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. For example, our ability to continue to supply our products is highly dependent on our workforce, including our workers involved in the growing, harvesting, transportation, processing and distribution of our products. Our ability to maintain the safety of our workforce may be significantly impacted by individuals contracting or being exposed to COVID-19, and our operations and financial results may be negatively affected as a result. While we are following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of our workforce, we cannot be certain that these measures will be successful in ensuring the health of our workforce. Workforce disruptions related to COVID-19 may continue to significantly impact our ability to maintain our operations and may adversely affect our financial results. We also incurred costs in relation to safety precautions undertaken in our shipping operations and there can be no assurances that we would not be required to incur such costs or similar costs in the future.

The impact of the COVID-19 pandemic on our operating results can also impact our ability to meet our financial obligations. Our operating results have been and may continue to be impacted by the pandemic, and we cannot predict whether future developments associated with the COVID-19 pandemic will materially adversely affect our long-term liquidity position. In the event of a continued sustained market deterioration or further delayed recovery, we may need additional liquidity which would require us to evaluate available alternative strategies such as seeking additional debt or equity capital, which may be unsuccessful.

A prolonged economic downturn could adversely affect our business.

Uncertain global economic conditions could adversely affect our business. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenue, profitability and cash flow. Unfavorable economic conditions may negatively affect demand for our products.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. For example, the tariffs currently imposed for importing goods from China has significantly increased. Any such an increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. Substantial increases in the prices for our raw materials increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices for our products and services.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, food safety, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to claims involving health and safety, hazardous materials usage, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

We are currently party to an action for an alleged breach of contract with a former contract grower and an alleged breach of contract with a former director and officer. See “Business — Legal Proceedings” for more information. If we settle these claims or the actions are not resolved in our favor, we may suffer reputational damage and incur legal costs, settlements or judgments that exceed the amounts covered by our existing insurance policies. We can provide no assurances that our insurer will insure the legal costs, settlements or judgments we incur in excess of our deductible. If we are unsuccessful in defending ourselves from this claim or if our insurer does not insure us against legal costs we incur in excess of our deductible, the result may materially adversely affect our business, results of operations and financial condition.

24

An active, liquid and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Even though our common stock is currently listed on Nasdaq, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our securities or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at the time you wish to sell them, at a price that is attractive to you, or at all. There could be extreme fluctuations in the price of our common stock if there is a limited number of shares in our public float.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	whether we achieve our anticipated corporate objectives;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	changes in our financial or operational estimates;
•	our ability to implement our operational plans;
•	changes in the economic performance or market valuations of companies similar to ours; and
•	general economic or political conditions in the United States or elsewhere.

In addition, broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will continue to incur significant legal, accounting and other expenses that are not incurred by private companies, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission (“SEC”) and Nasdaq. Complying with these rules and regulations substantially increases our legal and financial compliance costs and makes some activities more time-consuming and costly than if we were a private company. As a public company, it is more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage year-over-year. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers. The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and operating results.

25

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment needs to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

26

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we will be required to pay all amounts owed to any creditors before distributing any assets to holders of our capital stock. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our capital stock holders, in which case investors could lose their entire investment.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, our stock and warrant prices and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, our stock and warrant prices would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock and warrant prices or trading volume to decline.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

27

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “outlook,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including:

•	our history of losses and our ability to continue as a going concern;
•	our ability to continue to access and operate our Belvidere, New Jersey facility;
•	our ability to regain compliance with the listing standards of Nasdaq;
•	our market opportunity;
•	our ability to effectively manage our growth;
•	our ability to integrate business acquisitions;
•	the effects of increased competition as well as innovations by new and existing competitors in our market;
•	our ability to retain our existing customers and to increase our customer base;
•	the future growth of the indoor agriculture industry and demands of our customers;
•	our expected use of proceeds from this offering;
•	our ability to maintain, or strengthen awareness of, our brand;
•	our ability to expand the product lines we offer;
•	our ability to maintain, protect, and enhance our intellectual property;
•	future revenue, hiring plans, expenses and capital expenditures;
•	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;
•	our ability to recruit and retain key employees and management personnel;
•	our financial performance and capital requirements;
•	the outcome of ongoing legal proceedings;
•	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;
•	the potential lack of liquidity and trading of our securities; and
•	our potential ability to obtain additional financing.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

28

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7,655,000, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.  If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $8,840,750, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$8,500,000
Discounts	595,000
Estimated Expenses	250,000
Net Proceeds	$7,655,000

Uses:
Working capital and general corporate purposes	$2,612,800
Potential acquisition of existing greenhouses(1)	2,000,000
Debt repayment(2)	1,392,200
Completion of packhouse at New Jersey facility	900,000
Organizational build-out(3)	750,000
Total Uses	$7,655,000

(1)	We have no current plans to acquire existing greenhouses, but we may do so as part of our growth strategy in the future.
(2)

Consists of the repayment of (i) principal, interest and prepayment premium under the A&R Note; and (ii) principal and interest under promissory notes issued to our Chief Financial Officer upon the closing of this offering.

(3)	Includes the hiring of a chief operating officer and support and operational staff.

A $1.00 increase (decrease) in the assumed public offering price of $9.40 per Unit, would increase (decrease) the net proceeds to us from this offering by approximately $841 thousand, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

The actual allocation of proceeds realized from this offering will depend upon our operating revenue, cash position, our working capital requirements. Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never paid cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our Preferred Stock ranked senior to the common stock with respect to dividend rights. On December 31, 2022, the Company paid the former holder of the Preferred Stock the cumulative dividend that accrued while the Preferred Stock remained outstanding. After this payment, no additional dividends are payable on the Preferred Stock. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for more information about the rights and preferences of the Preferred Stock.

We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends on the common stock will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

29

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022 as follows:

•	on an actual basis;
•

on a pro forma basis to reflect the Evergreen Exchange, the issuance of the Preferred Stock, and the subsequent conversion of all of the shares of Preferred Stock into 50,873 shares of common stock; and

•

on a pro forma, as adjusted basis to reflect the issuance and sale by us of $8.5 million in Units in this offering at the assumed public offering price of $9.40 per Unit (assuming no issuance of Pre-Funded Warrants), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale, including the mandatory repayment of the A&R Note.

The pro forma information below is illustrative only. Our capitalization following the closing of this offering will change based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2022
	Unaudited,	Unaudited,	Unaudited, Pro Forma As
(In thousands)	Actual	Pro Forma	Adjusted

Cash and Cash Equivalents	$1,975	$1,975	$8,238

Long-term debt, net of discounts	4,331	4,331	4,331
Long-term lease liabilities	59	59	59

Stockholders’ Equity
Series A Preferred stock ($0.0001 par value, 1,526,183 shares authorized, no shares outstanding as of September 30, 2022; no shares outstanding on a pro forma basis; no shares outstanding on a pro forma, as adjusted basis)	—	—	—
Common stock ($0.0001 par value, 6,666,667 shares authorized, 294,085 shares outstanding as of September 30, 2022; 344,957 shares outstanding on a pro forma basis; 1,249,212 shares outstanding on a pro forma, as adjusted basis)	1	1	1
Additional paid in capital	16,689	17,650	25,305
Accumulated Deficit	(17,070)	(17,193)	(17,346)
Total stockholders’ (deficit) equity	(380)	458	7,960
Total capitalization	$4,010	$4,848	$12,350

The number of shares of our common stock outstanding set forth in the table above excludes, as of January 26, 2023:

•	112,317 shares of our common stock issuable upon the exercise of the IPO Warrants;
•	7,091 shares of common stock issuable upon the conversion of the A&R Note, as of January 26, 2023;
•	16,651 shares of common stock available for issuance under our 2022 Plan;
•	14,964 shares of common stock issuable upon vesting of RSUs granted pursuant to the 2022 Plan;
•	9,079 shares of common stock issuable upon the exercise of the Evergreen Warrants;
•	3,907 shares of common stock issuable upon the exercise of the Maxim Warrants;
•	904,255 shares of our common stock issuable upon the exercise of the warrants to be issued in this offering; and
•	45,213 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

DILUTION

If you invest in our Units in this offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock that is part of the Unit and the pro forma net tangible book value per share of our common stock after giving effect to the offering.

30

Our net tangible book value (deficit) as of September 30, 2022 was $(607) thousand, or approximately $(2.06) per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Our pro forma net tangible book value (deficit) as of September 30, 2022 was $213 thousand, or approximately $0.62 per share after taking into account the pro forma adjustments described in “Capitalization.”

Pro forma, as adjusted net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share of common stock that is part of the Unit paid by purchasers in the offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the offering and our sale of the Units in the offering at an assumed public offering price of $9.40 per Unit, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value as of September 30, 2022 would have been $6.804 million, or $5.45 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $4.83 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $3.95 per share of common stock to investors of the offering, as illustrated in the following table, based on shares outstanding as of September 30, 2022.

Assumed offering price per share of common stock (attributing no value to warrants)		$9.40
Actual Net tangible book value per share of common stock before this offering(1)	$(2.06)
Pro forma adjustments(2)	2.68
Pro forma net tangible book value per share	$0.62

Increase in net tangible book value per share attributable to new investors(3)	$4.83
Pro forma net tangible book value per share after this offering(4)		$5.45
Immediate dilution in net tangible book value per share to new investors		$3.95

______________

(1)

Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of shares of common stock issued and outstanding prior to the offering.

(2)	Represents the Evergreen Exchange, the issuance of the Preferred Stock, and the subsequent conversion of all of the shares of Preferred Stock into 50,873 shares of common stock.
(3)	Represents the difference between (i) pro forma, as adjusted net tangible book value per share after this offering and (ii) net tangible book value per share as of September 30, 2022.
(4)

Determined by dividing (i) pro forma, as adjusted net tangible book value, which is our pro forma net tangible book value plus the cash proceeds of this offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of shares of common stock to be outstanding following this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $9.40 per Unit would increase (decrease) the pro forma net tangible book value per share after this offering by $0.67 per share and the dilution to new investors purchasing Units in this offering by $4.28 per share, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase an additional 135,638 shares of common stock in this offering, the pro forma net tangible book value per share after the offering would be $5.77 per share, the increase in the net tangible book value per share to existing stockholders would be $5.15 per share and the dilution to new investors purchasing Units in this offering would be $3.63 per share.

The number of shares of our common stock outstanding set forth in the table above excludes, as of January 26, 2023:

•	112,317 shares of our common stock issuable upon the exercise of the IPO Warrants;
•	7,091 shares of common stock issuable upon the conversion of the A&R Note, as of January 26, 2023;
•	16,651 shares of common stock available for issuance under our 2022 Plan;
•	14,964 shares of common stock issuable upon vesting of RSUs granted pursuant to the 2022 Plan;
•	9,079 shares of common stock issuable upon the exercise of the Evergreen Warrants;
•	3,907 shares of common stock issuable upon the exercise of the Maxim Warrants;
•	904,255 shares of our common stock issuable upon the exercise of the warrants to be issued in this offering; and
•	45,213 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Business Overview

Edible Garden is a CEA farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared to conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•	integrates in real-time with our cloud business software suite for monitoring daily sales data;
•	generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);
•	provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;
•	utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;
•	aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;
•	manages our online ordering system with user controlled product availability based upon greenhouse inventory;
•	provides a route management system for coordinating the logistics of our direct store delivery program; and
•	tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

32

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared to a legacy farm business.

We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

Recent Developments

Edible Garden Heartland

On August 30, 2022, the Michigan Subsidiary entered into an asset purchase agreement with the Sellers and completed the purchase of the assets of Greenleaf used in its business (“Assets”) and the real property at 2900 Madison Ave. SE, Grand Rapids, Michigan (“Property”). The Assets include all vehicles, fixtures, fixed assets and equipment used in the operation of Greenleaf’s business; Greenleaf’s intellectual property; any inventory; and rights in and to certain outstanding contracts of Greenleaf pursuant to which the Company will sell Greenleaf’s existing inventory and work-in-process. The Property includes a 5-acre greenhouse facility that is currently used as a controlled indoor agriculture flower farm. Collectively, we refer to the Assets and the Property as Edible Garden Heartland. The historical audited financial statements and interim unaudited financial statements of the Greenleaf business (“Greenleaf Business”) prior to the acquisition, as well as our pro forma financial information showing the effect of the Greenleaf Business at certain dates, will be included in this prospectus. See “Index to Financial Statements.”

The Michigan Subsidiary paid an aggregate purchase price of $2,886,000, consisting of (i) a cash payment of $1,750,000 to the Sellers and (ii) the Michigan Note from the Michigan Subsidiary to NJDI for $1,136,000. The Michigan Note accrues interest at a rate of 5% per annum and will mature on September 1, 2026. The Company may prepay the outstanding amount due under the Michigan Note at any time without penalty. The Company will make monthly payments of principal and interest of $28,089 beginning January 1, 2023 and until the maturity date of the Michigan Note. The Michigan Note is secured by a mortgage on the Property (the “Mortgage”) and a security interest in the assets owned by the Subsidiary in favor of NJDI (the “Security Agreement”).

In addition, the Company’s obligation to repay the amounts due under the Michigan Note, or up to $1,136,000 plus any accrued interest, is guaranteed by the Company under a guaranty in favor of NJDI (the “Guaranty”) entered into on August 30, 2022. Under the Guaranty, in the event that the Company defaulted on the Michigan Note, the Company would be responsible for any sum remaining due after NJDI foreclosed on the Mortgage and exercised its rights under the Security Agreement.

Management has concluded that the purchase of the assets of Greenleaf does not meet the definition of a business under ASC 805. Following the guidance under ASC 805-10-55, management determined that the acquired assets of Greenleaf do not have an input and a substantive process that together significantly contribute to the ability to create outputs. Asset acquisitions are generally accounted for by allocating the cost of the acquisition, including acquisition costs, to the individual assets acquired and liabilities assumed on a relative fair value basis.

Accordingly, the fair value of the consideration was allocated to the assets acquired based on management’s preliminary estimate of their relative fair values, pending receipt of a final valuation report from experts engaged by the Company. The preliminary allocation of the consideration to the assets acquired is as follows:

(in thousands)
Consideration
Fair value of promissory note	$1,136
Cash consideration	1,750
Total fair value of consideration:	$2,886

Net book value of assets acquired
Inventory	$78
Equipment	510
Land and improvements	2,339
Liabilities assumed	(41)
Total Net Assets Acquired	$2,886

33

Evergreen Exchange Agreement

On October 26, 2022, we entered into the Exchange Agreement with Evergreen, pursuant to which a portion of the principal and accrued interest of the A&R Note was converted into shares of a newly created series of our preferred stock, the Series A Convertible Preferred Stock. We and Evergreen exchanged approximately $962,000, consisting of $820,000 in principal and approximately $142,000 of accrued interest and prepayment premium thereon, of the amount payable under the A&R Note for 1,526,183 shares of Preferred Stock issued to Evergreen. After this exchange, the remaining principal balance of the A&R Note was approximately $1.02 million. Other than reducing the principal balance of the A&R Note, the terms of the A&R Note remain unchanged. Also on October 26, 2022, our board of directors approved a certificate of designation fixing the voting powers, designations, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, which was accepted for filing by the Secretary of State of the State of Delaware on October 26, 2022. Of the Company’s 10,000,000 previously undesignated shares of preferred stock, par value $0.0001 per share, 1,526,183 shares were designated as Series A Convertible Preferred Stock as of October 26, 2022.

Acquisition of Pulp

On November 11, 2022, we purchased the assets of Pulp, a consumer products company focused on preservative-free hot sauces and other products, for $50,000 in cash. In addition, Pulp has the right to an earnout payment of 10% of the net proceeds we receive from the sale of Pulp’s products for a period of five years. The founder of Pulp, Nicholas Gregory, has agreed to serve as a consultant for us as we integrate the Pulp operations and product line into our business. Under his consulting agreement, we issued Mr. Gregory an RSU award, vesting over a period of three months, under which he has the right to receive an aggregate of 4,681 shares of our common stock.

We believe this acquisition is a significant opportunity to take a unique brand in a trending category and bring it to a mass market of consumers within our growing network of major retail supermarkets and distributors. Pulp’s products include Hungarian wax hot sauce, poblano serrano jalapeno hot sauce, Fresno chili hot sauce, habanero carrot hot sauce, salsa macha, chili crisp, and chili oil. The hot sauces are located in the refrigerated section of supermarkets, typically adjacent to the produce section, which will allow us to expand our distribution in the supermarket with this new category of products that have longer shelf lives than our fresh herbs and lettuce.

Results of Operations

For the three months ended September 30, 2022 compared to the three months ended September 30, 2021

(in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Revenue	$2,754	$2,447
Cost of goods sold	2,572	2,277
Gross Profit	182	170
Selling, general and administrative expenses	1,928	1,240
Loss from operations	(1,746)	(1,070)
Other income / (expense)
Interest expense, net	(88)	(74)
Gain from extinguishment of debt	-	42
Other income / (Loss)	(235)	-
Total other expenses	(323)	(33)
NET LOSS	$(2,069)	$(1,103)

Revenues

Revenues were $2.754 million for the three months ended September 30, 2022, compared to $2.447 million for the three months ended September 30, 2021. Revenues increased $307 thousand, or 12.55%, compared to the three months ended September 30, 2021. The increase represents growth from our existing customer base.

34

Cost of goods sold

Cost of goods sold were $2.572 million for the three months ended September 30, 2022, compared to $2.277 million for the three months ended September 30, 2021. Cost of goods increased $295 thousand, or 12.96% compared to the three months ended September 30, 2021. The increase was primarily due to the increase in revenue.

Gross profit

Gross profit was $182 thousand or 6.61% of sales for the three months ended September 30, 2022, compared to $170 thousand or 6.95% of sales for the three months ended September 30, 2021. Gross profit increased by $12 thousand or 0.44% of sales for the three months ended September 30, 2022. Our margins dropped due to the increased costs incurred to fulfill the demand by our customers for our products which we were able to produce and deliver. The increased costs were due to inflation.

Selling, general and administrative

Selling, general and administrative expenses were $1.928 million for the three months ended September 30, 2022, compared to $1.240 million for the three months ended September 30, 2021. Selling, general and administrative expenses increased by $688 thousand or 55.48%, compared to the three months ended September 30, 2021. Compensation expense increased by $202 thousand driven by hiring new employees and wage increases for existing employees. Benefits increased by $18 thousand due to additional employees hired. Director fees increased by $184 thousand, comprised of $43 thousand paid in cash and the issuance of common stock valued at $141 thousand. Insurance expense increased by $117 thousand due to the new Directors and Officers liability insurance policy which went into effect in connection with our initial public offering (“IPO”) in May 2022. Travel expense increased by $23 thousand for business development and performing due diligence on greenhouse locations for potential acquisitions. Public relations costs increased by $43 thousand compared to the three months ended September 30, 2021 to support our investor outreach efforts. Repairs and maintenance increased by $40 thousand as a result of maintaining the condition of the Belvidere, New Jersey greenhouse. Depreciation expense increased by $25 thousand due to the acquisition of the greenhouse located in Grand Rapids, Michigan and the purchase of additional trucks. Other professional fees increased by $13 thousand for work performed by outside experts.

Loss from operations

Loss from operations was $1.746 million for the three months ended September 30, 2022, compared to $1.070 million for the three months September 30, 2021. The increase in loss from operations was $676 thousand, or 63.21% compared to the three months ended September 30, 2021.

Interest expense

Interest expense was $88 thousand for the three months ended September 30, 2022, versus $75 thousand for the three months ended September 30, 2021. The interest was incurred from the Michigan Note, bridge loans for working capital and the mortgage for the newly acquired property in Grand Rapids, Michigan. See Note 7 to our unaudited financial statements included in this prospectus.

Gain from extinguishment of debt

The Company recognized a gain from the extinguishment of debt of $42 thousand in the prior period due to the modification of the debt issued to Evergreen.

Other income (loss)

The Company recognized a loss of $235 thousand due to recognition of an accrual for a loss contingency. See Note 10 to our unaudited financial statements included in this prospectus.

35

Net loss

Net loss was $2.069 million for the three months ended September 30, 2022, compared to a net loss of $1.103 million for the three months ended September 30, 2021.

Management plans to continue its efforts to attempt to lower operating expenses and increase revenue. We continue to invest in further expanding our operations and promoting our name and products. Since most of the operating expenses are fixed or have a quasi-fixed character, management expects that as revenue increases, those expenses, as a percentage of revenue, will decrease. Nevertheless, there can be no assurance that we will be able to increase our revenue in future periods.

For the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021

(in thousands)	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Revenue	$8,476	$7,708
Cost of goods sold	8,183	7,100
Gross Profit	293	608
Selling, general and administrative expenses	6,268	3,924
Loss from operations	(5,975)	(3,316)
Other income / (expense)
Interest expense, net	(1,825)	(175)
Loss from extinguishment of debt	(826)	42
Other income / (loss)	(825)	-
Total other expenses	(3,476)	(133)
NET LOSS	$(9,451)	$(3,449)

Revenues

Revenues were $8.476 million for the nine months ended September 30, 2022, compared to $7.708 million for the nine months ended September 30, 2021. Revenues increased $768 thousand, or 9.96%, compared to the nine months ended September 30, 2021. The increase represents growth from our existing customer base.

Cost of goods sold

Cost of goods sold were $8.183 million for the nine months ended September 30, 2022, compared to $7.100 million for the nine months ended September 30, 2021. Cost of goods increased $1.083 million, or 15.25% compared to the nine months ended September 30, 2021. The increase was due to higher packaging costs due to inflation, higher labor costs due to COVID-19 and higher costs charged by our contract farmers.

Gross profit

Gross profit was $293 thousand or 3.46% of sales for the nine months ended September 30, 2022, compared to $608 thousand or 7.89% of sales for the nine months ended September 30, 2021. Gross profit declined by $315 thousand or 4.09% of sales for the nine months ended September 30, 2021. Our margins dropped due to the increased costs incurred to fulfill the demand by our customers as a result of COVID-19 for our products which we were able to produce and deliver. The increased costs were higher labor due to COVID-19, higher packaging costs due to inflation and higher costs charged by our contract farmers.

Selling, general and administrative

Selling, general and administrative expenses were $6.268 million for the nine months ended September 30, 2022, compared to $3.924 million for the nine months ended September 30, 2021. Selling, general and administrative expenses increased by $2.344 million or 59.73%, compared to the nine months ended September 30, 2021. Compensation expense increased by $1.391 million, driven primarily by $500 thousand transaction bonuses paid to each of our Chief Executive Officer and Chief Financial Officer upon the completion of the IPO pursuant to their employment agreements. The balance of the increase was due to wage increases and hiring additional employees. Payroll taxes increased by $27 thousand due to additional employees hired. Director fees increased by $221 thousand, comprised of $80 thousand paid in cash and issuance of common stock valued at $141 thousand. Insurance expense increased by $163 thousand due to the new Directors and Officers liability insurance policy which went into effect in connection with the IPO. Accounting costs increased by $148 thousand due to the completion of the year end audit and review of the quarterly financial statements. Repairs and maintenance increased by $130 thousand as a result of maintaining the condition of the Belvidere, New Jersey greenhouse. Other professional fees increased by $58 thousand for work performed by outside experts. Depreciation expense increased by $51 thousand due to the acquisition of the greenhouse located in Grand Rapids, Michigan and the purchase of additional trucks. Public relations increased by $51 thousand to support our investor outreach efforts. Travel expense increased by $39 thousand for business development and performing due diligence on greenhouse locations for potential acquisitions.

36

Loss from operations

Loss from operations was $5.975 million for the nine months ended September 30, 2022, compared to $3.316 million for the nine months September 30, 2021. The increase in loss from operations was $2.659 million, or 80.19% compared to the nine months ended September 30, 2021.

Interest expense

Interest expense was $1.825 million for the nine months ended September 30, 2022, versus $175 thousand for the nine months ended September 30, 2021. The interest was incurred from the Michigan Note, loans provided by an officer for working capital, bridge loans for working capital, and the mortgage for the newly acquired property in Grand Rapids, Michigan. See Note 7 to our unaudited financial statements included in this prospectus.

Loss from extinguishment of debt

The company incurred a loss from the extinguishment of debt of $826 thousand due to the modification of the debt issued to Evergreen compared to a gain of $42 thousand for the nine months ended September 30, 2021.

Other income (loss)

The company incurred a loss of $825 thousand for the nine months ended September 30, 2022. $189 thousand of the loss was from the revaluation of the warrants issued to Evergreen, $401 thousand was due to a leak out provision for stock owned by Evergreen and $235 thousand was due to recognition of an accrual for a loss contingency. See Note 10 to our financial statements for more information.

Net loss

Net loss was $9.451 million for the nine months ended September 30, 2022, compared to a net loss of $3.449 million for the nine months ended September 30, 2021.

Management plans to continue its efforts to attempt to lower operating expenses and increase revenue. We continue to invest in further expanding our operations and promoting our name and products. Since most of the operating expenses are fixed or have a quasi-fixed character, management expects that, as revenue increases, those expenses, as a percentage of revenue, will decrease. Nevertheless, there can be no assurance that we will be able to increase our revenue in future periods.

For the three months ended March 31, 2020 (Predecessor) and the period March 28, 2020 (inception) through December 31, 2020 (Successor) compared to the year ended December 31, 2021 (Successor)

The comparability of our operating results in the year ended December 31, 2021 compared to the year ended December 31, 2020 includes the predecessor company, Edible Garden Corp., a subsidiary of Terra Tech (“Predecessor”) as well as the successor company, or Edible Garden AG Incorporated (us or the “Successor”).  The period from January 1, 2020 through March 31, 2020 relates to the Predecessor and the period from April 1, 2020 through December 31, 2020 relates to the Successor. The period from January 1, 2021 through December 31, 2021 relates to the Successor.

37

We present the information in this format to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this presentation is appropriate because it provides a meaningful comparison and relevant analysis of our results of operations for the relevant periods.

	Predecessor	Successor	Successor
		Period from
		March 28, 2020
	Three	(inception)	Year
	Months Ended	through	Ended
	March 31,	December 31,	December 31,
(in thousands)	2020	2020	2021
Revenue	$1,750	$7,691	$10,507
Cost of goods sold	1,599	6,488	9,859
Gross Profit	151	1,203	648
Selling, general and administrative expenses	1,480	3,675	5,611
Impairment of assets	—	—	—
(Gain) / Loss on sale of assets	303	—	—
Loss from operations	(1,632)	(2,472)	(4,963)
Other income / (expense)
Interest expense, net	—	(112)	(617)
Gain from extinguishment of debt	—	503	42
Total other income / (expense)	—	391)	(575)
Income / (loss) from continuing operations	(1,632)	(2,081)	(5,538)
NET LOSS	$(1,632)	$(2,081)	$(5,538)

Revenues

Revenues were $1.750 million for the three months ended March 31, 2020 (Predecessor) and $7.691 million for the period March 28, 2020 (inception) through December 31, 2020 (Successor) for a total of $9.441 million, compared to $10.507 million for the year ended December 31, 2021 (Successor).  Revenues for the Successor increased by $1.066 million, or 11.29%, compared to the combined basis for the Predecessor and Successor for the year ended December 31, 2020.  This represents growth from new accounts, growth from our existing customers taking in additional product lines due to the increased demand from consumers due to the impact of COVID-19 and overall category growth.

Cost of goods sold

Cost of goods sold were $1.599 million for the three months ended March 31, 2020 (Predecessor) and $6.488 million for the period March 28, 2020 (inception) through December 31, 2020 (Successor) for a total of $8.087 million, compared to $9.859 million for the year ended December 31, 2021 (Successor).  Cost of goods sold for the Successor increased $1.772 million for the year ended December 31, 2021, or 21.91%, compared to the combined basis for the Predecessor and Successor for the year ended December 31, 2020.

The increase in cost of goods sold in 2021 was primarily due to the raw material costs in the amount of $2.160 million to fulfill the orders placed by our customers and additional costs incurred due to additional supply chain pressure caused by COVID-19.  The increase in raw material costs was partially offset by a $175 thousand decrease in labor costs to produce the products and a decrease of $662 thousand in delivery costs to get the products to market for the year ended December 31, 2021.  The increase in cost of goods sold was also offset by a decrease in the cost of freight to get the products to market, of $662 thousand on a combined basis, because our own employees are delivering our products instead of us incurring this cost from third-party carriers.

38

Gross margin

Gross margin was $151 thousand or 8.60% of sales for the period three months ended March 31, 2020 (Predecessor) and $1.203 million or 15.64% of sales for the period March 28, 2020 (inception) through December 31, 2020 (Successor), compared to $648 thousand or 6.17% of sales for the year ended December 31, 2021. Gross margin for the Successor was $648 thousand or 6.17% of sales for the year ended December 31, 2021, a decrease of $706 thousand, or 52.07%, compared to the combined basis for the Predecessor and Successor for the year ended December 31, 2020, while gross margin as a percentage of sales declined by 8.17%. Our margins decreased due to the increased costs incurred to fulfill the demand by our customers as a result of COVID-19 for our products which we were able to produce and deliver while beginning to leverage a small part of our operating efficiencies.

Selling, general and administrative

Selling, general and administrative expenses were $1.480 million for the three months ended March 31, 2020 (Predecessor) and $3.675 million for the period from March 28, 2020 (inception) through December 31, 2020 (Successor), compared to $5.611 million for the year ended December 31, 2021 (Successor). Selling, general and administrative expenses for the Successor were $5.611 million for the year ended December 31, 2021, an increase of $456 thousand, or 8.85%, compared to the combined basis for the Predecessor and Successor for the year ended December 31, 2020. Bad debt expense is attributable to the predecessor company for reserves established of approximately $42 thousand. For the Successor in the year ended December 31, 2021, commission expense increased by approximately $42 thousand due to brokers we retained to help increase revenue; employee benefits, increased by approximately $229 thousand due to higher rates paid for workmen’s compensation insurance due to the changes in our experience rating. Salaries, decreased by approximately $188 thousand due the reduced headcount while deploying automation in the production facility; audit and accounting fees increased by $193 thousand, legal expense, increased by approximately $90 thousand, utilities increased by $134 thousand due to increased production, advertising increased by approximately $28 thousand, and depreciation increased by approximately $70 thousand and repairs and maintenance decreased by $113 thousand.

Loss from operations

Loss from operations were $1.632 million for the three months ended March 31, 2020 (Predecessor) and $2.472 million for the period March 28, 2020 (inception) through December 31, 2020 (Successor), compared to $4.963 million for the year ended December 31, 2021 (Successor).  Loss from operations for the Successor were $4.963 million for the year ended December 31, 2021, an increase of $859 thousand, or 20.93%, compared to the combined basis of the Predecessor and Successor of $4.104 million for the year ended December 31, 2020.

Interest expense

Interest expense was zero for the three months ended March 31, 2020 (Predecessor) and $112 thousand for the period March 28, 2020 through December 31, 2020 (Successor), compared to $617 thousand for the year ended December 31, 2021 (Successor). On a combined basis, interest expense for the Predecessor and Successor was $112 thousand for the year ended December 31, 2020. There was an increase for the Successor of $505 thousand for the year ended December 31, 2021. The interest was incurred by the successor due to the seller financing notes for the Predecessor Asset Acquisition (defined below) as well as other working capital loans.

Gain from extinguishment of debt

During the first quarter of 2021, the Company purchased a total of $227,365 of goods from Arch City AG, LLC (“Arch City”), an entity partially owned by Mr. Kras, our Chief Executive Officer. In May 2021, the Company entered into an Assumption and Indemnification Agreement (the “Assumption Agreement”) with Arch City, which resulted in the Company assuming a liability of $78,976 that Arch City owed to a third-party supplier. In consideration for payment of the outstanding liability, Arch City forgave the Company’s outstanding balance of accounts payable, which totaled $121,470. The Company recognized a gain from extinguishment of debt of $42,494 during the third quarter of 2021. There was a gain from extinguishment of debt in the nine months ended December 31, 2020 (Successor) in the amount of $503 thousand due to the forgiveness of the Paycheck Protection Program loan which was approved by the Small Business Administration.  There was no gain from extinguishment of debt in the three months ended March 31, 2020 (Predecessor).

39

Net Loss

Net Loss was $1.632 million for the three months ended March 31, 2020 (Predecessor) and $2.081 million for the period March 28, 2020 through December 31, 2020 (Successor), compared to $5.538 million for the year ended December 31, 2021 (Successor). On a combined basis, the net loss for the Predecessor and Successor was $3.713 million for the year ended December 31, 2020, an increase for the Successor of $1.825 million for the year ended December 31, 2021.

Liquidity and Capital Resources

Going Concern Considerations

We have incurred significant losses since our inception. We have experienced net losses of approximately $9.5 million during the nine months ended September 30, 2022, $5.5 million in the year ended December 31, 2021 and $3.7 million in the year ended December 31, 2020. We expect our capital expenses and operational expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, and general and administrative costs. Therefore, we believe our operating losses will continue or even increase at least through the near term.

The risks and uncertainties surrounding our ability to continue to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements. Our financial statements have been prepared on a “going concern” basis, which implies we may not continue to meet our obligations and continue our operations for the next twelve months. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. Although we plan to attempt to raise additional capital through one or more private placements or public offerings, including this offering, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity or equity-linked securities by us would result in significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business as planned and as a result may be required to scale back or cease operations, which could cause our stockholders to lose some or all of their investment in us. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Liquidity

Our primary liquidity requirements are for working capital, continued investments in capital expenditures, and other strategic investments. Although income taxes are not currently a significant use of funds, after the benefits of our net operating loss carryforwards are fully recognized, they could become a material use of funds, depending on our future profitability and future tax rates. The Company’s liquidity needs have been met primarily through term loan borrowings, convertible notes, related party loans, and our IPO.

As of September 30, 2022 and December 31, 2021, we had $1.975 million and $31 thousand in cash and cash equivalents available, respectively. As of September 30, 2022 and December 31, 2021, we had working capital deficits of $1.243 million and $5.896 million, respectively. As of September 30, 2022 and December 31, 2021, we had $7.139 million and $8.091 million of total debt outstanding, respectively. To resolve our working capital deficit and meet our cash needs, we are implementing cost savings programs and plan to raise capital in order to extend our cash runway. If we are unable to raise additional capital, we believe that our existing cash and cash equivalents will not be sufficient to fund our operations through the next twelve months. We anticipate that we will need to raise additional capital through one or more private placements or public offerings, including this offering. We may not be able to access the capital markets on commercially acceptable terms or at all. Our ability to fund future operating expenses and capital expenditures and our ability to meet future debt service obligations or refinance our indebtedness will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control, including those described under “Risk Factors.”

40

Long-Term Debt

Secured Promissory Note

On March 30, 2020, the Company issued a promissory note to Sament, an affiliate of Terra Tech, for $3,000,000 in connection with the acquisition of the Predecessor’s assets (the “Predecessor Asset Acquisition”). The Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. In addition, we granted a second secured promissory note to Sament as of June 3, 2020 for $653,870, which accrues interest at a rate of 3.5% until June 3, 2023 (together with the note due March 30, 2025, the “Sament Notes”). The Sament Notes are secured by all of the assets purchased in connection with the Predecessor Asset Acquisition. Sament also currently owns 9.3% of our outstanding common stock.

Evergreen Notes

From October 7, 2021 through March 30, 2022, we raised $3.2 million in a private placement with Evergreen to support our working capital requirements. The private placement consisted of 15% original issue discount secured promissory notes issued to Evergreen with a warrant to purchase shares of our common stock exercisable for five years from the date of the applicable closing. The notes incur interest at a rate of 5.0% per annum. We closed on multiple tranches of this private placement on the following terms:

Closing Date	Maturity Date of Note	Principal Amount of Note	Shares Underlying Warrant
10/7/2021	7/7/2022	$1,150,000	5,011
11/8/2021	8/8/2022	$402,500	647
11/22/2021	8/22/2022	$402,500	647
12/20/2021	9/20/2022	$345,000	555
1/14/2022	10/14/2022	$460,000	739
2/11/2022	11/11/2022	$115,000	185
2/18/2022	11/18/2022	$115,000	185
3/2/2022	12/2/2022	$115,000	185
3/9/2022	12/9/2022	$345,000	555
3/18/2022	12/18/2022	$115,000	185
3/30/2022	12/30/2022	$115,000	185

The note scheduled to mature on July 7, 2022 was convertible, at Evergreen’s option, into shares of common stock at a conversion price of $229.50 per share. The subsequent notes were convertible, at Evergreen’s option, into shares of common stock at a conversion price of $622.50 per share. The warrant issued on October 7, 2021 and the subsequent warrants may be exercised for the underlying shares of common stock at exercise prices of $229.50 and $622.50 per share, respectively. Because the public offering price in our IPO was lower than the conversion price under these notes and lower than the exercise price of the Evergreen Warrants, the conversion and exercise prices were reduced to $150.00 per share.

On June 30, 2022, we issued the A&R Note to Evergreen to consolidate these secured promissory notes. The A&R Note consolidated $1,753,750 in principal amount under convertible notes that were due to mature on July 7, August 8, and August 22, 2022 (the “Prior Notes”). The new principal amount of the A&R Note was $1,841,592, which included accrued interest and prepayment penalties on the Prior Notes and took into account a payment of $500,000 on the Prior Notes. $820,000 in principal under the A&R Note was exchanged for Preferred Stock as of October 26, 2022. We and Evergreen exchanged approximately $962,000, consisting of $820,000 in principal and approximately $142,000 of accrued interest and prepayment premium thereon, of the amount payable under the A&R Note for 50,873 shares of Preferred Stock issued to Evergreen. The A&R Note bears interest at 7.0% per annum and will mature on March 31, 2023. Evergreen may elect to convert, subject to our approval, the outstanding principal and interest under the A&R Note into shares of common stock at any time prior to the maturity date at a conversion price of $150.00 per share. We must repay the A&R Note if we complete an offering of equity or debt securities with gross proceeds of at least $4.0 million. Accordingly, we expect to repay any amount owed under the A&R Note with a portion of the proceeds of this offering. These notes are secured and subordinated to the Sament Notes.

41

Small Business Administration (“SBA”) Loans

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic.

Vehicle Loans

During 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

During 2021, the Company entered into three financing agreements totaling $102,681 for the purchase of vehicles. The loans, which accrue interest at rates of 16.84% - 18.66%, mature in 2026. The loans are secured by the vehicles purchased.

During the nine months ended September 30, 2022, the Company entered into two financing agreements totaling $158,214 for the purchase of vehicles. The loans, which accrue interest at a rate of 7.64%, mature in 2027. The loans are secured by the vehicles purchased.

Related Party Loans

During 2020, the Company borrowed $32,000 from James E. Kras, the Company’s Chief Executive Officer and director. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Jeanne Ciccone, a close relative of James E. Kras. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and director, of which $2,500 remained outstanding as of December 31, 2020. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2021, the Company issued convertible promissory notes with principal amounts totaling $1,200,000 to Michael James, the Company’s Chief Financial Officer. These convertible notes matured on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The principal and interest due and owed under the notes, which bear interest at a rate of 12.00% per annum, were convertible into shares of Common Stock at any time at the election of the holders at a conversion price equal to $138.75 (subject to adjustment for forward or reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the notes at any time and without penalty, upon providing ten days written notice to the holders.

42

During 2021, the Company issued promissory notes totaling $660,000 to Mr. James, which matured on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The promissory notes bear interest at a rate of 12.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the promissory notes at any time and without penalty, upon providing ten days written notice to Mr. James.

During 2021, the Company issued demand notes totaling $35,200 to James Kras, the Company’s Chief Executive Officer and Director. The funds borrowed were utilized to fund ongoing operations and did not accrue interest. The remaining outstanding balance of $25,200 was exchanged for a convertible promissory note, which matured on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The principal and interest due and owed under this note, which bears interest at a rate of 12.00% per annum, was convertible into shares of Common Stock at any time at the election of the Mr. Kras at a conversion price equal to $138.75 (subject to adjustment for forward or reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the note at any time and without penalty, upon providing ten days written notice to Mr. Kras.

On January 7, 2022, the Company issued a promissory note totaling $70,000 to Mr. James on the same terms as the Promissory Notes issued to Mr. James in 2021. At the closing of the IPO, the Company repaid the Promissory Note.

On March 7, 2022, the Company issued a promissory note totaling $20,000 to Mr. James, which matured on June 30, 2022 and did not incur interest. At the closing of the IPO, the Company repaid the Promissory Note.

On January 6 and January 18, 2023, the Company issued promissory notes with principal amounts of $50,000 and $125,000, respectively, to Mr. James. The notes mature on the earlier of (1) April 1, 2023, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The promissory notes bear interest at a rate of 6.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the notes at any time and without penalty, upon providing ten days written notice to the holder.

See “Certain Relationships and Related Party Transactions — Working Capital Funding from Executive Officers” for a summary of the notes the Company issued to Messrs. Kras and James IPO in order to fund operations.

Factoring Facility

On March 30, 2021, the Company entered into an accounts receivable purchasing agreement with Quasar Capital Partners, LLC (the “factoring facility”) pursuant to which the Company agreed to provide Quasar with the right to purchase the Company’s accounts receivable at book value less a discount. The Company’s Chief Financial Officer personally guaranteed the amounts payable under the factoring facility. On October 7, 2021, the Company repaid the amounts due under the factoring facility and the guarantee was released.

SAFE Agreements

During the years ended December 31, 2020 and 2021, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors in a series of transactions exempt from registration under the Securities Act pursuant to Regulation Crowdfunding (the “Crowdfunding offering”).

43

Upon a future equity financing of greater than $1,000,000, the SAFE securities were convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elected to convert the securities upon the closing of a future equity financing, the investors would have received the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

(a)

the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(b)	the lowest price per share of the securities sold in such future equity financing.

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon the IPO or a change of control (a “Liquidity Event”) prior to any equity financing, the investors were entitled to receive, at the option of the investors, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (i) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

In the case of a Liquidity Event following any equity financing, the investors were entitled to receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

During the years ended December 31, 2020 and 2021, the Company raised a total of approximately $538 thousand in the Crowdfunding offering, which was made through Open Deal Portal LLC (the “Intermediary”). The Intermediary was entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which was closed subsequent to year-end. On May 9, 2022, upon the closing of the IPO, the Company converted SAFEs into 5,134 shares of common stock and paid $5,790 to SAFE investors who elected to receive cash upon the close of the offering instead of converting the SAFE into common stock. As of September 30, 2022, the Company does not have any outstanding SAFEs.

Cash Flow Analysis

For the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021

Operating activities

During the nine months ended September 30, 2022 and 2021, cash used for operating activities was $7.540 million and $2.015 million, respectively. Cash expenditures for the nine months ended September 30, 2022 increased primarily due to the timing of vendor payments and an increase in executive and directors’ compensation.

44

Investing activities

During the nine months ended September 30, 2022 and 2021, cash used in investing activities was $1.813 million and $73 thousand, respectively. The increase in cash used in for investing activities was primarily driven by our purchase of Greenleaf’s assets. See Note 3 to our financial statements.

Financing activities

During the nine months ended September 30, 2022 and 2021, cash provided by financing activities was $11.297 million and $2.098 million. The increase in cash provided by financing activities was primarily driven by completion of the IPO.

For the three months ended March 31, 2020 (Predecessor) and the period March 28, 2020 (inception) through December 31, 2020 (Successor) are compared to the year ended December 31, 2021 (Successor)

The following table is a summary of our cash flow activity for the periods presented:

	Predecessor	Successor	Successor
		Period from
		March 28, 2020
	Three Months Ended	(inception) through	Year Ended
	March 31, 2020	December 31, 2020	December 31, 2021
Net cash provided by (used in) operating activities	$(676)	$(1,351)	$(4,078)
Net cash provided by (used in) investing activities	$(79)	$48	$(151)
Net cash provided by (used in) financing activities	$750	$1,404	$4,255

Cash Flows from Operating Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through December 31, 2020 (Successor), and the year ended December 31, 2021 (Successor), net cash provided by (used in) operating activities was $(676) thousand, $(1.351) million, and $(4.078) million, respectively.  The cash flows used by operating activities were driven primarily by working capital needs offset by revenue growth from existing customers and new customers.

Cash Flows from Investing Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through December 31, 2020 (Successor), and the year ended December 31, 2021 (Successor), net cash used in investing activities was $(79) thousand, $48 thousand, and $(151) thousand, respectively. Investing cash flows are driven primarily by capitalized purchases of property and equipment.

Cash Flows from Financing Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through December 31, 2020 (Successor), and the year ended December 31, 2021 (Successor), net cash provided by financing activities was $750 thousand, $1.404 million and $4.255 million, respectively. For the three months ended March 31, 2020 (Predecessor), net cash provided was for contributions from the parent company. Net cash provided by financing activities for the period from March 28, 2020 (inception) through December 31, 2020 (Successor) and the year ended December 31, 2021 (Successor) were driven by proceeds of debt issued.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on historical experience, the relevant information available at the end of each period, and their judgment. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could differ materially from these estimates under different assumptions or market conditions.

45

The most significant accounting estimates involve a high degree of judgment or complexity. Management believes the estimates and judgments most critical to the preparation of our consolidated financial statements and to the understanding of our reported financial results include allowance for doubtful accounts. The following are the accounting policies most critical to the preparation of our consolidated financial statements.

Revenue Recognition

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.  Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes.” The Company files a consolidated United States federal income tax return.  The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return.  Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes.  At March 31, 2022 and December 31, 2021, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model.  Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Recent Accounting Pronouncements

See Note 2 of the audited consolidated financial statements included in this prospectus for information about recent accounting pronouncements.

46

BUSINESS

Overview

Edible Garden is a CEA farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared to conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•	integrates in real-time with our cloud business software suite for monitoring daily sales data;
•	generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);
•	provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;
•	utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;
•	aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;
•	manages our online ordering system with user controlled product availability based upon greenhouse inventory;
•	provides a route management system for coordinating the logistics of our direct store delivery program; and
•	tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

47

We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared to a legacy farm business.

We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

We believe that Edible Garden’s facilities comply with food safety and handling standards.

We have food safety certifications from Primus, a GFSI certification program, the USDA for organic products, and some of our products are verified as non-GMO by the non-GMO Project. We are licensed under PACA to operate our business. We voluntarily comply with the HACCP principles established by the FDA.

48

Primus annually audits our growing process and entire food safety management system to ensure that our process and products meet the standards established by the GFSI. We value this certification because our customers require purchasing products from producers who are GFSI certified. When we undergo the GFSI audit, Primus audits the following:

•	standard operating procedures and their documentation;
•	food safety testing (biological hazards) by an ISO 17025 accredited lab;
•	water testing by an ISO 17025 accredited lab;
•	quality control processes;
•	personnel health, hygiene and safety;
•	sanitation programs;
•	mock recalls/products on-hold process;
•	internal auditing system for organic, GFSI, non-GMO and HACCP certifications and verifications;
•	records retention;
•	food defense/food fraud;
•	supplier approval program;
•	pest management program; and
•	visual inspection of growing and packing processes.

To maintain our USDA Organic certification, we must submit:

•	our farm and handling plans annually;
•	to an annual inspection and audit of our greenhouse and how we handle aspects of our business;
•	to review of our organic documentation and records retention; and
•	to review and testing of our water usage and irrigation systems, harvest and post-harvest processing, and supplier monitoring and control.

In addition, we must:

•	use Organic Materials Review Institute (“OMRI”)-approved inputs, such as fertilizer, pesticides, disease management and media;
•	use organic in-house seedling production;
•	use organic pest management practices;
•	use organic crop management techniques;
•	perform nutritional deficiencies testing;
•	perform microbiological water testing;
•	conserve natural resources and promote biodiversity; and
•	maintain organic integrity (prevent conventional crops from contaminating organic crops).

Some of our products are verified as non-GMO by the non-GMO Project. To have a product verified by the non-GMO Project, we submit to an annual review process of the relevant products. We must source seeds and cuts from reputable and safe suppliers, not use bio-engineered products or ingredients during the growing process, and not include bio-engineered ingredients or products in the final goods sold to customers.

To maintain our PACA license, we submit to an annual review of our business, including our history and principles, to ensure we are meeting our contractual obligations under the law. This includes abiding by fair trading practices, meeting our contractual agreements and specifications, promptly paying all contracts, and maintaining trust assets.

The HACCP principles require that we submit to USDA audits annually. We must also identify the various chemical, physical, and biological hazards that exist in crop production and manage and control those hazards so that they do not contaminate our products or packaging. We must also implement and document critical control points, and implement and document corrective actions taken when those critical control points do not adequately control a hazard.

We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis - Liquidity and Capital Resources,” our auditors have issued an opinion that there is a substantial doubt about our ability to continue as a going concern if we are unable to complete this offering.

49

We believe that the power of our brand together with the quality, innovative packaging and traceability of our products allow all of our customers to associate Edible Garden with locally grown and sustainably sourced packaged herbs and vegetables. Our tag line “Simply Local, Simply Fresh” is intended to describe our business plan: growing herbs and lettuce in local farms in the regional communities where our customers sell our products so that the products stay fresher for longer. We believe this strategy allows us to drive local grass roots brand awareness while we grow our business to support our plan to become a national brand.

Products and Customers

We currently offer 33 stock keeping units “SKUs” and expect to further cross sell products across our supermarket partners to meet their demand. These products include:

•	10 types of individually potted, live herbs;
•	10 types of cut single-herb clamshells;
•	2 specialty herb items;
•	6 different types of lettuce;
•	2 garden salad kits;
•	hydro basil;
•	bulk basil; and
•	vegan protein powder.

We also expect to sell Pulp’s products, which consist of Hungarian wax hot sauce, poblano serrano jalapeno hot sauce, Fresno chili hot sauce, habanero carrot hot sauce, salsa macha, chili crisp, and chili oil, once we engage a contract manufacturer that can produce the sauces at scale.

Our fresh produce and plant-based protein products are currently sold at over 4,000 supermarket stores and food distributors across the Northeast, Midwest and Mid-Atlantic regions of the country. Some of the supermarkets that sell our products include Walmart, Target, Meijer, Wakefern Food Corporation/ShopRite, King Kullen, D’Agostino’s, Kroger, and Food Bazaar. We also service a large number of food distributors. This market segment allows us greater penetration with smaller local and regional supermarkets and the food services business.

Since inception, a few of our customers constitute a majority of our total revenue. For example, during the nine months ended September 30, 2022, we earned approximately 68% of our revenue from two customers, during the year ended December 31, 2021, we earned approximately 76% of our revenue from three customers, and we earned approximately 34% of our revenue from one customer in the period from our inception through December 31, 2020. While we value our strong relationship with these major customers, we face the risk of losing a significant source of revenue if our major customers do not continue to purchase our products. If that were to occur and we were unable to replace the revenue by selling our products to additional customers, our ability to earn revenue would be significantly negatively impacted. Part of our growth strategy is to reduce this customer concentration by expanding our production capacity, which would allow us to sell our products to more supermarket partners.

50

We sell products to our customers on a purchase order basis, with no spend or purchase commitments, in the ordinary course of business. We and our customers enter into purchase orders on a daily basis. To date, no purchase order has exceeded 2.0% of our revenue for the particular quarter in which the products were delivered to the customer.

The packaging we use for our produce leverages the latest technology to reduce plastics, extend the shelf life of our products, and reduce retail shrink - all leading to a reduced carbon footprint by reducing waste. The packaging we use for our produce features bio-based (sugar cane) sleeves. Using this material, we are able to reduce our use of plastic in our business. Generally, retail shrink is a loss of inventory. For our supermarket customers, one source of this shrinkage is spoiled product, such as herbs that have been in packaging for so long that they become poor quality. We use herb bags that have micro-perforations that allow ethylene gas to escape from the product packaging. Ethylene gas accelerates spoilage of herbs and lettuce. By allowing this gas to escape, we are able to extend the shelf life of the product while reducing the likelihood that our customers experience retail shrink because they have to throw our products in the garbage. Using this technology, cilantro, for example, is in good quality after 11 days, while it would be in poor quality after seven days in other packaging, according to the developer1 of this bag material. The CO2 laser perforation creates well-defined holes which allow for a controllable and consistent environment in the bag, while other typical bagged herbs are perforated with a cold needle, which produce inconsistent holes and, therefore, an uncontrollable atmosphere. Less product spoilage means less waste, and less shrinkage means that we will not have to produce as many lettuce and herbs to achieve the same level of retail sales. Altogether, we should be able to produce less carbon and minimize the size of our carbon footprint by using these packaging innovations.

More recently we have expanded our product line to include nutraceuticals and other food products as well as vitamins, plant and whey proteins, and other products utilizing next-generation plant ingredients grown and sourced using sustainable methods.

Impact of COVID-19

The COVID-19 pandemic and resulting worldwide economic conditions have affected, and may continue to affect, our business, financial condition and results of operations. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. For example, our ability to continue to supply our products is highly dependent on our workforce, including our workers involved in the growing, harvesting, transportation, processing and distribution of our products. Our ability to maintain the safety of our workforce may be significantly impacted by individuals contracting or being exposed to COVID-19, and our operations and financial results may be negatively affected as a result. While we are following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of our workforce, we cannot be certain that these measures will be successful in ensuring the health of our workforce. Workforce disruptions related to COVID-19 may continue to significantly impact our ability to maintain our operations and may adversely affect our financial results. We also incurred costs in relation to safety precautions undertaken in our shipping operations and there can be no assurances that we would not be required to incur such costs or similar costs in the future.

The impact of the COVID-19 pandemic on our operating results can also impact our ability to meet our financial obligations. Our operating results have been and may continue to be impacted by the pandemic, and we cannot predict whether future developments associated with the COVID-19 pandemic will materially adversely affect our long-term liquidity position. In the event of a continued sustained market deterioration or further delayed recovery, we may need additional liquidity which would require us to evaluate available alternative strategies such as seeking additional debt or equity capital, which may be unsuccessful.

Production and Properties

We utilize prime greenhouse locations in the Northeast, Midwest and Mid-Atlantic regions of the country, allowing us to provide local fresh and organic products to these local communities. Our locally grown and delivered products using a network of sustainable greenhouse farms provide local communities, retailers and consumers the quality they demand with the food safety they expect. The communities, retailers and consumers benefit from this as this allows us to get our products to market in the shortest time without compromising the plant’s quality and nutritional value. The growing locations are chosen to be near key trucking lanes within hours of major cities to cut down on “food miles” and fuel costs. We believe our strategy enhances our products’ appeal to major consumer constituencies that desire products grown and delivered locally.

_________________________

1 “Shelf Life Studies: Herbs,” Windham Packaging, LLC.

51

Potential Growing Capacity

Consistent year round growing that adheres to our stringent sustainability protocols occurs in greenhouse locations in Indiana, New Jersey, Michigan, and Wisconsin. The combination of: (1) our 5-acre flagship greenhouse location in Belvidere, NJ; (2) our recently acquired 5-acre Heartland Facility in Grand Rapids, Michigan; and (3) over 480,000 square feet of available growing capacity in contracted greenhouse space from contract growers, enables us to use standardized methods and a suite of proprietary technology innovations to operate these hydroponic greenhouses and deliver consistent, fresh produce. Although we have access to this growing capacity, we do not use all of this capacity at any one time. We work with the contract growers to have products grown in locations that are near our customers, and because of changes in customer demand or the ability of the contract grower to meet the terms of our purchase orders, the locations where our products are grown change over time. We believe we have sufficient potential growing capacity with contract growers, at Edible Garden Heartland and at our flagship greenhouse to supply products to our existing customers.

Since January 1, 2022, we have grown or purchased products grown in the following locations and with the following potential growing capacity:

Location	Growing capacity	Operated by
Belvidere, New Jersey	5 acres	Edible Garden
Edible Garden Heartland (Grand Rapids, Michigan)	5 acres	Edible Garden
Francesville, Indiana	3 acres	Contract grower
Grand Rapids, Michigan	6 acres	Contract grower
Hixton, Wisconsin	3 acres	Contract grower

Order Process

We rely on long-term relationships with contract growers to grow our herbs and produce, but have no formal long-term contracts with these growers. We classify our relationships with growers as “long term” because of the length of the personal working relationship between members of our management team and the growers. In some cases, these relationships began more than five years ago. While the personal relationships are long term, we typically do not have formal written contracts with these growers. Instead, we and the growers use purchase orders to transact business. Our growing relationships require our produce to be grown in strict accordance with our proprietary growing process and to our specifications, but otherwise leaves control over the growing process to the contract growers.

We use our GreenThumb software to analyze year-over-year and trending sales data to develop customer-specific and aggregate product-specific forecasts. Each week, we provide our contract growers an estimated forecast that the grower can use to determine the quantity of herbs or produce it will sow. We use the same forecasts to determine what products to grow in the facility in Belvidere, New Jersey and the Heartland Facility. The quantity of products sown will later be used to fill a purchase order. The forecast precedes any purchase order from us or the customer because the products take time to grow and customers in the industry adjust their orders frequently to attempt to meet demand without taking on excess perishable inventory.

We typically receive purchase orders from our customers one to two weeks prior to harvest of the products. If we are using a contract grower, we then submit a purchase order to the grower to fulfill the order and choose the grower based on the proximity of the contract grower to the specific customer and the grower’s ability to fulfill the order. The contract grower is not obligated to accept any orders, or any certain minimum order, that we submit to the grower. The contract grower bears the inventory risk and risk of loss during the growing process. We take title of the produce after inspection has been made in accordance with the specifications agreed to by both parties. However, the contract grower is responsible for any customer rejections of products upon final delivery, and we do not pay the contract grower for products that are rejected by our customers. We pay the contract growers based on the number of products grown and accepted by the customer, and we are not otherwise financially obligated to the contract grower. Although it is not our practice to do so, we can terminate the purchase orders we submit to contract growers at any time and for any reason.

52

If the contract grower has not grown enough of a specific product to fulfill a purchase order, we attempt to supplement the order with products from other growers or the New Jersey facility to meet the customer’s order. We only pay the contract grower for the number of products we purchase from them. If we are unable to meet the customer’s order, the customer typically finds another source of the product, which may harm our reputation with the customer but does not result in us incurring costs for the order.

If the contract grower has grown more of a specific product than is needed to fulfill a purchase order, we attempt to supplement other purchase orders that may need more of that product. Ultimately, if the contract grower sows too much of one crop than is needed to fill the purchase order, the contract grower must absorb those costs.

Flagship Facility in Belvidere, New Jersey

In addition to our contract growers, we operate a 5 acre flagship facility in Belvidere, New Jersey, which began commercial operations in 2015. Our facility incorporates a hydroponic gutter system developed in Holland for the exclusive production of herbs. The flagship facility also includes a cold storage freezer which allows us to package herbs for our distribution partners and a 20,000 sq. ft packhouse, which is under construction. Because we control the growing and shipping processes at this facility, we bear inventory risk, risk of loss, and other risks for the produce grown at this facility.

We are currently party to an ongoing, informal arrangement with our predecessor company, Edible Garden Corp., whereby we made lease payments of approximately $15,300 per month during 2021 and make lease payments of approximately $15,500 per month for 2022 to the Landlord of the land on which our flagship facility is built and for which our predecessor company is the lessee. We effectively rent the property on a month-to-month basis with no set term. We do not have a lease in place directly with the lessor of the property that gives us the right to operate the property, and there is no written agreement between us and our predecessor company or us and the Landlord describing this arrangement. We have not entered into a sub-lease or assignment of the agreement between our predecessor company and the Landlord, and we are not a party to or a beneficiary of the original lease between our predecessor company and the Landlord. We have been operating under this arrangement with the lessor for more than one year and do not expect to lose access to the property. We believe we will be able to continue operating the property because our operations and monthly payments benefit the current lessee, our predecessor company, and Landlord. Our predecessor company benefits from our effective assumption of the lease, because we are making lease payments that the predecessor company would otherwise be obligated to pay. In addition, an affiliate of our predecessor company, Sament, is a significant stockholder and creditor of ours, and our ability to repay amounts owed to Sament or increase the value of its investment in us depends in part on our ability to continue operating at the facility. From the Landlord’s perspective, it has been receiving consistent lease payments from an operator of the property since at least 2015 and from us for nearly two years, and many of the same individuals that worked for our predecessor company at the New Jersey facility continue to work at the facility as Edible Garden employees. If the Landlord did not assign the current lease or renegotiate a new lease with us, the Landlord would have to find another suitable tenant for the facility, which could result in additional costs to the Landlord or the risk of holding a vacant property. We expect to have the lease assigned to us once the Landlord obtains the permits necessary to complete construction of the packhouse. We do not know when those permits may be issued and cannot predict with certainty the timing of the expected assignment or the conditions upon which the Landlord’s consent to the assignment will be based.

53

Construction began on the packhouse at the New Jersey facility prior to our inception. Under the terms of the lease between our predecessor company and the Landlord, our predecessor company paid to build a foundation and construct the prefabricated building for the packhouse. Although the packhouse building is standing, it requires utilities and other improvements before we can use the building for our business. The Landlord was responsible for obtaining the permits required from the county and municipal governments for the construction. The permits used when the packhouse building was constructed have expired, and we believe that the Landlord will need to fund the widening of the road in front of the property and the addition of traffic lights as safety measures before new permits will be issued. After the applicable permits from the county government have been obtained by the Landlord, the construction of the packhouse should take between six months and one year to complete. We anticipate investing between $700,000 to $900,000 in capital expenditures to add utilities such as HVAC, electrical service, septic system, and a well to complete the packhouse. We have not yet incurred expenses on construction of the packhouse. The Landlord is aware of the construction of the packhouse. We do not anticipate construction on the packhouse will impact our ability to operate the property.

We source the raw materials for production from multiple suppliers, including Ball Horticulture, Brandt Box and Paper, PPC Flexible Packing, Sumit Plastics, Sun Gro Horticulture, Sunshine FPC, and expect that those supplies will continue to be available for our use.

Heartland Facility in Grand Rapids, Michigan

On August 30, 2022, through the Michigan Subsidiary, we acquired a five-acre greenhouse facility in Grand Rapids, Michigan, which will operate as Edible Garden Heartland. After Edible Garden Heartland is fully transitioned to growing our herbs and lettuce products, which is expected during the first half of 2023, it will add approximately five acres of directly controlled growing capacity to our operations. We believe the addition of Edible Garden Heartland will contribute to higher gross margin over time. We expect lower cost of sales by growing, picking and shipping our products instead of working with a contract grower to grow those products. In addition to serving customers in the Midwest, the facility will house a research and development center focused on improving existing products, developing new products, innovations in plant-based protein and nutraceuticals, and applying advanced agricultural technologies.

Distribution

Edible Garden utilizes advanced, sustainable, environmentally controlled indoor agriculture to grow and process organic herbs and lettuces. Through our extensive distribution platform and proprietary predictive modeling, we pick, pack and ship to big box retailer’s distribution centers in our network. We distribute our products through more than 50 retail partners including national big box retailers, regional grocery stores, distributors, restaurants and local purveyors.

Our growing and distribution plans are designed to get our locally grown products to our retail partners and consumers as soon as possible after harvest. We want to make sure that our products arrive as fresh, undegraded and nutrient rich as when they were harvested. In order for us to meet this objective we strive to deliver our products to market in no less than 24 hours from when they are picked. We currently rely on our own fleet of 11 delivery vehicles, as well as other independent shipping operators. We continue to build a broader footprint and intend to increase our logistics and shipping fleet to include more energy efficient vehicles that will use less fuel and leave less waste in our environment. Our greenhouse farms have to be strategically located in order for us to deliver on this objective.

We hold our transportation-related assets and manage the distribution of our products through our wholly-owned subsidiary, EG Transportation, LLC. This entity owns and leases the delivery vehicles we use to distribute products and holds the liability insurance needed for the transportation aspects of our business. As of September 30, 2022, we have 11 delivery vehicles and less than 10 drivers.

Competition

The U.S. fruits and vegetable markets are highly competitive. Our main competitors are Aero Farms, Gotham Greens, Bright Farms, Bowery Farms, Plenty. Many of these companies may have significantly greater financial, technical, marketing and distribution resources, as well as greater experience in the industry than we have. Our services may not be competitive with their services. In addition, our current and potential competitors may establish cooperative relationships with larger companies, to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. However, we believe the following elements will give us a competitive advantage in the rapidly growing CEA category:

54

Customer Relationships and Brand. Our herbs and lettuce product portfolio is sold through our supermarket partners including Walmart, Target, Meijer, Wakefern Food Corporation/ShopRite King Kullen, D’Agostino’s, Kroger, Food Bazaar and food distributors. These key partners make up the majority of our revenue. We believe that we will continue capture more opportunities with these partners as we expand our business and product offering. We also utilize an efficient marketing mix of social media, in-store signage and premium shelf positioning to drive consumer awareness and reinforce purchases.

Value Proposition. We are part of repositioning the way food is grown, packaged and distributed. We believe this is the next generation of farming that is good for people and our planet. We believe scaling our grow operations in a fully controlled environment will result in a higher optimization on yields together with freshness, taste and texture. In addition, our proposition focuses on intelligent, common-sense approach to growing more with less resources. Our Zero Waste Inspired approach is in everything we do - from innovative recyclable packaging across our product portfolio and enterprise, using less water, electricity and land, zero pesticides and less road miles. Simply Local Simply Fresh delivers all of this together with our local farming partners with an accessible, traceable, organic product at a competitive price.

Technology Platform. Technology and data are competitive differentiators for Edible Garden. Rather than relying on “off-the-shelf” systems, we have created a data-driven technology platform to power traceability and integration across plant production, operations, data analytics and demand planning. Our proprietary platform allows us to consistently monitor and control plant production inputs across our flagship facility as well as integrate with all of our contract growers. This allows us to scale throughput with disruption and capture data analytics for better yield and predictability.

Management Team. Our management team has worked together for 7 years. Jim Kras, our CEO and Mike James, our CFO, have a strong working relationship and work collaboratively to advance our growth. We believe that they bring strong senior leadership in their respective roles and responsibilities and have been instrumental in our success to date, including growing our business during a pandemic. Our management team is committed to developing young talent in our business and are committed to continue this employee development as the organization continues to grow.

Industry Overview

Traditional Outdoor Agriculture. The traditional agriculture industry in the United States consists primarily of field crop farms. According to the USDA, the United States had almost 900 million acres of farmland in 2019. Over the last few decades this acreage has shifted and consolidated to larger and larger farms. Today, large-scale family farms make up just 3 percent of farms in the United States and 42 percent of overall production. Production of produce is also regionalized. The American Farm Bureau Foundation reports that Monterey County in California, home of Salinas Valley, supplies 61% of all leaf lettuce and 56% of head lettuce in the United States.

This regional dependency contributes to long, complex distribution chains, with some produce traveling thousands of miles over several days before reaching store shelves. With the environmental and social macrotrends mentioned herein, we believe traditional field farming is also less prepared to support a growing world population, due to its reliance on large amounts of land and water, both of which are becoming scarcer and less available for food production. We also believe consumer trends continue to want to know where their food comes from together with traceability and food safety (food pathogens - listeria and salmonella) are becoming more important to all business partners and consumers.

Traditional Greenhouse Operators and Controlled Environment Agriculture (CEA). CEA has gained market share in recent decades as an alternative source of food production. This consists of both greenhouse operating companies and more high-tech greenhouses selling to retailers and grocery stores throughout the country. Despite growth in select crops, greenhouses have not been able to take meaningful market share from traditional field farms in the United States or in the leafy greens market until now. This is a function of shifting consumer trends together with the realization that the planet has finite natural resources. Overall consumer behavior is shifting away from commoditized produce as they associate consumer branded produce as sustainable, safe, organic, pesticide free all year long that is good for them and the social fabric of our planet. That’s why we believe as a market innovator we can continue to capture market share and brand awareness.

55

Growth Strategy

We are at an important point as we are operating at commercially viable scale and ready for the next level of growth with additional greenhouses and capabilities. Our business plan is to develop, own and operate commercial greenhouses across North America through a combination of organic and acquisitive growth. Presently and in the near term our greenhouse operations will continue to grow herbs and lettuces. We expect to scale our business by building or acquiring a portfolio of new, fully scaled commercial greenhouses across the Northeast, Midwest, Mid-Atlantic, South and Southwest. We plan to locate farms with easy access to distribution centers and major population demographic centers and to sell products into established supermarkets partners and distributors. We expect these full-scale commercial greenhouses to have more production capacity than our current facility and contract growers and to benefit from economies of scale. We believe this fledgling industry is at an early stage of consolidation and we have the opportunity with our strong channels to market, retailing expertise and technology in CEA to be a leader in this space.

Site selection for future facilities is based on a detailed methodology that weighs factors we believe to be indicative of farm unit economics, operational reliability and market accessibility, among other criteria. Examples include customer access and market depth within a 300-mile radius. The availability, reliability and cost of electricity; construction costs, speed to build, site infrastructure and permitting; local labor are further inputs to our selection process.

Intellectual Property

We rely on a combination of trademark laws, trade secrets, confidentiality provisions, and other contractual provisions to protect our proprietary rights, which are primarily our inventions, brand names, marks, and proprietary pods and seeds. Edible Garden owns trademarks, three pending patent applications, and two issued patents in the United States. The issued patents include claims related to greenhouse management software and systems (GreenThumb) and are expected to remain in force until November 2040, provided that all required maintenance fees are paid. One of the three pending patent applications is a recently filed continuation patent application related to greenhouse management software and systems. If this pending patent is granted, it would remain in force until at least November 2040, provided that all required maintenance fees are paid. The two remaining patent applications, a design patent application and a utility patent application, are related to automatically watering display stands for herbs and other vegetation. Should these pending patent applications be granted, the design patent would remain in force until February 2035 and the utility patent would remain in force until February 2041, provided that all required maintenance fees are paid for the utility patent.

Research and Product Development

Edible Garden recognizes the consumer acceptance and growth opportunities associated with plant-based derivatives of the products/plants it currently grows. As a leader in sustainability, research and development is a key focus for us moving forward. We sell plant-based nutraceuticals under the Vitamin Way brand. These products are produced by a co-manufacturer according to our specifications. We expect to grow our nutraceuticals product suite with additional products by working with Nutracom, an established developer and contract manufacturer of nutritional products, on new formulations. We believe that expanding into multiple product lines and diversifying from fresh produce to shelf-stable products will increase revenue opportunities.

Our Sustainability Plan - Renew, Reuse, Recycle & Innovate

We adhere to an Environmental, Social, and Governance (“ESG”) criteria and set of standards for our operations that is socially conscious. Our Environmental criteria considers how our company performs as a steward of nature. The Social criteria examines how we manage relationships with employees, suppliers, customers, and the communities where we operate. Our Governance deals with the company’s leadership, executive pay, audits, internal controls and stockholder rights.

56

Environment: We operate our CEA greenhouse facilities with the goal of being a good steward of nature. With our closed loop systems, we recapture and recycle water into our growing process. We are pesticide-free in our flagship facility, Heartland Facility and all contracted grow facilities. In vertical greenhouses, we are able to grow more herbs and lettuce per square foot than legacy farms. Our GreenThumb software allows us to be more efficient in our packing and shipping process with the goal of reducing excess emission of greenhouse gases and carbon that would result from more trucks transporting our products. The packaging we use is intended to reduce food spoilage and food waste while utilizing bio-based materials, leading to a reduction of plastics in the packaging. In the future, we intend for our greenhouses to take advantage of areas with renewable energy alternatives such as solar, wind, and hydro together with suppliers that support greenhouse gas-free electricity generation, when available. We plan to continue to deliver innovation in the products we use for our packaging and potting, further eliminating plastics from our products with recycled, biodegradable packaging. We intend to migrate to alternative fuel vehicles for our shipping needs by 2030. We commit to be carbon neutral by 2030, meaning that any carbon dioxide released into the atmosphere from our business activities will be balanced by an equivalent amount being removed. Beyond our own operations, we consider the business activities of our suppliers, distributors, and other partners to be an important component of our overall environmental impact. We continually try to find partners who share our vision and commitment to sustainability. Accordingly, we prefer to work with suppliers and distributors that mirror our sustainability and carbon-neutrality goals. Many of our major retailers and suppliers have made public commitments to sustainability, net-zero, and zero-waste with a horizon timeline, and we seek partners who are taking a similar approach to reducing their environmental impact and carbon footprint. Although we ultimately rely on our partners to maximize their efficiencies, we drive reductions in overall carbon emissions and food miles by growing and delivering from facilities that are as close to our supermarket partners’ distribution centers as possible. We are working to help those partners who are not currently pursuing sustainability goals to move in that direction by raising awareness and providing information and guidance. However, we recognize that some of our smaller partners are subject to resource limitations and we will not require all of them to achieve our 2030 goals.

Social - Employees: Being local and producing year-round not only allows for competitive produce prices and the opportunity for more consumers to access high quality produce, it also allows our facilities to offer full time, indoor jobs to members of the community, offsetting the seasonal work offered by more traditional agriculture businesses. We are also committed to paying at a living wage, hiring locally, and promoting internally by investing in internal and community training programs to train employees with a skill set that will allow them to be part of the 21st-century workforce in the next generation of farming. We are committed to work with all of our employees to help us understand any issues and to develop and enhance our indoor agriculture training and internal development opportunities, and to advance this commitment, created a committee of employees that provides direct feedback to our management team about potential improvements for our employees.

Social - Community: We will prioritize underserved communities whether urban or rural where our facilities are located. As a company we will continue to develop our corporate mission of giving back to these communities. For example, beginning in Fall 2022, we are partnering with the University of Michigan’s School of Environment & Sustainability to offer students an opportunity to work with our team at Edible Garden Heartland to develop and implement initiatives that address the environmental and societal impacts of the food industry. Charitable contributions to food banks, school systems, community anti-hunger and social reintegration programs are also part of giving back to these communities. For example, we partner with Abilities of Northwest Jersey Inc. to offer skills training in hydroponics and greenhouse farming at our Belvidere, New Jersey, greenhouse for individuals with disabilities, and we were named the Employer of the Year for 2020 by Abilities of Northwest Jersey. These initiatives aim to provide better economic and social results for these underserved communities. Our strategy will be to partner with both local, state and federal programs to help identify investment zones or redevelopment areas that would benefit from one of our greenhouse facilities in their community because of the expected local economic development and employment that would be associated with a new facility. We expect that each of our facilities will employ approximately 35-40 employees in these communities. We plan to consider underserved communities in all our future site selection process.

Governance: Edible Garden looks at diversity as a competitive advantage and strives to be fully supportive of diversity endeavors at all levels of the company. This alignment and focus will aid us in steering our long-term corporate actions in the right direction. Our goal is to build diversity across the whole enterprise with specific focus on the management team and board of directors. Our nominating and governance committee is responsible for overseeing these fundamental areas.

57

Regulatory Compliance

As a producer and distributor of food products, we are subject to the laws and regulations in the jurisdictions where our facilities are located and where are products are distributed. In particular we are subject to the FSM Act, which is enforced by the FDA. The FDA has the authority to regulate the growing, harvesting manufacture, including composition and ingredients, processing, labeling, packaging import, distribution and marketing and safety of food in the United States. The FSM Act significantly enhances the FDA's authority over various aspects of food regulation. For example, the FSM Act granted the FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. While the FDA has been active in implementing the requirements of the FSM Act through issuance of regulations designed to result in a reduction of the risk of contamination in food manufacturing, the full impact of the FSM Act is not yet known, and we cannot assure you that it will not materially impact our business. Regulatory agencies in other jurisdictions have similar authority to address the risk of contamination or adulteration, and to require that contaminated products be removed from the market. The failure to comply with these laws and regulations in any jurisdiction, or to obtain required approvals, could result in a ban or temporary suspension on the production of our products or limit or bar their distribution, and affect our development of new products, and thus could materially adversely affect our business and operating results. In addition, the USDA regulates the import and export of certain fruits and vegetables into and from the United States, and the USDA also imposes growing, manufacturing and certification requirements for certain products labeled with organic claims. Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

Legal Proceedings

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition, except as described below.

 The Company is party to an action filed against us on November 29, 2021 by Green City Growers Cooperative in the Court of Common Pleas in Cuyahoga County, Ohio. The plaintiff seeks damages of approximately $600,000 for an alleged breach of a supplier agreement. The Company denies the allegations and filed a counterclaim against the plaintiff on January 3, 2022. The Company believes it has meritorious defenses and plans to vigorously defend itself. This action arises from our entry into two agreements with the plaintiff. First, we entered into the Assumption Agreement in May 2021, whereby we assumed a liability of $78,976 that Arch City owed to the plaintiff. Second, also in May 2021, we entered into a supplier agreement with the plaintiff (the “Supply Agreement”), under which we agreed to purchase an aggregate of 6.0 million units of herbs and lettuce that were processed by the plaintiff over a three-year period according to agreed-upon prices. The plaintiff was one of our suppliers of cut basil, sage, rosemary, thyme and parsley during this time. On August 2, 2021, the plaintiff sent a notice to us terminating the Supply Agreement in accordance with its terms. Following the termination of the Supply Agreement, we do not have any written supply agreements with the plaintiff.

On September 16, 2022, Dennis Rodrigues, a former officer and director, filed a breach of contract claim against us, our Chief Executive Officer, and our Chief Financial Officer in the Superior Court of New Jersey in Warren County (the “New Jersey Matter”). The plaintiff seeks damages relating to an alleged breach of contract for services rendered and related claims. We have entered into a settlement agreement with the plaintiff and will pay an aggregate of $235,000 to settle the New Jersey Matter.

If we settle these claims or the actions are not resolved in our favor, we may suffer reputational damage and incur legal costs, settlements or judgments that exceed the amounts covered by our existing insurance policies. We can provide no assurances that our insurer will insure the legal costs, settlements or judgments we incur in excess of our deductible. If we are unsuccessful in defending ourselves from these claims or if our insurer does not insure us against legal costs we incur in excess of our deductible, the result may materially adversely affect our business, results of operations and financial condition.

58

Corporate History and Structure

Our business is a successor business of a subsidiary of Terra Tech Corp. (now known as Unrivaled Brands, Inc.)(“Terra Tech”). Unrivaled Brands (OTCQX:UNRV) is a cannabis multi-state operator and the parent company of multiple cannabis brands spanning consumer products, cultivation, distribution, and retail. We purchased substantially all of the assets of Edible Garden Corp., a subsidiary of Terra Tech, from Terra Tech as of March 30, 2020 for approximately $3.0 million, which did not include the purchase of any cannabis assets. To finance the asset purchase, we issued a secured promissory note of $3.0 million to Sament, an affiliate of Terra Tech, which accrues interest at a rate of 3.5% per annum until March 30, 2025. In addition, we granted a second secured promissory note to Sament as of June 3, 2020 for $653,870, which accrues interest at a rate of 3.5% until June 3, 2023. These Sament Notes are secured by the tangible greenhouse assets at our corporate headquarters and any proceeds thereof.

Our company was incorporated on March 28, 2020 in the State of Wyoming as Edible Garden Inc. We subsequently changed our name to Edible Garden AG Incorporated on July 20, 2020, and we effected a stock split of 20 for 1 as of October 14, 2020. Effective July 7, 2021, our parent company, Edible Garden Holdings Inc., merged with and into us with us as the surviving entity. We converted into a Delaware corporation effective July 12, 2021. On September 8, 2021, we effected an additional forward stock split of 20 for 1. On January 26, 2023, we effected a  reverse stock split of 1 for 30. As of September 30, 2022, we had 65 full-time employees.

Our principal address is 283 County Road 519, Belvidere, NJ 07823. Our telephone number is (908) 750-3953. We maintain a website at www.ediblegarden.com. The information contained on our website is not, and should not be interpreted to be, incorporated into this prospectus. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT

The following table sets forth certain information about our executive officers, key employees, directors, and director nominees as of the date of this prospectus.

Name	Age	Position
James E. Kras	54	Chief Executive Officer, President and Director
Michael James	64	Chief Financial Officer, Treasurer, Secretary and Director
Mathew McConnell	63	Director
Deborah Pawlowski	62	Director
Ryan Rogers	41	Director

Executive Officers and Directors

James E. Kras. Mr. Kras is one of our founders, and has served as Chief Executive Officer and a director since our inception in March 2020. Mr. Kras served as President and Chief Marketing Officer of Edible Garden Corp., a wholly-owned subsidiary of Unrivaled Brands (formerly Terra Tech), from March 2016 to March 2020. Prior to that service, Mr. Kras held senior leadership positions in marketing at global leaders Ajinomoto and The Bountiful Company (formerly The Nature’s Bounty Company). Mr. Kras started his career on Madison Avenue in advertising with companies including Grey Advertising and Dentsu/Carat. As our Chief Executive Officer and one of our founders, Mr. Kras brings to the Board of Directors extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

Michael James. Mr. James is one of our founders, and has served as Chief Financial Officer and a director since our inception in March 2020. Mr. James also currently serves on the board of directors of Guided Therapeutics, Inc. as chairman, audit committee chair and as a member of the compensation committee. Mr. James previously served as Chief Financial Officer of Unrivaled Brands, Inc. (formerly Terra Tech) from February 2012 to March 2020. In addition to this role, Mr. James served as the Chief Executive Officer and Chief Financial Officer of Inergetics, Inc. from June 2012 until January 2016. Previously, Mr. James served as Chief Executive Officer of Nestor, Inc. (“Nestor”), where he successfully completed a financial restructuring of Nestor prior to its sale in September 2009 from the Receiver’s Estate in Superior Court of the State of Rhode Island. He also served on Nestor’s Board of Directors from 2006 to 2009. Mr. James was the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, from 1999 to 2015. During his career, Mr. James has served as a Partner at Moore Capital Management, Inc., a premiere private investment management company; Chief Financial and Administrative Officer at Buffalo Partners, L.P., a private investment management company; and Treasurer and Chief Financial Officer of National Discount Brokers. Mr. James began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James is a retired CPA. As our Chief Financial Officer and one of our founders, Mr. James brings to the Board of Directors extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

59

Mathew McConnell. Mr. McConnell has served as one of our directors since May 2022 and as Chief Executive Officer of Marco Polo Securities, Inc.’s MPS Chaperone and Distribution business since March 2020. In this position, he oversees international equities, trading, and capital markets processes for this U.S. broker-dealer offering cross-border regulatory and distribution solutions to a robust network of local securities firms across the world. From 2018 to 2020, Mr. McConnell served as Managing Director, Head of Equity Capital Markets of Tellimer (Exotix Capital), including as a member of its U.S. executive committee. Prior to Tellimer, Mr. McConnell was Head of Capital Markets at Auerbach Grayson from 2014 to 2018. Mr. McConnell was chosen to serve as a director because of his extensive international financial and capital markets experience, which we believe will continue to be important as we implement our growth strategy.

Deborah Pawlowski. Ms. Pawlowski has served as one of our directors since October 2022 and has more than thirty years of experience in investor relations, capital markets, marketing, strategic planning, leadership coaching and management. For over 20 years, she has served as the founder, chairman and chief executive officer of KEI Advisors, LLC, an investor relations and business advisory firm. She has also held senior executive positions, leading the investor relations programs at National Fuel Gas Company, a diversified energy company, and American Precision Industries Inc., a former NYSE-listed, diversified manufacturing company. She is currently a director for the Allegany Insurance Group and member of the Board and Secretary of the Combat Wounded Veterans Challenge. She is a former member of the Board of Directors of the National Investor Relations Institute (NIRI), past President of the NIRI Virtual Chapter, and currently serves as Advocacy Ambassador for the NIRI Virtual Chapter Board. Ms. Pawlowski is an inaugural NIRI Investor Relations Charter recipient, earning the right to use the Investor Relations Charter (IRC™) credential. Ms. Pawlowski was chosen to serve as a director because of her extensive experience with investor relations and in the capital markets, which we believe will be essential for our growth strategy.

 Ryan Rogers. Mr. Rogers has served as one of our directors since May 2022 and has spent nearly two decades working in the food retail industry in various merchandising, sales and sourcing positions. Since June 2021, he has served as a brand manager for FDM Sales, a brand development organization helping accelerate growth for food and beverage brands. Prior to joining FDM Sales, Mr. Roger spent 18 years at Target Corp, where he held merchandising and sourcing roles of increasing responsibility within its food division, including produce buyer, where he led the growth strategy for packaged salads, vegetarian, and healthy snacking. Mr. Rogers was chosen to serve as a director because of his extensive experience in our industry and his ability to help organizations like ours accelerate growth.

Key Employees

Scott Prendergast. Mr. Prendergast has served as our Chief Data Officer since June 2020. Prior to joining Edible Garden, Mr. Prendergast served as VP of Technology for Springbok Energy Partners and Director of Digital Strategy & Analytics for Moroch Partners. Some of Mr. Prendergast’s accomplishments include designing and developing real time well tracking and management portal utilized by Springbok Energy Partners to track well data and optimize mineral right valuations in real time, as well as developing the GreenThumb system that manages real time greenhouse inventory and activities for us and many of our partner farms. Mr. Prendergast started his career after graduating Worcester Polytechnic Institute with a B.S. Aerospace Engineering with a position with Bechtel Corp in the Nuclear Piping Analysis department, working on refueling and NRC compliance at Comanche Peak Nuclear Power Plant and Browns Ferry Nuclear Power Plant.

Stacey Eng. Ms. Eng has served as the Vice President of Logistics for us since inception and our predecessor company since March 2016. Ms. Eng previously worked as the Director of Operations for Inergetics, where she was responsible for developing the company’s supply chain and vendor relationships. Ms. Eng’s accomplishments include building an integrated supply chain to service a complex network of greenhouses throughout the United States while constantly streamlining our business. She has continually ensured that all deliverables were met on time for any size project, reduced lead-time for delivery in conjunction with implementing cost-cutting measures that drove gross margin improvements. Ms. Eng holds B.S. in Supply Chain Management & MIS from Rutgers University where she graduated Magna Cum Laude.

60

CORPORATE GOVERNANCE

Director Independence

Our current Board of Directors consists of James Kras, Michael James, Mathew McConnell, Deborah Pawlowski, and Ryan Rogers. Ms. Pawlowski and Messrs. McConnell and Rogers are considered independent based on the listing standards of Nasdaq. In order to promote open discussion among independent directors, our Board has a policy of regularly conducting executive sessions of independent directors at scheduled meetings led by the lead independent director and at such other times requested by other independent directors. Executive sessions do not include Messrs. Kras or James.

Committees

Our Board has established three standing committees: audit committee; compensation committee; and nominating and governance committee. Each of these committees consist solely of independent directors. We have adopted written charters for each of these committees that are available on our website. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee is responsible for, among other matters:
•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm the independence of its members from its management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	coordinating the oversight by our board of directors of our code of ethics and our disclosure controls and procedures;
•	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
•	reviewing and approving related-person transactions.

Mathew McConnell, Deborah Pawlowski and Ryan Rogers serve on the audit committee and meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and Nasdaq rules. Mr. McConnell serves as the Chair of the audit committee. Mr. McConnell qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	appointing and overseeing any compensation consultants or advisors.

Mathew McConnell, Deborah Pawlowski, and Ryan Rogers serve on the compensation committee and meet the definition of “independent director” for purposes of serving on a compensation committee under Nasdaq rules. Ms. Pawlowski serves as the Chair of the compensation committee.

61

Nominating and Governance Committee

The nominating and governance committee is responsible for assisting the Board in identifying qualified individuals to become directors, in determining the composition of the Board and in monitoring the process to assess Board effectiveness. Mathew McConnell, Deborah Pawlowski, and Ryan Rogers serve on the nominating and governance committee and Mr. Rogers is the Chair of the committee.

Board Leadership Structure

Our Board of Directors and management believe that the choice of whether the Chair of our Board of Directors should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Mr. Kras serves as the Board Chair. Mr. Kras’s operating and leadership experience as an officer and director of our company since its inception and combined six years of experience with us and our predecessor company made him a compelling choice for Board Chair. Mr. McConnell serves as lead independent director of our Board of Directors. As lead independent director, Mr. McConnell presides over executive sessions of the independent directors and serves as a liaison between the independent directors and our management team.

Risk Oversight

Our Board oversees a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interest. Our Board is responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Ethics and any waivers of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Director and Officer Indemnification Agreements

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

62

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid for the years ended December 31, 2022 and 2021 to each of the executive officers named below, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
James E. Kras,	2022	261,538	500,000(1)	761,538
Chief Executive Officer	2021	200,000	—	200,000

Michael James,	2022	261,538	500,000(1)	761,538
Chief Financial Officer	2021	200,000	—	200,000

____________

(1)	Represents a cash bonus paid to the officer after the closing of our IPO pursuant to his employment agreement.

Employment Agreements

On August 18, 2021, we entered into employment agreements with Messrs. Kras and James, which were later amended on January 18, 2022. Pursuant to the employment agreements, Messrs. Kras and James will serve as Chief Executive Officer and Chief Financial Officer, respectively, for a term of two years. These agreements will automatically renew for one additional one-year period unless we or the executive provides written notice prior to the end of the term. Pursuant to these employment agreements, Messrs. Kras and James are entitled to an annual base salary of $300,000, which amount may be increased by the compensation committee or the Board in their discretion. Each executive is eligible to receive an annual cash performance bonus with a target award amount equal to 100% of his base salary in the year of performance (“Performance Bonus”). This Performance Bonus will be based on performance and achievement of Company goals and objectives as defined by the Board or compensation committee. For the years ended December 31, 2021 and 2022, no performance goals were set in advance and no Performance Bonus was awarded to Messrs. Kras or James. In addition, each executive is entitled to four weeks’ paid time off pursuant to our practices for senior executives, and is entitled to the health, welfare and retirement benefits provided generally to our other employees.

63

Potential Payments Upon Termination or Change in Control

Under the employment agreements for Messrs. Kras and James, if the executive is terminated for cause, resigns without good reason, or his employment ends due to his death or permanent disability, he will be entitled to any earned but unpaid base salary plus accrued benefits earned through the date of termination.

Under the employment agreements for Messrs. Kras and James, in the event of an executive’s termination for a reason other than for cause or if an executive terminates voluntarily under one or more of the specified circumstances that constitute a good reason, the executive will receive an amount equal to two times his then-current base salary payable monthly, less any required tax withholdings, plus the pro-rata portion of the Performance Bonus earned during the calendar year of termination, and an aggregate amount equal to 12 times the applicable monthly premium for his group medical, dental and vision coverage. In addition, any stock options held by the executive will accelerate and become fully vested, and any restrictions relating to restricted stock or restricted stock units will lapse and become fully vested.

The executives are subject to non-competition and non-solicitation provisions under their employment agreements effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from us; or (ii) a period of one year following the executive’s termination of employment. In all cases, the executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits to the executive will not be subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code and the payments will be deductible by us.

Outstanding Equity Incentive Awards At Fiscal Year-End

There were no stock awards held by our named executive officers as of December 31, 2022 or 2021.

Equity Incentive Plan

On January 18, 2022, the Board adopted, and our stockholders approved, a comprehensive equity incentive plan (the “2022 Plan”) pursuant to which we may issue up to 50,000 shares of common stock to employees, non-employee directors, and any other individuals who perform services for us until January 18, 2032. Under the 2022 Plan, we may issue awards including options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards as the Board or compensation committee may determine.

Director Compensation

In the year ended December 31, 2022, compensation for our non-employee directors included an annual cash retainer of $75,000 (prorated for the time period served as directors) and a $75,000 equity grant of restricted stock granted under the 2022 Plan. We intend for the compensation committee of the Board of Directors to determine the future compensation of our independent directors.

The following table sets forth information concerning non-employee director compensation during the year ended December 31, 2022. Refer to the “Summary Compensation Table” above for compensation earned by Messrs. Kras and James in 2022.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Mathew McConnell	43,750	75,000	118,750
Tracy Nazzaro(2)	17,944	—	17,944
Deborah Pawlowski(3)	9,879	—	9,879
Ryan Rogers	43,750	75,000	118,750

(1)

Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. The amounts reported in this column have been computed in accordance with FASB ASC Topic 718.

(2)	Ms. Nazzaro resigned from the board of directors on July 27, 2022.
(3)	Ms. Pawlowski was appointed to the board of directors on October 14, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following sets forth a summary of transactions since January 1, 2020, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

64

Working Capital Funding from Executive Officers

We historically relied on debt financing from our officers for some of our working capital. On the following dates, we entered into promissory notes with our officers that were repaid upon the closing of the IPO:

Date	Payee	Annual Interest Rate	Original Principal Amount		Stated Maturity Date
4/28/2020	Michael James	0%	$25,000		Upon Demand
11/17/2020	James E. Kras	0%	$5,000	(1)	Upon Demand
11/18/2020	James E. Kras	0%	$2,000	(1)	Upon Demand
12/11/2020	James E. Kras	0%	$25,000	(1)	Upon Demand
9/1/2021	Michael James	12%	$25,000		8/31/2022	(2)
9/3/2021	Michael James	12%	$75,000		9/2/2022	(2)
9/10/2021	Michael James	12%	$100,000		9/9/2022	(2)
9/15/2021	Michael James	12%	$60,000		9/14/2022	(2)
9/17/2021	Michael James	12%	$100,000		9/16/2022	(2)
9/22/2021	Michael James	12%	$90,000		9/21/2022	(2)
9/29/2021	Michael James	12%	$50,000		9/28/2022	(2)
10/1/2021	Michael James	12%	$60,000		9/30/2022	(2)
10/4/2021	Michael James	12%	$50,000		10/3/2022	(2)
11/19/2021	Michael James	12%	$10,000		11/18/2022	(2)
12/9/2021	Michael James	12%	$40,000		12/8/2022	(2)
1/7/2022	Michael James	12%	$70,000		1/6/2023	(2)

(1)

$25,200 of the aggregate amount of the promissory notes that were issued to Mr. Kras on November 18 and December 11, 2020 were replaced with a convertible note as of July 1, 2021, as shown in the table of convertible notes below.

(2)	This note matured upon the IPO because it occurred prior to the stated maturity date.

We entered into the following convertible notes with our officers, which accrued interest at 12% per annum and converted into shares of our common stock at the time of the IPO by dividing the total principal and interest due under the note by $138.75:

Date	Holder	Amount	Maturity Date
6/22/2021	Michael James	$175,000	6/21/2022
6/23/2021	Michael James	$125,000	6/22/2022
6/29/2021	Michael James	$100,000	6/28/2022
7/1/2021	James E. Kras	$25,200	6/30/2022
7/2/2021	Michael James	$100,000	7/1/2022
7/12/2021	Michael James	$75,000	7/11/2022
7/19/2021	Michael James	$75,000	7/18/2022
7/23/2021	Michael James	$75,000	7/22/2022
7/29/2021	Michael James	$100,000	7/28/2022
8/4/2021	Michael James	$100,000	8/3/2022
8/13/2021	Michael James	$100,000	8/12/2022
8/20/2021	Michael James	$75,000	8/19/2022
8/26/2021	Michael James	$100,000	8/25/2022

On January 6 and January 18, 2023, the Company issued promissory notes with principal amounts of $50,000 and $125,000, respectively, to Mr. James. The notes mature on the earlier of (1) April 1, 2023, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The promissory notes bear interest at a rate of 6.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the notes at any time and without penalty, upon providing ten days written notice to the holder.

Sament Notes

On March 30, 2020, the Company entered into a promissory note (the “First Sament Note”) for $3,000,000 with Sament, a wholly owned subsidiary of the Predecessor, in connection with the acquisition of the Predecessor’s assets. The First Sament Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. The First Sament Note is secured by the Company’s operating assets purchased from the Predecessor. During the year ended December 31, 2021, accrued interest of $106,458 was added to the principal of the First Sament Note.

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament (together with the First Sament Note, the “Sament Notes”), which accrues interest at a rate of 3.50% per annum and matures on June 3, 2023. The promissory note is secured by the Company’s operating assets purchased from the Predecessor. During the year ended December 31, 2021, accrued interest of $23,203 was added to the principal of the promissory note.

65

Other Arrangements

Each of Messrs. Kras and James also received a cash bonus of $500,000 upon the closing of our IPO.

Policies and Procedures for Transactions with Related Persons

We have adopted a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons (a “related party”) are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with a related party in which the related party would have a direct or indirect interest must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The written policy requires that, in determining whether to approve or reject a related person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in or is not inconsistent with, our best interests and those of our stockholders, as our audit committee determines in good faith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 26, 2023, and as adjusted to reflect the sale of common stock being offered in this offering by:

•	each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under such rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, each stockholder named in the table is assumed to have sole voting and investment power with respect to the number of shares listed opposite the stockholder’s name.

The calculations of beneficial ownership in this table are based on (i) 370,413 shares of common stock outstanding prior to the offering and (ii) 904,255 shares of common stock as part of the Units to be issued in this offering.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage Prior to Offering	Percentage After This Offering
Executive Officers and Directors:
James E. Kras	59,598	16.1%	4.7%
Michael James	69,067	18.7	5.4
Mathew McConnell	2,793	*	*
Deborah Pawlowski	—	*	*
Ryan Rogers	2,793	*	*
All directors and executive officers as a group (5 persons)	134,251	36.2%	10.5%

5% stockholders:
Sament Capital Investments, Inc.(2)	33,334	9.0%	2.6%

 ____________

*	Indicates less than 1%.
(1)	Unless otherwise indicated, the address of each individual is c/o Edible Garden AG Incorporated, 283 County Road 519, Belvidere, NJ 07823.
(2)	The business address for Sament Capital Investments, Inc. is 3242 S. Halliday St., Suite 202, Santa Ana, CA 92705.

66

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation, as amended, authorizes the issuance of up to 6,666,667 shares of common stock, par value $0.0001 per share, and up to 10,000,000 shares of preferred stock, par value $0.0001 per share. As of January 26, 2023, there were 370,413 shares of common stock outstanding, which were held by approximately 1,581 stockholders of record, and no shares of Series A Preferred Stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.

Reverse Stock Split

                On January 26, 2023, we effected a reverse stock split on our common stock at a ratio of 1-for-30. Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the reverse stock split.

Warrants

Overview. The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us the warrant agent, and the form of warrant, both of which will be filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of warrant. Each warrant issued in this offering entitles the registered holder to purchase one share of our common stock at an assumed price equal to $9.40 per share (based on the assumed public offering price of the Units), subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices of the warrant agent, with the exercise form included with the warrant completed and executed as indicated. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants, the holders of the warrants shall have the right to exercise the warrants via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus. See “— Cashless Exercise” below.

67

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The assumed exercise price per whole share of our common stock purchasable upon the exercise of the warrants is $9.40 (or 100% of the public offering price per Unit) per share of common stock. The warrants will be immediately exercisable and may be exercised at any time up to the date that is five years after their original issuance. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Cashless Exercise. If, at any time after the issuance of the warrants, a holder of the warrants exercises the warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the warrants. In addition, a holder may also effect an “alternative cashless exercise” on or after the 60-day anniversary of the initial exercise date. In an “alternative cashless exercise,” the aggregate number of shares of common stock issuable is equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon exercise of the Warrant if it was exercised for cash and (ii) 0.5. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share. If multiple warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Warrant Agent; Global Certificate. The warrants will be issued in registered form under a warrant agent agreement between the Warrant Agent and us. The warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a “fundamental transaction,” as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

68

Pre-Funded Warrants

The terms of the Pre-Funded Warrants, if any, are identical to the terms of the warrants, except that:

•	the exercise price of the Pre-Funded Warrants is $0.01;
•	the Pre-Funded Warrants may be exercised on a cashless basis at any time; and
•	the Pre-Funded Warrants do not include the alternative cashless exercise provision.

Representative’s Warrants

The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrants, as a portion of the underwriting compensation in connection with this offering. The Representative’s Warrants will be exercisable commencing six months after the closing of this offering at an assumed exercise price of $10.34 per share (110% of the assumed public offering price per Unit) and will expire five years after the effective date of the registration statement of which this prospectus forms a part. Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the Representative in this offering, subject to the completion of the offering.

Preferred Stock

General

Our board of directors is authorized, without vote or action by our stockholders, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including, if applicable, the dividend rights and preferences, conversion rights, voting rights, terms and rights of redemption, including without limitation sinking fund provisions, redemption price or prices, liquidation rights and preferences, and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any additional shares of preferred stock.

We believe that the ability to issue preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Series A Convertible Preferred Stock

As of October 26, 2022, 1,526,183 shares of our preferred stock, par value $0.0001 per share, was designated as Series A Convertible Preferred Stock. The voting powers, designations, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock is set forth in a certificate of designation (the “Certificate of Designation”) filed as an exhibit to the registration statement of which this prospectus forms a part.

The Preferred Stock ranked senior to the common stock with respect to dividend rights. The Preferred Stock was entitled to a cumulative dividend at a rate of 7.0% per annum, paid in cash on a quarterly basis on the stated value of the Preferred Stock. Under the Certificate of Designation, upon certain specified events such as the failure to perform our obligations under the Certificate of Designation or the Exchange Agreement, filing a petition for bankruptcy or reorganization, or the common stock no longer being listed or traded on Nasdaq, (“triggering event”), (i) the dividend rate would increase from 7.0% to 24.0% per annum and (ii) the stated value of the Preferred Stock would increase from $0.63 per share to $0.819 per share. In addition to the Preferred Stock dividends, the Preferred Stock was entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends were paid on shares of common stock.

The Preferred Stock was convertible into shares of common stock at a conversion price of $0.63 per share. Evergreen had the right to convert shares of Preferred Stock into common stock at any time, as long as the conversion did not cause its beneficial ownership of common stock to exceed 4.99%. Under the Certificate of Designation, the conversion price was subject to adjustment for (i) subsequent sales of equity securities convertible into or exercisable for common stock, provided that the conversion price may not be reduced below $0.5936 per share; (ii) subsequent rights offerings; and (iii) stock dividends and stock splits. In addition, upon a triggering event, the conversion rate of the Preferred Stock would have reduced to 75% of the average of the two lowest volume weighted average prices of the common stock for the 20 days prior to the date of conversion, if that price was lower than $0.63. Under the Certificate of Designation, Evergreen had the right to convert the then-outstanding Preferred Stock and any accrued but unpaid dividends thereon for the securities sold in a future offering of equity or debt securities at a price per share equal to 70% of the offering price.

69

Beginning on November 15, 2022, on the 15th and the last day of each month, we were required to either convert or redeem 198,413 shares of Preferred Stock at the conversion price or stated value of the Preferred Stock, respectively.  In addition, we were required to redeem any then-outstanding shares of Preferred Stock if we completed an offering of equity or debt securities with gross proceeds of at least $4.0 million. Because no shares of Preferred Stock remain outstanding, the proceeds of this offering will not be used to redeem shares of Preferred Stock.

The Preferred Stock ranked senior to the common stock with respect to rights upon the distribution of assets in any liquidation, dissolution or winding up of our affairs (“liquidation event”). Upon a liquidation event, the Preferred Stock was entitled to payment, before any amount was paid to holders of common stock, equal to the greater of the conversion price of each share or the amount per share the holder of Preferred Stock would be entitled if it converted its Preferred Stock into common stock immediately prior to the liquidation event. The Preferred Stock had no voting rights except as provided by law and in the Certificate of Designation with respect to changes to our certificate of incorporation that would adversely impact the rights of the Preferred Stock.

As of December 1, 2022, all of the shares of Preferred Stock had been converted into shares of common stock, and no Preferred Stock remains outstanding.

A&R Note and Warrants Held by Evergreen

From October 7, 2021 through March 30, 2022, we conducted a private placement with Evergreen to support our working capital requirements. In the private placement, in addition to secured promissory notes, we also issued the Evergreen Warrants, which represent Evergreen’s right to purchase an aggregate of 9,079 shares of common stock at an exercise price of $150.00 until the expiration date of the applicable warrant. The Evergreen Warrants expire five years after issuance. The Evergreen Warrants may be exercised via cashless exercise after six months after the original issuance date if there is no effective registration statement registering the resale of the shares underlying the applicable Evergreen Warrant.

On June 30, 2022, we issued the A&R Note to Evergreen to consolidate secured promissory notes that had been issued in the private placement. The A&R Note consolidated $1,753,750 in principal amount under convertible notes that were due to mature on July 7, August 8, and August 22, 2022 (the “Prior Notes”). The new principal amount of the A&R Note is $1,841,592, which includes accrued interest and prepayment penalties on the Prior Notes and takes into account a payment of $500,000 on the Prior Notes. The A&R Note bears interest at 7.0% per annum and will mature on March 31, 2023. Evergreen may elect to convert, subject to our approval, the outstanding principal and interest under the A&R Note into shares of common stock at any time prior to the maturity date at a conversion price of $150.00 per share. If we sell common stock or securities convertible into common stock at a per share price lower than the conversion price of the A&R Note (the “Reset Price”), the conversion price of the A&R Note will be reduced to the lower of (i) the Reset Price or (ii) $38.10 per share. Under the A&R Note, Evergreen has the right to apply the amount due under the A&R Note to a future offering of equity or debt securities and use the amount to purchase the securities sold in that future offering. We must repay the A&R Note if we complete an offering of equity or debt securities with gross proceeds of at least $4.0 million. Accordingly, we expect to repay any amount owed under the A&R Note with a portion of the proceeds of this offering.

Anti-Takeover Effects of Certain Provisions in our Certificate and Bylaws

Exclusive Forum

The certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employee to us or to our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. However, this provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. In addition, the Court of Chancery of the State of Delaware and the federal district courts will have concurrent jurisdiction for the resolution of any suit brought to enforce any duty or liability created by the Securities Act. Notwithstanding the foregoing, the inclusion of such provisions in the certificate of incorporation will not be deemed to be a waiver by us or our stockholders of the obligation to comply with federal securities laws, rules and regulations.

70

Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against the Company’s directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Advance Notice of Stockholder Proposals and Nominations

Our bylaws include an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before any meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a stockholders’ meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice of such stockholder’s intention to bring such business before such meeting.

Under the stockholder notice procedure, for notice of stockholder nominations or other business to be made at a stockholders’ meeting to be timely, such notice must be received by us not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in the bylaws.

A stockholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the bylaws, including the identity and address of the nominating stockholder, a representation that the stockholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

The stockholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholder.

Restrictions on Call of Special Meetings

Our bylaws provide that special meetings of stockholders can only be called by the Board, the Board Chair or by the Secretary of the Company upon the written request of the holders of at least 50% of the voting power of the outstanding shares entitled to vote at the meeting.

No Cumulative Voting

The certificate of incorporation does not authorize cumulative voting for the election of directors.

Preferred Stock Authorization

Our Board, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

71

Transfer and Warrant Agent

The transfer agent and registrar for our common stock and the Warrant Agent for the warrants and Pre-Funded Warrants is American Stock Transfer & Trust Company, LLC.

Nasdaq Listing

Our common stock is currently listed on Nasdaq under the symbol “EDBL.”

UNDERWRITING

We are offering our Units described in this prospectus through the underwriters named below. Maxim Group LLC, or Maxim, is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriter, the number of Units listed next to its name in the following table.

Underwriter	Number of Units
Maxim Group LLC
Joseph Gunner & Co. LLC
Total

The underwriting agreement provides that the underwriter must buy all of the Units being sold in this offering if they buy any of them. However, the underwriter is not required to take or pay for the shares and/or warrants covered by the underwriter’s option to purchase additional shares and/or warrants as described below.

Our Units are offered subject to a number of conditions, including:

•	receipt and acceptance of our shares of common stock (or Pre-Funded Warrants) and warrants issued as part of the Units by the underwriters; and
•	the underwriters’ right to reject orders in whole or in part.

We have been advised by Maxim that the underwriters intend to make a market in our shares of common stock and warrants but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with this offering, the underwriters may distribute prospectuses electronically.

Option to Purchase Additional Common Stock and/or Warrants

We have granted the underwriters an option to buy up to an aggregate of 135,638 additional shares of common stock and/or warrants to purchase up to an additional 135,638 shares of common stock. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will purchase additional shares of common stock and/or warrants approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any Units sold by the underwriters to securities dealers may be sold at a discount of up to $                       per Unit from the public offering price. The underwriters may offer the Units through one or more of their affiliates or selling agents. If all the Units are not sold at the public offering price, Maxim may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Units at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 135,638 additional shares of common stock and/or warrants to purchase up to an additional 135,638 shares of common stock.

	Per Unit including common stock		Per Unit including Pre-Funded Warrants	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$	$		$	$
Underwriting discounts and commissions (7.0%)	$	$		$	$
Proceeds, before expenses, to us	$	$		$	$

The underwriting discount will be reduced to 3.5% of the public offering price of the Units sold in this offering for any investors we introduce to the underwriters. We have agreed to pay Maxim’s out-of-pocket accountable expenses, including Maxim’s legal fees, up to a maximum amount of $90,000 if this offering is completed.

We estimate that the total expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately $250,000. This amount includes the underwriters’ expenses described above.

72

Representative’s Warrants

We have also agreed to issue to Maxim (or its permitted assignees) warrants to purchase a number of our shares of common stock equal to an aggregate of 5.0% of the total number of shares of common stock sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will have an exercise price equal to 110% of the offering price of per Unit sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six months after the closing of this offering, and will expire five years after the effective date of the registration statement of which this prospectus forms a part. The Representative’s Warrants are not redeemable by us. We have agreed to a one-time demand registration of our shares of common stock underlying the Representative’s Warrants at our expense for a period of five years from the effective date of the registration statement related to this offering and an additional demand registration at the holders’ expense for a period of five years from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing from the effective date of the registration statement related to this offering. The Representative’s Warrants and our shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and our shares of common stock underlying such Representative’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Right of First Refusal

We have agreed to grant Maxim, for the 12-month period following the effective date of the registration statement related to this offering, a right of first refusal to act as sole manager and book runner and/or sole placement agent, for any and all future public and private equity, convertible or debt offerings of the Company’s securities, or as exclusive financial advisor for any strategic transaction, including a merger, acquisition, joint venture, minority investment or asset sale.

Lock-Up Agreements

We and each of our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for six months after this offering is completed without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Stock Exchange

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “EDBL.”  The warrants issued in our IPO are currently listed on the Nasdaq Capital Market under the symbol “EDBLW.”

73

Determination of Offering Price and Exercise Price

The actual public offering price of the securities we are offering, and the exercise price of the warrants and pre-funded warrants included in the Units that we are offering, were negotiated between us and the underwrites based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the warrants included in the Units and pre-funded warrants that we are offering, include our history and prospects, the market price of our common stock on Nasdaq, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the underwriters. In connection with the offering, the underwriters or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock and warrants during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our securities while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of common stock and warrants or preventing or retarding a decline in the market price of our shares of common stock and warrants. As a result of these activities, the price of our shares of common stock and warrants may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares and warrants. Neither we, nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Relationships and Affiliations

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

74

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

75

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Harter Secrest & Emery LLP, Rochester, New York, NY. Loeb & Loeb LLP, New York, NY, is acting as counsel to the underwriters.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2021 and 2020 as set forth in its report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

76

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

We are currently subject to the information requirements of the Exchange Act and as such must file annual, quarterly and current event reports, proxy statements and other information with the SEC. Such filings, including the registration statement, can be viewed free of charge on the SEC’s website at www.sec.gov.

We also maintain a website at www.ediblegarden.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website in this prospectus solely as an inactive textual reference, and you should not consider the contents of our website in making an investment decision with respect to our securities.

77

EDIBLE GARDEN AG INCORPORATED

78

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Edible Garden AG, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Edible Garden AG, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2021, the period from January 1, 2020 to March 31, 2020 (Predecessor operations), and the period from March 28, 2020 to December 31, 2020 (Successor operations), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from March 28, 2020 to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2020 to March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 14, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021

Costa Mesa, California

March 24, 2022 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2023)

F-1

EDIBLE GARDEN AG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	December 31,	December 31,
	2020	2021

ASSETS

Current assets:
Cash	$5	$31
Accounts receivable, net	629	767
Inventory, net	314	360
Prepaid expenses and other current assets	122	33

Total current assets	1,070	1,191

Property, equipment and leasehold improvements, net	3,053	2,573
Intangible assets, net	25	-
Other assets	331	226

TOTAL ASSETS	$4,479	$3,990

LIABILITIES AND STOCKHOLDERS DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,466	$2,880
Short-term debt	-	4,209

Total current liabilities	2,466	7,089

Long-term liabilities:
Long-term debt, net of discounts	3,884	3,882
Long-term lease liabilities	204	126

Total long-term liabilities	4,088	4,008

Total liabilities	6,554	11,097

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS DEFICIT:
Common stock ($0.0001 par value, 6,666,667 shares authorized; 133,333 and 166,667 shares outstanding as of December 31, 2020 and December 31, 2021, respectively (1)	-	1
Additional paid-in capital	6	511
Accumulated deficit	(2,081)	(7,619)

Total stockholders deficit	(2,075)	(7,107)

TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT	$4,479	$3,990

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-2

EDIBLE GARDEN AG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020	Year Ended December 31, 2021

Revenue	$1,750	$7,691	$10,507
Cost of goods sold	1,599	6,488	9,859

Gross profit	151	1,203	648

Selling, general and administrative expenses	1,480	3,675	5,611
(Gain) / Loss on sale of assets	303	-	-

Loss from operations	(1,632)	(2,472)	(4,963)

Other income / (expense)
Interest expense	-	(112)	(617)
Gain from debt forgiveness	-	503	42

Total other income / (expense)	-	391	(575)

NET LOSS	$(1,632)	$(2,081)	$(5,538)

Net Income / (Loss) per common share - basic and diluted (1)	$(544,000)	$(15.61)	$(39.28)

Weighted-Average Number of Common Shares Outstanding Basic and Diluted (1)	3	133,333	141,005

(1) Successor periods are adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-3

EDIBLE GARDEN AG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020	Year Ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(1,632)	$(2,081)	$(5,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	172	3	134
Depreciation and amortization	147	567	759
Amortization of operating lease right of use asset	16	42	65
Amortization of debt discount	-	-	227
Loss from sale of assets	303	-	-
Gain from forgiveness of debt	-	(504)	-
Gain from extinguishment of debt	-	-	(42)
Change in operating assets and liabilities:
Accounts receivable	73	(196)	(272)
Inventory	1	208	(46)
Prepaid expenses and other current assets	29	(48)	89
Other assets	(110)	-	40
Accounts payable and accrued expenses	353	700	571
Operating lease liabilities	(28)	(42)	(65)
NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	(676)	(1,351)	(4,078)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(45)	(82)	(151)
Cash transferred in sale/purchase of assets	(34)	34	-
NET CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES	(79)	(48)	(151)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from parent company	750	-	-
Proceeds from debt	-	1,484	4,379
Payments of debt principal	-	(80)	(124)
NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	750	1,404	4,255

NET CHANGE IN CASH	(5)	5	26
Cash at beginning of period	5	-	5

CASH AT END OF PERIOD	$-	$5	$31

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$-	$3	$7

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt and equity issued to acquire Predecessor's assets	$-	$2,966	$-
Warrants issued with debt	$-	$-	$506
Debt issued to purchase vehicles	$-	$24	$103

The accompanying notes are an integral part of the consolidated financial statements.

F-4

EDIBLE GARDEN AG INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT
(in thousands, except for shares) (1)

	Common Stock		Additional
			Paid-In	Accumulated
Predecessor:	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2020	3	$-	$20,118	$(15,907)	$4,211

Contributions from parent company	-	-	750	-	750
Net Income (Loss)	-	-	-	(1,632)	(1,632)
Balance at March 31, 2020	3	-	$20,868	$(17,539)	$3,329

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
(in thousands, except for shares) (1)

			Additional
	Common Stock		Paid-In	Accumulated
Successor:	Shares	Amount	Capital	Deficit	Total

Balance at March 28, 2020 (inception)	133,333	$-	$-	$-	$-

Options issued for acquisition of assets	-	-	6	-	6
Net income (loss)	-	-	-	(2,081)	(2,081)
Balance at December 31, 2020	133,333	$-	$6	$(2,081)	$(2,075)

			Additional
	Common Stock		Paid-In	Accumulated
Successor:	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	133,333	$-	$6	$(2,081)	$(2,075)

Stock option exercises	33,334	1	(1)	-	-
Warrants issued with debt	-	-	506	-	506
Net income (loss)	-	-	-	(5,538)	(5,538)
Balance at December 31, 2021	166,667	$1	$511	$(7,619)	$(7,107)

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-5

EDIBLE GARDEN AG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

Organization and Recent Developments

Edible Garden Corp., a Nevada corporation, was incorporated on April 9, 2013. On March 28, 2020, Edible Garden AG Inc., a Wyoming corporation, was incorporated for the purpose of acquiring substantially all of the operating assets of Edible Garden Corp., which was a separately identified reportable segment of its parent company Unrivaled Brands, Inc. (formerly known as Terra Tech Corporation). The acquisition was completed on March 30, 2020. Prior to March 30, 2020, Edible Garden AG, Inc. had no operations. Hereafter, Edible Garden AG, Inc. and its subsidiaries will collectively be referred to as “Edible Garden,” “we,” “us,” “our,” or the “Successor.” Edible Garden Corp., a wholly owned subsidiary of Unrivaled Brands, Inc. will be referred to as the “Predecessor.” Throughout these financial statements, the Successor and the Predecessor are also referred to as “the Company” and used interchangeably, unless otherwise noted.

We authorized 100,000 shares of common stock at formation. On October 14, 2020, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 20,000,000. On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. On January 18, 2022, the Company’s board of directors and stockholders approved a 1-for-5 reverse stock split of its common stock and authorized the Chief Executive Officer and Chief Financial Officer to effect the reverse stock split immediately prior to the effectiveness of the registration statement for the Company’s initial public offering. On January 26, 2023, the Company effectuated a 1-for-30 reverse stock split of its common stock. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Nature of Business

Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Currently, Edible Garden’s products are sold at approximately 4,500 supermarkets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the consolidated financial position of the Company as of December 31, 2020 and December 31, 2021, and the consolidated results of operations and cash flows for the twelve-month periods ended December 31, 2021 and 2020 have been included.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In an effort to achieve liquidity that would be sufficient to meet all of our commitments, we have undertaken a number of actions, including minimizing capital expenditures and reducing recurring expenses.

F-6

However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern. See Note 14, “Going Concern” of the Notes to Consolidated Financial Statements for additional information.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes.

Examples of significant estimates and assumptions include provisions for doubtful accounts and valuation of our common stock. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Trade and other Receivables

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business which is not collateralized. Accounts receivable are shown on the face of the consolidated balance sheets, net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends, in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. The reserve for doubtful accounts was $38,287 and $133,985 as of December 31, 2020 and December 31, 2021, respectively.

On March 30, 2021, we entered into an accounts receivable factoring program with Quasar Capital Partners, LLC (the “Purchaser”), pursuant to which the Company agreed to provide the Purchaser with the right, but not the obligation, to purchase the Company’s receivables at book value less a discount, with full recourse. The factoring program was terminated on October 7, 2021.

Concentration of Credit Risk

During the year ended December 31, 2021, three customers accounted for approximately 76% of our total revenue, and during the period from March 28, 2020 (inception) through December 31, 2020, one of our customers accounted for approximately 34% of our total revenue. This concentration of customers leaves us exposed to the risks associated with the loss of one or more of these significant customers, which would materially and adversely affect our revenue and results of operations. As of December 31, 2021 and 2020, approximately 79% and 78% of our gross outstanding trade receivables were attributed to three customers, respectively.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its net realizable value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete is based on expected future use. Our reserve estimates have historically been consistent with our actual experience as evidenced by actual sale or disposal of the goods. The reserve for excess and obsolete inventory was $9,871 as of December 31, 2021 and December 31, 2020.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.

F-7

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See Note 5, “Property, Equipment and Leasehold Improvements, Net” for further information.

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment,” intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. As of December 31, 2021, Edible Garden held one intangible asset related to a non-compete agreement, which is fully amortized and has a net book value of zero.

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

Revenue Recognition and Performance Obligations

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Disaggregation of Revenue

The following table includes revenue disaggregated by revenue stream for the three months ended March 31, 2020 (Predecessor), nine months ended December 31, 2020 (Successor) and the twelve months ended December 31, 2021 (Successor):

	(in thousands)
	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from April 1, 2020 through December 31, 2020	Twelve Months Ended December 31, 2021
Herbs & Produce	$1,685	$7,482	$9,693
Vitamins and Supplements	65	209	814
Total	$1,750	$7,691	$10,507

F-8

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Cost of Goods Sold

Cost of goods sold includes materials, labor and overhead costs incurred in cultivating, producing and shipping our products.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.” Advertising expenses totaled $22,025 in the three months ended March 31, 2020 (Predecessor) and totaled $92,681 in the nine months ended December 31, 2020 (Successor), respectively. For the twelve months ended December 31, 2021 (Successor), the advertising expense totaled $136,187.

Loss Per Common Share

In accordance with the provisions of ASC 260, “Earnings Per Share,” net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the years ended December 31, 2020 and 2021. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all years.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At December 31, 2020 and December 31, 2021, such net operating losses were offset entirely by a valuation allowance.

F-9

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Segment reporting

The Company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment. The Company’s principal decision makers are the Chief Executive Officer and its Chief Financial Officer. Management believes that its business operates as one reportable segment because: a) the Company measures profit and loss as a whole; b) the principal decision makers do not review information based on any operating segment; c) the Company does not maintain discrete financial information on any specific segment; d) the Company has not chosen to organize its business around different products and services, and e) the Company has not chosen to organize its business around geographic areas.

Recently Adopted Accounting Standards

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. As an emerging growth company we plan to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

FASB ASU No. 2020-06 “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” – Issued in August 2020, ASU 2020-06 simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and the interest rate on convertible debt instruments will typically be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those years. The Company adopted ASU 2020-06 as of January 1, 2021, utilizing the modified retrospective method of adoption. Adoption of the new standard did not have a material impact on the Company’s financial condition or results of operations.

NOTE 3 – ASSET ACQUISITION

On March 30, 2020, the Successor entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with the Predecessor’s parent company, pursuant to which Edible Garden Inc. purchased substantially all of the assets of the Predecessor. The transaction did not meet the definition of the purchase of a business as defined in ASC 805, “Business Combinations” because a substantive process was not acquired. Michael James, the former Chief Financial Officer of the Predecessor’s parent company, is the Chief Financial Officer of the Successor.

The consideration paid for the assets included (1) a five year $3.0 million secured promissory note bearing interest at 3.5% per annum, (2) options to purchase up to 33,334 shares of the Successor for a nominal amount and (3) $2,011,782 of liabilities assumed.

F-10

Stock Options

The first option gave Sament Capital Investments, Inc., an affiliate of the Predecessor (“Sament”), the right, but not the obligation, to acquire 14,834 common shares of the Successor at any time between the one- and five-year anniversary of the date of the agreement, or at any time in the event of a change in control or a public offering, for a strike price of $1.00. The second option gave Sament the right, but not the obligation, to purchase 18,500 common shares of the Successor at any time between the one- and five-year anniversary of the agreement. Both options were exercised during the fourth quarter of 2021.

Given the absence of an active market for the Successor’s common stock, the Company was required to estimate the enterprise value of the Successor company as of the date of the options. Management considered numerous objective and subjective factors in determining the value of the Company’s common stock, including the following: (1) valuations performed by an independent valuation specialist; (2) the Company’s stage of development and revenue growth, (3) the fact that the awards involved illiquid securities in a private company and (4) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments, and estimates. If different assumptions were made, the initial purchase price allocation could have been significantly different. The Company estimated the fair value of the stock options using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model, with the following weighted-average assumptions:

Expected term (years)	2.7
Volatility	22.0%
Risk-free interest rate	0.3%
Dividend yield	0.0%

The fair value of the consideration was allocated to the assets acquired based on their relative fair values, as follows:

(in thousands)
Consideration
Fair value of promissory note	$2,960
Fair value of options issued	6
Total fair value of consideration:	$2,966

Net book value of assets acquired
Cash	$34
Accounts receivable	437
Inventory	522
Prepaids and other assets	115
Property, plant and equipment	3,497
Intangible assets	62
Right-of-use asset	311
Liabilities assumed	(2,012)
Total Net Assets Acquired	$2,966

F-11

NOTE 4 – INVENTORY

Inventory as of December 31, 2020 and December 31, 2021 consisted of the following:

	(in thousands)
	December 31, 2020	December 31, 2021

Raw materials	$146	$68
Work-in-progress	168	292

Total inventory	$314	$360

NOTE 5 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment and leasehold improvements (net) as of December 31, 2020 and December 31, 2021 consisted of the following:

	(in thousands)
	December 31, 2020	December 31, 2021

Furniture and equipment	538	667
Computer hardware	4	4
Leasehold improvements	3,009	3,031
Vehicles	28	131
Construction in progress	4	4

Subtotal	3,583	3,837
Less accumulated depreciation	(530)	(1,264)
Property, equipment and leasehold improvements, net	$3,053	$2,573

Depreciation expense related to property, equipment and leasehold improvements for the three months ended March 31, 2020 (Predecessor) was $134,874. Depreciation expense for the nine months ended December 31, 2020 (Successor) was $529,732. Depreciation expense for the twelve months ended December 31, 2021 (Successor) was $734,358.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2020 and December 31, 2021:

				(in thousands)
		December 31, 2020			December 31, 2021
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value

Amortizing Intangible Assets:
Non Compete	2	62	(37)	25	62	$(62)	-

Total Intangible Assets, net		62	(37)	25	62	(62)	-

Amortization expense for the twelve months ended December 31, 2021 was $24,740.

F-12

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2020 and December 31, 2021:

	(in thousands)
	December 31, 2020	December 31, 2021

Accounts payable	$1,929	$2,270
Accrued expenses	173	164
Accrued interest payable	96	117
Accrued payroll	106	213
Accrued vacation	97	39
Current lease liability	65	77

Total Accounts Payable and Accrued Expenses	$2,466	$2,880

NOTE 8 – NOTES PAYABLE

Notes payable consisted of the following as of December 31, 2020 and December 31, 2021:

	(in thousands)
	December 31,	December 31,
	2020	2021
Secured promissory note	$3,653	$3,783
Evergreen Private Placement	-	2,301
SBA loan	150	150
SAFE agreements	40	538
Related party loans	60	1,888
Vehicle Loan	21	116
Total Gross Debt	$3,923	$8,776

Less: Short term debt	-	(4,209)
Less: Debt discount	(40)	(685)
Net Long Term Debt	$3,884	$3,882

There was no interest expense recognized in the three months ended March 31, 2020 (Predecessor). Total interest expense recorded during the nine months ended December 31, 2020 (Successor) was $112,403, all of which was attributed to interest incurred at the contractual rates further discussed below. Total interest expense recorded during the year ended December 31, 2021 was $616,893, of which $226,640 was attributed to amortization of debt discounts and the remainder was attributed to interest incurred at the contractual rates further discussed below. The contractual rates were equal to the effective interest rates for all periods presented.

Scheduled maturities of long-term debt as of December 31, 2021, are as follows (in thousands):

F-13

Years Ending December 31,
2022	4,209
2023	701
2024	29
2025	3,135
2026	14
Thereafter	688
$8,776

Secured Promissory Notes

On March 30, 2020, the Company entered into a promissory note (the “Note”) for $3,000,000 with Sament in connection with the acquisition of the Predecessor’s assets. The Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. During the twelve-month period ended December 31, 2021, accrued interest of $129,662 was added to the principal. The Note is secured by the assets purchased in connection with the asset acquisition. See Note 3, “Asset Acquisition” for additional details. As of December 31, 2021, the unamortized discount related to the Note was $37,375.

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament, which accrues interest at a rate of 3.50% per annum and matures on June 3, 2023. The promissory note is secured by the assets purchased in connection with the asset acquisition.

Evergreen Private Placement

On October 7, 2021, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Evergreen Capital Management LLC (the “Holder” or “Evergreen”), whereby Evergreen agreed to purchase up to $2,000,000 of secured convertible notes (the “Notes”) and warrants to purchase an aggregate of 6,859 shares of the Company’s common stock, in four tranches. The Notes, which mature nine months after issuance, are convertible, in whole or in part, into shares of the Company’s common stock, at the election of the Holder. The Notes have an original issue discount of 15.00% and incur interest at a rate of 5.00% per annum. The Notes may be prepaid in whole or in part at any time upon providing the Holder at least three business days prior written notice, upon which the Holder will have the option to convert the Notes to shares of the Company’s common stock. The Notes are secured by the Company’s operating and financial assets.

In connection with the Agreement, the Company entered into an Intercreditor Agreement and Amendment with Sament Capital Investments, Inc. (“Sament”), a wholly owned subsidiary of the Predecessor, whereby Sament agreed to subordinate its security interest in the assets of the Company in favor of the Holder.

On October 7, 2021, upon exercise of the first tranche of the agreement, the Company entered into a $1,150,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche One Note”), which resulted in total cash proceeds of $1,000,000 after consideration of the original issue discount of 15.00%. The Tranche One Note is convertible to shares of the Company’s common stock at a conversion price of $229.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 5,011 shares of the Company’s common stock at a price of $229.50 per share. The warrants, which had a fair value of $413,164, were recorded as a discount on debt. As of December 31, 2021, the unamortized discount related to the Tranche One Note was $387,957.

On November 8, 2021, upon exercise of the second tranche of the agreement, the Company entered into a $402,500 Senior Secured Convertible Promissory Note with the Holder (“Tranche Two Note”), which resulted in total cash proceeds of $350,000 after consideration of the original issue discount of 15.00%. The Tranche Two Note is convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 647 shares of the Company’s common stock at a price of $622.50 per share. The warrants will expire November 8, 2026. The warrants, which had a fair value of $32,748, were recorded as a discount on debt. As of December 31, 2021, the unamortized discount related to the Tranche Two Note was $68,514.

F-14

On November 22, 2021, upon exercise of the third tranche of the agreement, the Company entered into a $402,500 Senior Secured Convertible Promissory Note with the Holder (“Tranche Two Note”), which resulted in total cash proceeds of $350,000 after consideration of the original issue discount of 15.00%. The Tranche Three Note is convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 647 shares of the Company’s common stock at a price of $622.50 per share. The warrants will expire November 22, 2026. The warrants, which had a fair value of $32,660, were recorded as a discount on debt. As of December 31, 2021, the unamortized discount related to the Tranche Three Note was $72,859.

On December 20, 2021, upon exercise of the fourth tranche of the Agreement, the Company entered into a $345,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Four Note”), which resulted in total cash proceeds of $300,000 after consideration of the original issue discount of 15%.  The Tranche Four Note is convertible to shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 555 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire December 20, 2026. The warrants, which had a fair value of $27,901, were recorded as a discount on debt. As of December 31, 2021, the unamortized discount related to the Tranche Four Note was $69,931.

Small Business Administration (“SBA”) Loans

On April 30, 2020, the Company received approval from the U.S. Small Business Administration (“SBA”) to fund the Company’s request for a loan under the Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the SBA. In connection with the PPP Loan, the Company entered into a promissory note in the principal amount of $503,655. The Company used the entire loan amount for qualifying expenses and the loan was forgiven in its entirety on December 27, 2020.

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic.

SAFE Agreements

During the year ended December 31, 2020, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors through a Regulation Crowdfunding campaign in exchange for cash investments. Upon a future equity financing of greater than $1,000,000, the SAFE securities are convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elects to convert the securities upon the closing of a future equity financing, the investors will receive the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

(a)

the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(b)	the lowest price per share of the securities sold in such future equity financing.

F-15

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon an initial public offering of the Company’s common shares or a change of control (a “Liquidity Event”) prior to any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (di) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

In the case of a Liquidity Event following any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

During the year ended December 31, 2020, the Company raised a total of $39,618 in the Regulation Crowdfunding campaign, which was made through OpenDeal Portal LLC (the “Intermediary”). The Intermediary will be entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which was closed in 2021. The Company received an additional $498,304 from the SAFE Crowdfunding campaign prior to the close of the campaign in 2021. As of December 31, 2021, the unamortized discount related to the SAFE Agreements, which included financing fees, was $47,674.

Related Party Loans

During 2020, the Company borrowed $25,000 from Jeanne Ciccone, a close relative of James Kras.  The funds borrowed were utilized to fund ongoing operations and do not accrue interest. The debt was fully repaid in January 2021 and there is no outstanding amount as of December 31, 2021.

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and Director, of which $2,500 remained outstanding as of December 31, 2020. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2021, the Company issued Convertible Promissory Notes (the “Convertible Notes”) with principal amounts totaling $1,200,000 to Michael James, the Company’s Chief Financial Officer (the “Holder”). The Convertible Notes mature on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The principal and interest due and owed under the Notes, which bear interest at a rate of 12.00% per annum, are convertible into shares of Common Stock at any time at the election of the Holders at a conversion price equal to $138.75 (subject to adjustment for forward reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the Notes at any time and without penalty, upon providing ten days written notice to the Holders.

F-16

During 2021, the Company issued Promissory Notes (the “Promissory Notes”) totaling $660,000 to Mr. James, which mature on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The Promissory Notes bear interest at a rate of 12.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the Promissory Notes at any time and without penalty, upon providing ten days written notice to Mr. James.

During 2021, the Company issued Demand Notes totaling $35,200 to James Kras, the Company’s Chief Executive Officer and Director. The funds borrowed were utilized to fund ongoing operations and did not accrue interest. The remaining outstanding balance of $25,200 was exchanged for a Convertible Promissory Note (the “Convertible Note”), which matures on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The principal and interest due and owed under the Note, which bears interest at a rate of 12.00% per annum, is convertible into shares of Common Stock at any time at the election of the Mr. Kras at a conversion price equal to $138.75 (subject to adjustment for forward reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the Note at any time and without penalty, upon providing ten days written notice to Mr. Kras.

Other Loans

During 2021, the Company issued promissory notes with principal amounts totaling $140,000 to unaffiliated third parties, of which zero remained outstanding as of December 31, 2021.

Vehicle Loans

During 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

During 2021, the Company entered into three financing agreements totaling $102,681 for the purchase of vehicles. The loans, which accrue interest at rates of 16.84% - 18.66%, mature in 2026. The loans are secured by the vehicles purchased.

NOTE 9 – LEASES

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“Lease Assets”) are included within “Other assets” on the Company’s consolidated balance sheet.

Lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. Lease assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both lease assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

We are currently party to an ongoing arrangement with our predecessor company, Edible Garden Corp., whereby we made lease payments of approximately $15,300 per month during the year ended December 31, 2021 to the lessor of the land on which our flagship facility is built and for which our predecessor company is the lessee. Our month-to-month arrangement meets the definition of a short-term lease and is therefore excluded from the recognition requirements of ASC 842, “Leases”.

F-17

During the twelve-month period ended December 31, 2021, total operating lease cost was $461,804, of which $354,764 was associated with short-term leases. During the three months ended March 31, 2020 (Predecessor), total operating lease cost was $196,321, of which $116,813 was associated with short-term leases. During the nine months ended December 31, 2020 (Successor), total operating lease cost was $413,000 of which $332,720 was associated with short-term leases. As of December 31, 2020 and December 31, 2021, short term lease liabilities of $65,019 and $77,363 are included in “Accounts Payable and Accrued Expenses” on the consolidated balance sheets, respectively. The table below presents total operating lease assets and lease liabilities as of December 31, 2021 (Successor):

(in thousands)
December 31,
2021
Operating lease assets	$204
Operating lease liabilities	$204

The table below presents the maturities of operating lease liabilities as of December 31, 2021:

(in thousands)
Operating
Leases
2022	107
2023	107
2024	36
Total lease payments	250
Less: discount	(46)
Total operating lease liabilities	$204

The table below presents the weighted average remaining lease term for operating leases and weighted average discount rate used in calculating operating lease right-of-use assets:

December 31,
2021
Remaining lease term (years)	2.3
Discount rate	17.5%

F-18

NOTE 10 – WARRANTS

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the year ended December 31, 2021:

	Warrants (Underlying Shares)	Weighted-Average Exercise Price Per Share

Outstanding, January 1, 2021	-	$-
Warrants granted	6,859	$335.40
Outstanding, December 31, 2021	6,859	$335.40

During the year ended December 31, 2021, the Company issued warrants to purchase an aggregate of 6,859 shares of common stock to Evergreen in conjunction with the private placement described in Note 8, which were accounted for as a debt discount. Management estimated the fair value of the warrants issued utilizing the Black-Scholes Option Pricing model with the following weighted-average assumptions:

Expected term	2.5 Years
Volatility	60.8%
Risk-free interest rate	0.6%
Dividend yield	0.0%

NOTE 11 – TAX EXPENSE

The components of deferred income tax assets and (liabilities) are as follows:

	(in thousands)
	December 31,	December 31,
	2020	2021
Deferred tax assets:
Net Operating Losses	$1,350	$2,842
Inventory	20	-
Reserves & Allowances	41	57
Gross deferred tax assets	1,411	2,899

Valuation allowance	(762)	(2,329)

Total deferred tax assets	649	570

Deferred tax Liabilities:
Depreciable asset basis differences	(649)	(570)

Total deferred tax liabilities	(649)	(570)

Net deferred tax assets (liabilities)	$-	$-

The Company did not incur income tax expense or benefit for the years ended December 31, 2020 or December 31, 2021. The reconciliation between the Company’s effective tax rate and the statutory tax rate is as follows:

F-19

	(in thousands)
	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from April 1, 2020 through December 31, 2020	Year Ended December 31, 2021

Expected income tax benefit at statutory tax rate, net	$(343)	$(437)	$(1,160)

State taxes (net of federal tax benefits):	(132)	(228)	(489)
Increase in valuation allowance	537	762	1,567
Loss on disposal	(62)	-	-
Debt discount	-	-	47
Debt forgiveness	-	(97)	-
Other	-	-	35

Reported income tax expense (benefit)	$-	$-	$-

The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company's financial position, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves, or related accruals or uncertain income tax positions as of December 31, 2021.

Federal and New Jersey tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (Section 382).  The Company does not believe a change in ownership, as defined by Section 382, has occurred but a formal study has not been completed.

The Company has net operating loss carryforwards for federal and New Jersey income tax purposes of approximately $10,212,429 and $8,281,188, respectively, as of December 31, 2021. The federal net operating loss carryforwards, if not utilized, will carryover indefinitely. The state net operating loss carryforwards, if not utilized, will expire beginning in 2040.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, there are various threatened and pending legal proceedings against the Company. Management believes that the aggregate liability, if any, arising from such litigation, except for the matter described below, would not have a material adverse effect on the Company’s consolidated financial statements.

The Company is party to an action filed against us on November 29, 2021 by Green City Growers Cooperative in the Court of Common Pleas in Cuyahoga County, Ohio. The plaintiff seeks damages for an alleged breach of a supplier agreement. The Company denies the allegations and intends to file a counterclaim against the plaintiff. The Company plans to vigorously defend itself.

If the Company settles this claim or the action is not resolved in its favor, the Company may suffer reputational damage and incur legal costs, settlements or judgments that exceed the amounts covered by our existing insurance policies. The Company can provide no assurances that its insurer will insure the legal costs, settlements or judgments incurred in excess of its deductible. If the Company is unsuccessful in defending itself from this claim or if its insurer does not insure against legal costs incurred in excess of the Company’s deductible, the result may materially adversely affect the Company’s business, results of operations and financial condition.

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company has entered into loan agreements with certain Officers and close relatives of Officers of the Company, the terms of which are disclosed in Note 8, “Notes Payable.”

F-20

The Company is party to an ongoing arrangement with the Predecessor whereby, in 2021, the Company made lease payments of approximately $15,300 per month to the lessor of land for which the Predecessor is the lessee. The lease agreement is associated with land the Company utilizes for its ongoing operations.

During 2021, the Company purchased a total of $227,365 of goods from Arch City AG, LLC (“Arch City”), an entity partially owned by Mr. Kras, our Chief Executive Officer. In May 2021, the Company entered into an Assumption and Indemnification Agreement (the “Assumption Agreement”) with Arch City, which resulted in the Company assuming a liability of $78,976 that Arch City owed to a third-party supplier. In consideration for payment of the outstanding liability, Arch City forgave the Company’s outstanding balance of accounts payable, which totaled $121,470. The Company recognized a gain for forgiveness of debt of $42,494 in non-operating income during the third quarter of 2021. This liability extinguished met the criteria for troubled debt. The basic criteria are that the borrower is troubled, i.e., they are having financial difficulties, and a concession is granted by the creditor.

NOTE 14 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operations in 2020. For the years ended December 31, 2020, and 2021, we incurred net losses of $2.1 million and $5.3 million, respectively. We expect to experience further significant net losses in 2021 and the foreseeable future. At December 31, 2021, we had a cash balance of approximately $31,000. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through our issuance of debt securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenues to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling common stock. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations, or if we are able to raise capital, that it will be available to us on acceptable terms, on an acceptable schedule, or at all.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

The risks and uncertainties surrounding our ability to continue to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements.

NOTE 15 – SUBSEQUENT EVENTS

Evergreen Private Placement

On January 14, 2022, upon exercise of the fifth tranche of the Agreement, the Company entered into a $460,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Five Note”), which resulted in total cash proceeds of $400,000 after consideration of the original issue discount of 15%. The Tranche Five Note matures on October 14, 2022 and is convertible into shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 739 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on January 14, 2027.

F-21

On February 11, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $2,500,000 and the number of warrants to purchase common stock to 38,910. On February 11, 2022, upon exercise of the sixth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Six Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%.  The Tranche Six Note matures on November 11, 2022 and is convertible to shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on February 11, 2027.

On February 18, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $2,900,000 and the number of warrants to purchase common stock to 42,605. On February 18, 2022, upon exercise of the seventh tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Seven Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%.  The Tranche Seven Note matures on November 18, 2022 and is convertible to shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on February 18, 2027.

On March 2, 2022, upon exercise of the eighth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Eight Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Eight Note matures on December 2, 2022 and is convertible into shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on March 2, 2027.

On March 9, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $3,200,000 and the number of warrants to purchase common stock to 45,376. On March 9, 2022, upon exercise of the ninth tranche of the Agreement, the Company entered into a $345,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Nine Note”), which resulted in total cash proceeds of $300,000 after consideration of the original issue discount of 15%.  The Tranche Seven Note matures on December 9, 2022 and is convertible to shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 555 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on March 9, 2027.

On March 18, 2022, upon exercise of the tenth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Ten Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Ten Note matures on December 18, 2022 and is convertible into shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on March 18, 2027.

Related Party Loan

On January 7, 2022, the Company issued a Promissory Note totaling $70,000 to Mr. James, which matures on the earlier of (1) January 6, 2023, (2) the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The Promissory Note bears interest at a rate of 12.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the Promissory Note at any time and without penalty, upon providing ten days written notice to Mr. James.

Evergreen Private Placement (Unaudited)

On March 30, 2022, upon exercise of the 11th tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche 11 Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche 11 Note matures on December 30, 2022 and is convertible into shares of the Company’s common stock at a conversion price of $622.50.  Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at a price of $622.50 per share.  The warrants will expire on March 30, 2027.

F-22

EDIBLE GARDEN AG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS

Current assets:
Cash	$1,975	$31
Accounts receivable, net	818	767
Inventory	449	360
Prepaid expenses and other current assets	154	33

Total current assets	3,396	1,191

Property, equipment and leasehold improvements, net	5,083	2,573
Other assets	169	226

TOTAL ASSETS	$8,648	$3,990

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$1,830	$2,880
Short-term debt, net of discounts	2,808	4,209

Total current liabilities	4,638	7,089

Long-term liabilities:
Long-term debt, net of discounts	4,331	3,882
Long-term lease liabilities	59	126

Total long-term liabilities	4,390	4,008

Total liabilities	9,028	11,097

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 6,666,667 shares authorized, 294,085 and 166,667 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	16,689	511
Accumulated deficit	(17,070)	(7,619)

Total stockholders’ equity (deficit)	(380)	(7,107)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,648	$3,990

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-23

EDIBLE GARDEN AG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$2,754	$2,447	$8,476	$7,708
Cost of goods sold	2,572	2,277	8,183	7,100

Gross profit	182	170	293	608

Selling, general and administrative expenses	1,928	1,240	6,268	3,924

Loss from operations	(1,746)	(1,070)	(5,975)	(3,316)

Other income / (loss)
Interest expense, net	(88)	(75)	(1,825)	(175)
Gain (Loss) from extinguishment of debt	-	42	(826)	42
Other income / (loss)	(235)	-	(825)	-
Total other expenses	(323)	(33)	(3,476)	(133)

NET LOSS	$(2,069)	$(1,103)	$(9,451)	$(3,449)

Net Income / (Loss) per common share - basic and diluted (1)	$(7.13)	$(8.27)	$(40.84)	$(25.87)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	290,381	133,333	231,427	133,333

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-24

EDIBLE GARDEN AG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(9,451)	$(3,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	597	571
Amortization of operating lease right of use asset	57	48
Amortization of debt discount	890	-
Loss on extinguishment of debt	826	-
Stock issued as payment for services	400	-
Stock issued to Directors	141	-
Expense for modification of warrants	189	-
Accrual for loss contingency related to legal proceedings	235	-
Change in operating assets and liabilities:
Accounts receivable	(51)	(48)
Inventory	(90)	118
Prepaid expenses and other current assets	(122)	44
Other assets	-	-
Accounts payable and accrued expenses	(1,104)	749
Operating lease liabilities	(57)	(48)
NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	(7,540)	(2,015)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(1,813)	(73)
NET CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES	(1,813)	(73)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	1,565	2,277
Payments of debt principal	(3,299)	(179)
Payment of debt issuance costs	(180)	-
Proceeds from common stock issuance	14,650	-
Proceeds from issuance of warrants	4	-
Payment of costs related to initial public offering	(1,443)	-
NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	11,297	2,098

NET CHANGE IN CASH	1,944	10
Cash at beginning of period	31	5

CASH AT END OF PERIOD	$1,975	$15

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$97	$-

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt and interest converted into common stock	$1,878	$-
Stock issued for debt extinguishment	$258	$-
Fixed assets acquired with debt	$1,294	$103
Warrants issued with debt	$101	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-25

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(in thousands, except for shares) (1)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at June 30, 2022	288,499	$1	$16,548	$(15,001)	$1,548

Issuance of common stock	5,586	-	141	-	141
Net Income (Loss)	-	-	-	(2,069)	(2,069)
Balance at September 30, 2022	294,085	$1	$16,689	$(17,070)	$(380)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at June 30, 2021	133,333	$-	$6	$(4,427)	$(4,421)

Net Income (Loss)	-	-	-	(1,103)	(1,103)
Balance at September 30, 2021	133,333	$-	$6	$(5,530)	$(5,524)

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-26

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(in thousands, except for shares) (1)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2021	166,667	$1	$511	$(7,619)	$(7,107)

Issuance of warrants	-	-	101	-	101
Issuance of common stock	112,586	-	14,010	-	14,010
Conversion of debt to common stock	14,832	-	1,878	-	1,878
Modification of warrants	-	-	189	-	189
Net Income (Loss)	-	-	-	(9,451)	(9,451)
Balance at September 30, 2022	294,085	$1	$16,689	$(17,070)	$(380)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	133,333	$2	$4	$(2,081)	$(2,075)

Net Income (Loss)	-	-	-	(3,449)	(3,449)
Balance at September 30, 2021	133,333	$2	$4	$(5,530)	$(5,524)

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-27

EDIBLE GARDEN AG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

Organization and Recent Developments

Edible Garden Corp., a Nevada corporation, was incorporated on April 9, 2013. On March 28, 2020, Edible Garden AG Inc., a Wyoming corporation, was incorporated for the purpose of acquiring substantially all of the operating assets of Edible Garden Corp., which was a separately identified reportable segment of its parent company Unrivaled Brands, Inc. (formerly known as Terra Tech Corporation). The acquisition was completed on March 30, 2020. Prior to March 30, 2020 Edible Garden AG, Inc. had no operations. Hereafter, Edible Garden AG, Inc. and its subsidiaries will collectively be referred to as “Edible Garden,” “we,” “us,” “our,” or the “Successor.” Edible Garden Corp., a wholly owned subsidiary of Unrivaled Brands, Inc. will be referred to as the “Predecessor.” Throughout these financial statements, the Successor and the Predecessor are also referred to as “the Company” and used interchangeably, unless otherwise noted.

We authorized 100,000 shares of common stock, par value $0.0001 per share, at formation. On October 14, 2020, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 20,000,000. On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. On January 18, 2022, the Company’s board of directors and stockholders approved a 1-for-5 reverse stock split of its outstanding common stock, which became effective on May 3, 2022. This reverse stock split did not change the number of authorized common shares. On January 26, 2023, the Company effectuated a 1-for-30 reverse stock split of its common stock. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Initial Public Offering

On May 5, 2022, the Company’s stock began trading on Nasdaq under the symbol “EDBL”. On May 5, 2022, the Company entered into an underwriting agreement with Maxim Group LLC as representative of the underwriters in a firm commitment initial public offering of an aggregate of 97,667 units (“Units”), each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $150.00 per share. The total net proceeds to the Company were $13,624,500, after deducting underwriting discounts and commissions and expenses associated with the offering of $1,025,500.

From the net proceeds received from the offering, the Company paid Evergreen Capital Management LLC (the “Holder” or “Evergreen”) an aggregate of $2,531,006 in accordance with the terms of the convertible notes held by Evergreen. The Company converted Simple Agreements for Future Equity (“SAFEs”) into 5,134 shares of common stock and paid $5,790 to SAFE investors who elected to receive cash upon the close of the offering instead of converting the SAFE into common stock. The Company also paid the Chief Financial Officer $785,597 upon the maturity of promissory notes he held. Upon the closing of the offering, the Chief Financial Officer converted $1,317,800 of convertible notes into 9,498 shares of common stock, and the Chief Executive Officer converted $27,821 of a convertible note into 201 shares of common stock.

Nature of Business

Edible Garden is a controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely using the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. We are a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast and Midwest. Currently, Edible Garden’s products are sold at approximately 4,500 supermarkets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

F-28

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2021, included in the final prospectus dated May 5, 2022 and filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on May 6, 2022. The December 31, 2021 balances reported herein are derived from the audited consolidated financial statements for the year ended December 31, 2021. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

All intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, the accompanying condensed consolidated financial statements contain all normal and recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 2022 and the results of operations for the three and nine-month periods ended September 30, 2022 and 2021, cash flows for the nine-month periods ended September 30, 2022 and 2021 and changes in shareholders’ equity for the three and nine-month periods ended September 30, 2022 and 2021.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In an effort to achieve liquidity that would be sufficient to meet all of our commitments, we have undertaken a number of actions, including minimizing capital expenditures and reducing recurring expenses. However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern. See Note 12, “Going Concern” of the Notes to Consolidated Financial Statements for additional information.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes.

Examples of significant estimates and assumptions include provisions for doubtful accounts, accrued liabilities, and discount rates used in the measurement and recognition of lease liabilities. These estimates generally involve complex issues and require us to make judgments, involving an analysis of historical and future trends, that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Trade and other Receivables

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business which is not collateralized. Accounts receivable are shown on the face of the consolidated balance sheets net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. The reserve for doubtful accounts was $57,858 and $133,986 as of September 30, 2022 and December 31, 2021, respectively.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its net realizable value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete inventory is based on expected future use. Our reserve estimates have historically been consistent with our actual experience as evidenced by actual sale or disposal of the goods. The reserve for excess and obsolete inventory was nil and $9,871 as of September 30, 2022 and December 31, 2021, respectively.

F-29

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of three to five years.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See Note 5, “Property, Equipment and Leasehold Improvements, Net” for further information.

Revenue Recognition and Performance Obligations

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Disaggregation of Revenue

The following table includes revenue disaggregated by revenue stream for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended,
	September 30, 2022	September 30, 2021
Herbs & Produce	$7,361	$7,155
Vitamins and Supplements	1,115	553
Total	$8,476	$7,708

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

F-30

Contract Estimates and Judgments

The Company’s revenue accounted for under ASC Topic 606 generally do not require significant estimates or judgments, due to the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Cost of Goods Sold

Cost of goods sold includes materials, labor and overhead costs incurred in cultivating, producing, and shipping our products.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.” Advertising expenses totaled $35,783 and $99,303 during the nine months ended September 30, 2022 and 2021, respectively.

Loss Per Common Share

In accordance with the provisions of ASC 260, “Earnings Per Share,” net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the nine-month periods ended September 30, 2022 and 2021. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all periods.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred income taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At September 30, 2022 and December 31, 2021, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Segment reporting

The Company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment. The Company’s principal decision makers are the Chief Executive Officer and its Chief Financial Officer. Management believes that its business operates as one reportable segment because: a) the Company measures profit and loss as a whole; b) the principal decision makers do not review information based on any operating segment; c) the Company does not maintain discrete financial information on any specific segment; d) the Company has not chosen to organize its business around different products and services, and e) the Company has not chosen to organize its business around geographic areas.

F-31

NOTE 3 – ASSET ACQUISITION

On August 30, 2022, a wholly owned subsidiary, 2900 Madison Ave Holdings, LLC (the “Subsidiary”), of the Company entered into an asset purchase agreement (“Purchase Agreement”) with Greenleaf Growers, Inc. (“Greenleaf”), NJD Investments, LLC (“NJDI”), Soleri, LLC, and Nicholas DeHaan (collectively, the “Sellers”) and completed the purchase of the assets of Greenleaf used in its business (“Assets”) and the real property at 2900 Madison Ave. SE, Grand Rapids, Michigan (“Property”). The Assets include all vehicles, fixtures, fixed assets and equipment used in the operation of Greenleaf’s business; Greenleaf’s intellectual property; any inventory; and rights in and to certain outstanding contracts of Greenleaf pursuant to which the Company will sell Greenleaf’s existing inventory and work-in-process. The Property includes a 5-acre greenhouse facility that is currently used as a controlled indoor agriculture flower farm. The Sellers are not affiliated with the Company or any of the Company’s affiliates. The Purchase Agreement contains customary representations and warranties, covenants, agreements and indemnification obligations of the Subsidiary and the Seller. If the Subsidiary is entitled to indemnification by the Seller, the Subsidiary must offset amounts due under the Greenleaf Promissory Note, as described below, as its remedy for claims for indemnification under the Purchase Agreement.

The Subsidiary paid an aggregate purchase price of $2,886,000, consisting of (i) a cash payment of $1,750,000 to the Sellers and (ii) a promissory note from the Subsidiary to NJDI for $1,136,000 (the “Greenleaf Promissory Note”).

The fair value of the consideration was allocated to the assets acquired based on management’s preliminary estimate of their relative fair values, pending receipt of a final valuation report from experts engaged by the Company. The preliminary allocation of the consideration to the assets acquired was as follows:

(in thousands)
Consideration
Fair value of promissory note	$1,136
Cash consideration	1,750
Total fair value of consideration:	$2,886

Net book value of assets acquired
Inventory	$47
Equipment	196
Leasehold improvements	731
Land	1,953
Liabilities assumed	(41)
Total Net Assets Acquired	$2,886

NOTE 4 – INVENTORY

Inventory as of September 30, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	September 30,	December 31,
	2022	2021

Raw materials	$213	$68
Work-in-progress	236	292

Total inventory	$449	$360

F-32

NOTE 5 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment and leasehold improvements (net) as of September 30, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	September 30,	December 31,
	2022	2021
	$-	$-
Furniture and equipment	903	667
Computer hardware	4	4
Land	1,953	-
Leasehold improvements	3,776	3,031
Vehicles	304	131
Construction in progress	4	4

Subtotal	6,944	3,837
Less accumulated depreciation	(1,861)	(1,264)
Property, equipment and leasehold improvements, net	$5,083	$2,573

Depreciation expense related to property, equipment and leasehold improvements for the nine months ended September 30, 2022 and 2021 was $597,113 and $545,926, respectively.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of September 30, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	September 30, 2022	December 31, 2021

Accounts payable	$1,124	$2,270
Accrued expenses	278	164
Accrued interest payable	145	117
Accrued payroll	81	213
Accrued vacation	114	39
Current lease liability	88	77

Total Accounts Payable and Accrued Expenses	$1,830	$2,880

F-33

NOTE 7 – NOTES PAYABLE

Notes payable as of September 30, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	September 30,	December 31,
	2022	2021
Sament promissory note	$3,783	$3,783
Evergreen promissory note	1,842	2,301
SBA loan	150	150
Greenleaf promissory Note	1,141	-
SAFE agreements	-	538
Related party loans	-	1,888
Vehicle loans	256	116
Total Gross Debt	$7,172	$8,776

Less: Gross short term debt	(2,808)	(4,209)
Less: Debt discount	(33)	(685)
Net Long Term Debt	$4,331	$3,882

Scheduled maturities of long-term debt as of September 30, 2022, are as follows (in thousands):

Years Ending December 31,
2022 (remaining)	1,854
2023	986
2024	339
2025	3,462
2026	358
Thereafter	173
$7,172

Secured Promissory Notes

On March 30, 2020, the Company entered into a promissory note (the “First Sament Note”) for $3,000,000 with Sament Capital Investments, Inc., a wholly owned subsidiary of the Predecessor, (“Sament”) in connection with the acquisition of the Predecessor’s assets. The Sament Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. The Sament Note is secured by the Company’s operating assets purchased from the Predecessor. During the year ended December 31, 2021, accrued interest of $106,458 was added to the principal of the First Sament Note. As of September 30, 2022, the total outstanding balance of $3,106,458 is included in “Long-term debt, net of discounts” on the unaudited condensed consolidated balance sheet. As of September 30, 2022, the unamortized discount related to the promissory note was $32,559 and interest accrued was $82,451.

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament (together with the First Sament Note, the “Sament Notes”), which accrues interest at a rate of 3.50% per annum and matures on June 3, 2023. The promissory note is secured by the Company’s operating assets purchased from the Predecessor. During the year ended December 31, 2021, accrued interest of $23,203 was added to the principal of the promissory note. The total outstanding balance of $677,073 is included in “Short-term debt, net of discounts” on the unaudited condensed consolidated balance sheet as of September 30, 2022. As of September 30, 2022, interest accrued on the promissory note was $17,910.

F-34

Evergreen Private Placement

On October 7, 2021, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Evergreen, whereby Evergreen agreed to purchase up to $2,000,000 of secured convertible notes (the “Notes”) and warrants to purchase an aggregate of 6,859 shares of the Company’s common stock, in four tranches. The Notes, which mature nine months after issuance, are convertible, in whole or in part, into shares of the Company’s common stock, at the election of the Holder. The Notes have an original issue discount of 15.00% and incur interest at a rate of 5.00% per annum. The Notes may be prepaid in whole or in part at any time upon providing the Holder at least three business days prior written notice, upon which the Holder will have the option to convert the Notes to shares of the Company’s common stock. The Notes are secured by the Company’s operating and financial assets. Because the public offering price of the Company’s common stock in its initial public offering was lower than the conversion price under the Evergreen Notes and lower than the exercise price of the Evergreen Warrants, the conversion and exercise prices were reduced to the public offering price of $150.00 per share in May of 2022. The Evergreen Notes are secured and subordinated to the Sament Notes. In connection with the Agreement, the Company entered into an Intercreditor Agreement and Amendment with Sament, whereby Sament agreed to subordinate its security interest in the assets of the Company in favor of the Holder.

On October 7, 2021, upon exercise of the first tranche of the Agreement, the Company entered into a $1,150,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche One Note”), which resulted in total cash proceeds of $1,000,000 after consideration of the original issue discount of 15.00%. The Tranche One Note was initially convertible to shares of the Company’s common stock at a conversion price of $229.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provided the Holder with the right, but not the obligation, to acquire 5,011 shares of the Company’s common stock at an initial price of $229.50 per share. The warrants will expire October 7, 2026. The warrants, which had a fair value of $413,164, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche One Note was nil.

On November 8, 2021, upon exercise of the second tranche of the Agreement, the Company entered into a $402,500 Senior Secured Convertible Promissory Note with the Holder (“Tranche Two Note”), which resulted in total cash proceeds of $350,000 after consideration of the original issue discount of 15.00%. The Tranche Two Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provided the Holder with the right, but not the obligation, to acquire 647 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire November 8, 2026. The warrants, which had a fair value of $32,748, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Two Note was nil.

On November 22, 2021, upon exercise of the third tranche of the Agreement, the Company entered into a $402,500 Senior Secured Convertible Promissory Note with the Holder (“Tranche Two Note”), which resulted in total cash proceeds of $350,000 after consideration of the original issue discount of 15.00%. The Tranche Three Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 647 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire November 22, 2026. The warrants, which had a fair value of $32,660, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Three Note was nil.

On December 20, 2021, upon exercise of the fourth tranche of the Agreement, the Company entered into a $345,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Four Note”), which resulted in total cash proceeds of $300,000 after consideration of the original issue discount of 15%. The Tranche Four Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 555 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire December 20, 2026. The warrants, which had a fair value of $27,901, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Four Note was nil.

On January 14, 2022, upon exercise of the fifth tranche of the Agreement, the Company entered into a $460,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Five Note”), which resulted in total cash proceeds of $400,000 after consideration of the original issue discount of 15%. The Tranche Five Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 739 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire January 14, 2027. The warrants, which had a fair value of $33,375, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Five Note was nil.

F-35

On February 11, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $2,500,000 and the number of warrants to purchase common stock to 38,910. On February 11, 2022, upon exercise of the sixth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Six Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Six Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on February 11, 2027. The warrants, which had a fair value of $8,411, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Six Note was nil.

On February 18, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $2,900,000 and the number of warrants to purchase common stock to 42,605. On February 18, 2022, upon exercise of the seventh tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Seven Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Seven Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on February 18, 2027. The warrants, which had a fair value of $8,400, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Seven Note was nil.

On March 2, 2022, upon exercise of the eighth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Eight Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Eight Note was initially convertible into shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on March 2, 2027. The warrants, which had a fair value of $8,135, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Eight Note was nil.

On March 9, 2022, the Company executed an amendment to the Agreement with Evergreen, which increased the aggregate subscription amount of the Notes to $3,200,000 and the number of warrants to purchase common stock to 45,376. On March 9, 2022, upon exercise of the ninth tranche of the Agreement, the Company entered into a $345,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Nine Note”), which resulted in total cash proceeds of $300,000 after consideration of the original issue discount of 15%. The Tranche Seven Note was initially convertible to shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 555 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on March 9, 2027. The warrants, which had a fair value of $25,223, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Nine Note was nil.

On March 18, 2022, upon exercise of the tenth tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche Ten Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche Ten Note was initially convertible into shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on March 18, 2027. The warrants, which had a fair value of $8,481, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Ten Note was nil.

F-36

On March 30, 2022, upon exercise of the eleventh tranche of the Agreement, the Company entered into a $115,000 Senior Secured Convertible Promissory Note with the Holder (“Tranche 11 Note”), which resulted in total cash proceeds of $100,000 after consideration of the original issue discount of 15%. The Tranche 11 Note was initially convertible into shares of the Company’s common stock at a conversion price of $622.50. Simultaneously, the Company executed a Common Stock Purchase Warrant agreement with the Holder, which provides the Holder with the right, but not the obligation, to acquire 185 shares of the Company’s common stock at an initial price of $622.50 per share. The warrants will expire on March 30, 2027. The warrants, which had a fair value of $8,541, were recorded as a discount on debt. As of September 30, 2022, the unamortized discount related to the Tranche Ten Note was nil.

On May 9, 2022, upon completion of the Company’s initial public offering, the Company repaid Evergreen an aggregate of $1,926,250 of principal and $26,881 of accrued interest in accordance with the terms of the Notes. Additionally, the Company paid a prepayment penalty of $577,875, which was recognized as interest expense during the nine months ended September 30, 2022.

On June 30, 2022, the Company issued an amended and restated consolidated secured promissory note (the “A&R Note”) to Evergreen. The A&R Note consolidated $1,753,750 in principal amount under convertible notes that were due to mature on July 7, August 8, and August 22, 2022 (the “Prior Notes”). The new principal amount of the A&R Note is $1,841,592, which includes accrued interest and prepayment penalties on the Prior Notes and takes into account a payment of $500,000 on the Prior Notes. The A&R Note was issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Prior to its initial public offering (“IPO”), the Company had received $3.2 million from the issuance of convertible notes and warrants to Evergreen. Except for the Prior Notes, these convertible notes were repaid with a portion of the proceeds of the IPO. As consideration for accepting the A&R Note, the Company also issued 6,667 shares of common stock to Evergreen under a letter agreement between the Company and Evergreen and pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The A&R Note bears interest at 7.0% per annum and will mature on March 31, 2023. Evergreen may elect to convert, subject to approval of the Company, the outstanding principal and interest under the A&R Note into shares of Common Stock at any time prior to the maturity date at a conversion price of $150.00 per share. If the Company sells Common Stock or securities convertible into Common Stock at a per share price lower than the conversion price of the A&R Note (the “Reset Price”), the conversion price of the notes will be reduced to the lower of (i) the Reset Price or (ii) $38.10 per share. Evergreen waived the application of this provision in connection with the issuance of the preferred stock. Under the A&R Note, Evergreen has the right to apply the amount due under the A&R Note to a future offering of equity or debt securities and use the amount to purchase the securities sold in that future offering. The Company must repay the A&R Note if it completes an offering of equity or debt securities with gross proceeds of at least $4.0 million. The transaction resulted in a loss on extinguishment of debt charge of $826,203, which was recorded during the nine-month period ended September 30, 2022. The outstanding balance on the A&R Note of $1,841,592 is included in “Short-term debt, net of discounts” within the unaudited condensed consolidated balance sheet as of September 30, 2022. A portion of the A&R Note was exchanged for shares of preferred stock on October 26, 2022. See Note 13, “Subsequent Events.”

Small Business Administration (“SBA”) Loan

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic. The outstanding balance on the SBA Loan of $150,000 is included in “Long-term debt, net of discounts” within the unaudited condensed consolidated balance sheet as of September 30, 2022.

F-37

Greenleaf Promissory Note

On August 30, 2022, the Company issued the Greenleaf Promissory Note for $1,136,000. The Greenleaf Promissory Note accrues interest at a rate of 5% per annum and will mature on September 1, 2026. The Company may prepay the outstanding amount due under the Greenleaf Promissory Note at any time without penalty. The Company will make monthly payments of principal and interest of $28,089 beginning January 1, 2023 and until the maturity date. The Greenleaf Promissory Note is secured by a mortgage on the Property (the “Mortgage”) and a security interest in the assets owned by the Subsidiary in favor of NJDI (the “Security Agreement”).

In addition, the Company’s obligation to repay the amounts due under the Greenleaf Promissory Note, or up to $1,136,000 plus any accrued interest, is guaranteed by the Company under a guaranty in favor of NJDI (the “Guaranty”) entered into on August 30, 2022. Under the Guaranty, in the event that the Company defaulted on the Greenleaf Promissory Note, the Company would be responsible for any sum remaining due after NJDI foreclosed on the Mortgage and exercised its rights under the Security Agreement.

During the three months ended September 30, 2022, accrued interest of $4,733 was added to the principal of the Greenleaf Promissory Note. As of September 30, 2022, $238,407 of the outstanding balance is included in “Short-term debt, net of discounts” and $902,326 is included in “Long-term debt, net of discounts” within the unaudited condensed consolidated balance sheet.

SAFE Agreements

During the year ended December 31, 2020, the Company entered into SAFEs with investors through a Regulation Crowdfunding campaign in exchange for cash investments. Upon a future equity financing of greater than $1,000,000, the SAFE securities were convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elected to convert the securities upon the closing of a future equity financing, the investors would have received the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

(a)

the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(b)	the lowest price per share of the securities sold in such future equity financing.

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon the Company’s initial public offering of common shares or a change of control (a “Liquidity Event”) prior to any equity financing, the investors were entitled to receive, at the option of the investors, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (i) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

F-38

In the case of a Liquidity Event following any equity financing, the investors were entitled to receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

From October 2020 through April 2021, the Company raised a total of $537,923 in the Regulation Crowdfunding campaign, which was made through OpenDeal Portal LLC (the “Intermediary”). The Intermediary was entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which closed in April 2021.

On May 9, 2022, upon the closing of the IPO, the Company converted SAFEs into 5,134 shares of common stock and paid $5,790 to SAFE investors who elected to receive cash upon the close of the offering instead of converting the SAFE into common stock. As of September 30, 2022, there are no outstanding SAFEs.

Related Party Loans

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and Director, which was repaid during the nine months ended September 30, 2022. The funds borrowed were utilized to fund ongoing operations and did not accrue interest.

During 2021, the Company issued Convertible Promissory Notes (the “Convertible Notes”) with principal amounts totaling $1,200,000 to Michael James, the Company’s Chief Financial Officer. The Convertible Notes matured on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The principal and interest due and owed under the Notes, which bore interest at a rate of 12.00% per annum, were convertible into shares of Common Stock at any time at the election of Mr. James at a conversion price equal to $138.75 (subject to adjustment for forward reverse stock splits and the like after the issuance date). Upon the closing of the IPO on May 9, 2022, Mr. James converted $1,200,000 of convertible notes and $117,800 of accrued interest into 9,498 shares of common stock. As of September 30, 2022, the outstanding amount on the Convertible Notes was nil.

During 2021, the Company issued demand notes totaling $35,200 to James Kras, the Company’s Chief Executive Officer and Director. The funds borrowed were utilized to fund ongoing operations and did not accrue interest. During 2021, the remaining outstanding balance of $25,200 was exchanged for a Convertible Promissory Note on the same terms as issued to Mr. James. Upon the closing of the Company’s initial public offering on May 9, 2022, Mr. Kras converted $25,200 of outstanding principal and $2,621 of accrued interest into 201 shares of common stock. As of September 30, the outstanding amount of the Convertible Promissory Note was nil.

During 2021, the Company issued Promissory Notes (the “Promissory Notes”) totaling $660,000 to Mr. James, which matured on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The Promissory Notes bore interest at a rate of 12% per annum. At the closing of the IPO, the Company repaid the Promissory Notes. As of September 30, 2022, the outstanding amount of the Promissory Notes was nil.

F-39

On January 7, 2022, the Company issued a promissory note totaling $70,000 to Mr. James on the same terms as the Promissory Notes issued to Mr. James in 2021. At the closing of the IPO, the Company repaid the Promissory Note. As of September 30, 2022, the outstanding amount of the Promissory Note was nil.

On March 7, 2022, the Company issued a promissory note totaling $20,000 to Mr. James, which matured on June 30, 2022 and did not incur interest. At the closing of the IPO, the Company repaid the Promissory Note.

Other Loans

During the nine months ended September 30, 2022, the Company issued promissory notes with principal amounts totaling $95,000 to unaffiliated third parties, of which zero remained outstanding as of September 30, 2022.

Vehicle Loans

During 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

During 2021, the Company entered into three financing agreements totaling $102,681 for the purchase of vehicles. The loans, which accrue interest at rates of 16.84% - 18.66%, mature in 2026. The loans are secured by the vehicles purchased.

During the three-month period ended September 30, 2022, the Company entered into two financing agreements totaling $158,214 for the purchase of vehicles. The loans, which accrue interest at a rate of 7.64%, mature in 2027. The loans are secured by the vehicles purchased.

NOTE 8 – LEASES

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“Lease Assets”) are included within “Other assets” on the Company’s consolidated balance sheet.

Lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. Lease assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both lease assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

We are currently party to an ongoing arrangement with the Predecessor whereby we made lease payments of approximately $15,300 per month during 2021 and $15,550 per month during 2022 to the lessor of the land on which our flagship facility is built and for which our predecessor company is the lessee. Our month-to-month arrangement meets the definition of a short-term lease and is therefore excluded from the recognition requirements of ASC 842, “Leases”.

During the nine-month period ended September 30, 2022, total operating lease cost was $172,856, of which $92,576 was associated with short-term leases. During the nine months ended September 30, 2021, total operating lease cost was $334,041, of which $253,761 was associated with short-term leases. As of September 30, 2022 and December 31, 2021, short-term lease liabilities of $88,137 and $77,363 are included in “Accounts Payable and Accrued Expenses” on the consolidated balance sheets, respectively. The table below presents total operating lease assets and lease liabilities as of September 30, 2022:

(in thousands)
September 30,
2022
Operating lease assets	$147
Operating lease liabilities	$147

F-40

The table below presents the maturities of operating lease liabilities as of September 30, 2022:

(in thousands)
Operating Leases
2022 (Remaining)	$27
2023	107
2024	36
Total lease payments	170
Less: discount	(23)
Total operating lease liabilities	$147

The table below presents the weighted average remaining lease term for operating leases and weighted average discount rate used in calculating operating lease right-of-use assets:

September 30,
2022
Remaining lease term (years)	1.6
Discount rate	17.5%

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIT) AND STOCK-BASED COMPENSATION

Common Stock

The Company has authorized 6,666,667 shares of common stock with $0.0001 par value. As of September 30, 2022 and December 31, 2021, 294,085 and 166,667 shares were issued and outstanding, respectively.

F-41

During the nine months ended September 30, 2022, the Company issued 127,418 shares of common stock, as summarized below:

Number of Shares
Issuance of common stock in public offering	97,667
Issuance of common stock to Evergreen	9,333
Issuance of common stock for conversion of debt	14,832
Common stock issued for Director's fees	5,586
Common stock issued during the nine months ended September 30, 2022	127,418

On May 5, 2022, the Company’s stock began trading on Nasdaq under the symbol “EDBL”. On May 9, 2022, the Company completed its IPO. The Company sold a total of 97,667 shares of common stock.

On January 14, 2022, the Company issued 2,667 shares of common stock to Evergreen, pursuant to a Leak-Out provision as provided in the Securities Purchase Agreement dated as of October 7, 2021, as amended from time to time. During the six-month period following the IPO, Evergreen agreed that it will not offer or sell in a public broker transaction any shares of Common Stock on any trading day in an amount greater than 15% of the average daily trading volume over the five trading days preceding the date of any such sale. However, if Evergreen does not sell the full permitted amount on any trading day, it may carry forward any shortfall in its sales to increase the permitted amount for subsequent trading days, provided that the amount sold on any trading day shall not exceed 50% of the average daily trading volume over the five trading days preceding the date of any such sale.

On June 30, 2022, the Company issued the A&R Note to Evergreen. See Note 7, “Notes Payable,” for more information. As consideration for accepting the A&R Note, the Company issued 6,667 shares of common stock to Evergreen.

During the nine months ended September 30, 2022, the Company issued 14,832 common shares for the conversion of debt principal and accrued interest of $1,757,333 and $120,429, respectively.

Stock-Based Compensation

On January 18, 2022 in connection with the IPO, the board of directors (the “Board”) approved the Edible Garden AG Incorporated 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for equity incentive compensation for employees, non-employee directors, and any other individuals who perform services for the Company. The number of shares initially available for grant under the 2022 Plan was 50,000. A variety of discretionary awards are authorized under the 2022 Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The vesting of such awards may be conditioned upon either a specified period of time or the attainment of specific performance goals as determined by the administrator of the 2022 Plan. The option price and terms are also subject to determination by the administrator with respect to each grant. The 2022 Plan expires in 2032, except for awards then outstanding, and is administered by the Board.

During the nine months ended September 30, 2022, the Company issued time-vesting restricted stock awards to the Company’s non-employee directors as compensation for director fees, with 5,586 shares of common stock underlying the awards in the aggregate. 50% of the shares underlying the award vested immediately upon grant and the remaining shares will vest on the one-year anniversary of the date of grant.

We satisfy stock option exercises and vested stock awards with newly issued shares. Shares available for future stock compensation grants totaled 44,414 at September 30, 2022.

F-42

Warrants

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the nine months ended September 30, 2022:

	Warrants (Underlying Shares)	Weighted-Average Exercise Price Per Share
Outstanding December 31, 2021	6,859	$335.40
Issuance of Warrants	118,440	$151.20
Outstanding September 30, 2022	125,299	$151.20

On May 5, 2022, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the underwriters (the “Representative”), for an underwritten public offering (the “Offering”) of an aggregate of 97,667 units (the “Units”) consisting of one share of common stock and one warrant to purchase one share of common stock (each a “Warrant” and collectively, the “Warrants”) at an exercise price equal to $150.00 per share of common stock. The public offering price was $150.00 per Unit and the underwriters purchased 97,667 Units at a 7.0% discount to the public offering price. The Company granted the Representative a 45-day option to purchase up to an additional 14,650 shares and/or Warrants to purchase up to an additional 14,650 shares of common stock to cover over-allotments, if any. The Offering closed on May 9, 2022. On May 5, 2022, the Representative partially exercised its over-allotment option to purchase 14,650 Warrants for additional gross proceeds of approximately $4,390.

Pursuant to the Underwriting Agreement, the Company agreed to issue to the Representative, as a portion of the underwriting compensation payable to the Representative, warrants to purchase up to a total of 3,907 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at $187.50 per share, are initially exercisable 180 days after the effective date of the Offering and have a term of five years from their initial exercise date. Pursuant to the customary FINRA rules, the Representative’s Warrants are subject to a lock-up agreement pursuant to which the Representative will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement (May 4, 2022).

During the nine months ended September 30, 2022, the Company issued warrants to purchase an aggregate of 66,511 shares of common stock to Evergreen in conjunction with the private placement described in Note 7, “Notes Payable,” which were accounted for as a debt discount. Management estimated the fair value of the warrants issued utilizing the Black-Scholes Option Pricing model with the following weighted-average assumptions:

Expected term	2.5 Years
Volatility	60.4%
Risk-free interest rate	1.6%
Dividend yield	0.0%

NOTE 10 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, there are various threatened and pending legal proceedings against the Company. Management believes that the aggregate liability, if any, arising from such litigation, except for the matter described below, would not have a material adverse effect on the Company’s consolidated financial statements.

On September 16, 2022, Dennis Rodrigues, a former officer and director of the Company, filed a breach of contract claim against the Company, its Chief Executive Officer, and its Chief Financial Officer in the Superior Court of New Jersey in Warren County (the “New Jersey Matter”). The plaintiff seeks damages relating to an alleged breach of contract for services rendered and related claims. Accrual of a loss contingency is required when (1) it is probable that a loss has been incurred at the date of the financial statements and (2) the amount can be reasonably estimated. Accordingly, the Company has recorded an accrual of a loss contingency of $235,000 as of September 30, 2022, representing management’s best estimate of the potential loss in this matter at that time.

F-43

The Company is party to an action filed against us on November 29, 2021 by Green City Growers Cooperative in the Court of Common Pleas in Cuyahoga County, Ohio. The plaintiff seeks damages for an alleged breach of a supplier agreement. The Company denies the allegations and has filed a counterclaim against the plaintiff. The Company plans to vigorously defend itself.

If the Company settles this claim or the action is not resolved in its favor, the Company may suffer reputational damage and incur legal costs, settlements or judgments that exceed the amounts covered by our existing insurance policies. The Company can provide no assurances that its insurer will insure the legal costs, settlements or judgments incurred in excess of its deductible. If the Company is unsuccessful in defending itself from this claim or if its insurer does not insure against legal costs incurred in excess of the Company’s deductible, the result may materially adversely affect the Company’s business, results of operations and financial condition.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company has entered into loan agreements with certain officers, the terms of which are disclosed in Note 7, “Notes Payable.”

The Company is party to an ongoing arrangement with the Predecessor whereby the Company made lease payments of approximately $15,300 per month during 2021 and make lease payments of approximately $15,550 per month during 2022 to the lessor of land for which the Predecessor is the lessee. The lease agreement is associated with land the Company utilizes for its ongoing operations. See Note 7, “Leases” for more information.

NOTE 12 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operating in 2020. For the year ended December 31, 2021 and the nine-month period ended September 30, 2022, we incurred net losses of $5.5 million and $9.5 million, respectively. We expect to experience further significant net losses in the remainder of 2022 and the foreseeable future. At September 30, 2022, we had a cash balance of $2.0 million. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through our issuance of debt and equity securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenue and reduce costs to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling securities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations, or if we are able to raise capital, that it will be available to us on acceptable terms, on an acceptable schedule, or at all.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

The risks and uncertainties surrounding our ability to continue to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements.

F-44

NOTE 13 – SUBSEQUENT EVENTS

Stock-Based Compensation

On October 6, 2022, the compensation committee of the Board approved the award of an aggregate of 22,034 shares of common stock underlying restricted stock unit awards to employees and consultants of the Company.

Evergreen Exchange Agreement

On October 26, 2022, the Company entered into an exchange agreement (the “Exchange Agreement”) with Evergreen, pursuant to which a portion of the principal and accrued interest of the A&R Note was converted into shares of a newly created series of preferred stock of the Company, the Series A Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The Company and Evergreen exchanged approximately $962,000, consisting of $820,000 in principal and approximately $142,000 of accrued interest and prepayment premium thereon, of the amount payable under the A&R Note for 1,526,183 shares of Preferred Stock issued to Evergreen. The remaining principal balance of the A&R Note is approximately $1.02 million. Other than reducing the principal balance of the A&R Note, the terms of the A&R Note remain unchanged. Also on October 26, 2022, the Company’s Board of Directors approved a certificate of designation fixing the voting powers, designations, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, which was accepted for filing by the Secretary of State of the State of Delaware on October 26, 2022. Of the Company’s 10,000,000 previously undesignated shares of preferred stock, par value $0.0001 per share, 1,526,183 shares were designated as Series A Convertible Preferred Stock as of October 26, 2022. Subsequent to September 30, 2022, the Preferred Stock holder converted all shares of Preferred Stock into 50,873 shares of common stock.

Settlement Agreement

On December 20, 2022, the Company entered into a settlement agreement with the plaintiff in the New Jersey matter and will pay an aggregate of $235,000 to settle the matter.

Working Capital Funding from Executive Officer

On January 6 and January 18, 2023, the Company issued promissory notes with principal amounts of $50,000 and $125,000, respectively, to Mr. James. The notes mature on the earlier of (1) April 1, 2023, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The promissory notes bear interest at a rate of 6.00% per annum. The Company may prepay any portion of the principal and accrued interest due under the notes at any time and without penalty, upon providing ten days written notice to the holders.

F-45

904,255 Units

Each Unit Consisting of One Share of

Common Stock

and One Warrant to Purchase One Share of Common Stock

EDIBLE GARDEN AG INCORPORATED

_________________________

PROSPECTUS

_________________________

Lead Book-Running Manager	Joint Book-Running Manager
Maxim Group LLC	Joseph Gunnar & Co. LLC

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$2,214
FINRA fees	$3,513
Printing and engraving expenses	$1,500
Accounting fees and expenses	$50,000
Legal fees and expenses	$180,000
Miscellaneous	$12,773
Total	$250,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we must indemnify our directors and officers to the fullest extent permitted by law and requires us to pay expenses incurred in defending or other participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our certificate of incorporation further provides that rights conferred under such certificate of incorporation do not exclude any other right such persons may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The amended and restated certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We also intend to obtain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition, we intend to enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

II-1

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

•

On October 26, 2022, we issued 1,526,183 shares of Series A Convertible Preferred Stock to Evergreen Capital Management LLC, in exchange for approximately $962,000 in principal, interest, and prepayment premium under the Amended and Restated Consolidated Senior Secured Promissory Note, dated as of June 30, 2022, between the parties, pursuant to exemption from registration under Section 3(a)(9) of the Securities Act.

•

On August 30, 2022, we granted an aggregate of 5,586 shares of time-vested restricted common stock to Mathew McConnell and Ryan Rogers as compensation for their service as directors pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

•

On June 30, 2022, we issued an amended and restated consolidated secured promissory note to Evergreen Capital Management LLC, in exchange for the consolidation of convertible notes that were due to mature on July 7, August 8, and August 22, 2022, pursuant to exemption from registration under Section 3(a)(9) of the Securities Act.

•	On June 30, 2022, we issued 6,667 shares of common stock to Evergreen Capital Management LLC pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.
•

From October 7, 2021 through March 30, 2022, we issued 15% original issue discount secured promissory notes to Evergreen Capital Management LLC, warrants to purchase an aggregate of 9,079 shares of our common stock for an aggregate of $3.2 million, and 2,667 shares of our common stock. As part of the private placement, Maxim received a cash fee equal to 6% of the private placement proceeds. The offering was conducted pursuant to an exemption from registration under the Securities Act in reliance upon Rule 506(b) promulgated under the Securities Act.

•

From April 28, 2020 through January 18, 2023, we issued demand, convertible and promissory notes to certain of our officers pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act. See “Certain Relationships and Related Party Transactions” for more information.

•

From October 2020 through April 2021, we issued approximately $538 thousand in our Series 2020 Crowd SAFEs pursuant to an exemption from registration under the Securities Act available under Regulation Crowdfunding for cash.

•

In March 2020, we issued two options to Sament Capital Investments, Inc. to purchase an aggregate of 33,334 shares of our common stock pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act. The first option granted Sament the right to purchase 14,834 shares of our common stock at an exercise price of $1.00 for all of the underlying shares. The second option granted Sament the right to purchase 18,500 shares of our common stock at an exercise price of $1.00 for all of the shares underlying the option any time prior to March 30, 2025. Both options were exercised as of October 8, 2021 for the aggregate exercise price of $2.00 pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

•

Upon our inception in March 2020, we issued 60,000, 60,000, and 13,334 shares of common stock (after the effect of all stock splits to date) to Mr. Kras, Mr. James, and Mr. Rodrigues, respectively, pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits to this registration statement included in the Index to Exhibits are incorporated by reference.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
3.1	Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)
3.2	Certificate of Amendment to the Certificate of Incorporation filed September 8, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)
3.3	Certificate of Amendment to the Certificate of Incorporation, filed May 3, 2022 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022)
3.4	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 31, 2022)
3.5	Amended and Restated Bylaws of Edible Garden AG Incorporated (incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on December 21, 2021)
4.1	Form of IPO Warrant (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
4.2

Warrant Agency Agreement, dated as of May 9, 2022, between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 10, 2022)

4.3	Form of Representative’s Warrant from IPO (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 10, 2022)
4.4	Form of Warrant (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
4.5	Form of Pre-Funded Warrant (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
4.6	Form of Warrant Agency Agreement (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
4.7	Form of Representative’s Warrant (included in Exhibit 1.1) (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
5.1*	Opinion of Harter Secrest & Emery LLP
10.1+

Executive Employment Agreement, by and between the Company and James E. Kras, dated as of August 18, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.2+

First Amendment to Executive Employment Agreement, by and between the Company and James E. Kras, dated as of January 18, 2022 (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)

10.3+

Executive Employment Agreement, by and between the Company and Michael C. James, dated as of August 18, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.4+

First Amendment to Executive Employment Agreement, by and between the Company and Michael C. James, dated as of January 18, 2022 (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)

10.5+	Edible Garden AG Incorporated 2022 Equity Incentive Plan (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)
10.6+

Form of Director Restricted Stock Award Agreement under the Edible Garden AG Incorporated 2022 Equity Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022)

10.7

Secured Promissory Note by the Company in favor of Sament Capital Investments, Inc., dated March 30, 2020 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.8

Security Agreement, by and between Sament Capital Investments, Inc. and the Company, dated March 30, 2020 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.9

Secured Promissory Note by the Company in favor of Sament Capital Investments, Inc., dated June 3, 2020 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.10±

Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

II-3

10.11	Common Stock Purchase Warrant, dated October 7, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)
10.12	Form of Subsequent Evergreen Common Stock Purchase Warrant (incorporated by reference to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on March 24, 2022)
10.13

First Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 14, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.14

Second Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of January 14, 2022 (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)

10.15

Third Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of February 11, 2022 (incorporated by reference to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on March 24, 2022)

10.16

Fourth Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of February 18, 2022 (incorporated by reference to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on March 24, 2022)

10.17

Fifth Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of March 9, 2022 (incorporated by reference to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on March 24, 2022)

10.18

Security Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.19

Guaranty and Security Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.20

Intercreditor Agreement, by and between the Company, Sament Capital Investments, Inc. and Evergreen Capital Management LLC, dated as of October 7, 2021 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 1, 2021)

10.21

Amended and Restated Consolidated Secured Promissory Note, by and between the Company and Evergreen Capital Management LLC, dated as of June 30, 2022 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022)

10.22

Letter Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of June 30, 2022 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022)

10.23

Exchange Agreement, by and between Edible Garden AG Incorporated and Evergreen Capital Management LLC, dated October 26, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 31, 2022)

10.24

Assumption and Indemnification Agreement, by and between the Company and Green City Growers Cooperative, dated as of May 21, 2021 (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)

10.25

Supplier Agreement, by and between the Company and Green City Growers Cooperative, dated as of May 21, 2021 (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on January 19, 2022)

10.26±

Asset Purchase Agreement with Real Estate, by and between Greenleaf Growers, Inc., NJD Investments, LLC, Soleri, LLC, Nicholas DeHaan, and 2900 Madison Ave Holdings, LLC, dated as of August 30, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 6, 2022)

10.27

Promissory Note, by and between 2900 Madison Ave Holdings, LLC and NJD Investments, LLC, dated as of August 31, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 6, 2022)

10.28

Mortgage, by and between 2900 Madison Ave Holdings, LLC and NJD Investments, LLC, dated as of August 30, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 6, 2022)

10.29

Security Agreement, by and between 2900 Madison Ave Holdings, LLC and NJD Investments, LLC, dated as of August 30, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 6, 2022)

10.30	Guaranty, by Edible Garden AG Incorporated, dated as of August 30, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 6, 2022)
10.31*	Form of 2023 Promissory Note to Michael James

II-4

21.1	List of Subsidiaries (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)
23.1*	Consent of Marcum LLP
23.3*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1

Power of Attorney (included in the signature page of the Company’s Registration Statement on this Form S-1) (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
107	Filing Fee Table (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on December 15, 2022)

____________

*   Filed herewith.

+   Management contract or compensatory arrangement.

±   Certain information has been omitted from this exhibit in reliance upon Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

II-5

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That,

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Belvidere, State of New Jersey, on January 27, 2023.

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer and President
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Kras	Chief Executive Officer, President and Director	January 27, 2023
James E. Kras	(principal executive officer)

*	Chief Financial Officer, Treasurer, Secretary and Director	January 27, 2023
Michael James	(principal financial and accounting officer)

*	Director	January 27, 2023
Mathew McConnell

*	Director	January 27, 2023
Deborah Pawlowski

*	Director	January 27, 2023
Ryan Rogers

* By:	/s/ James E. Kras
James E. Kras, as attorney-in-fact

II-7